As filed with the Securities and Exchange Commission on June 27, 2016.

Registration No. 333-210669

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LONG ISLAND ICED TEA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2080	47-2624098
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

116 Charlotte Avenue
Hicksville, NY 11801
(855) 542-2832

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Philip Thomas
Chief Executive Officer
Long Island Iced Tea Corp.
116 Charlotte Avenue
Hicksville, NY 11801
(855) 542-2832

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications, including communications sent to agent for service, should be sent to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Ross Carmel, Esq. Peter DiChiara, Esq. Carmel, Milazzo & DiChiara LLP 261 Madison Avenue, 9th Floor New York, New York 10016 Telephone: (212) 658-0458 Fax: (646) 838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 27, 2016

Up to 1,538,462 Shares

Common Stock

Long Island Iced Tea Corp.

This is a public offering of up to 1,538,462 shares of common stock of Long Island Iced Tea Corp. There is no minimum number of shares we must sell and we may close on the sale of any or all of the shares offered hereby. Currently, our common stock is quoted on the OTCQB Marketplace, or the “OTCQB,” under the symbol “LTEA.” The last reported sale price of our common stock on June 20, 2016 was $7.80 per share.

We have applied to list our shares of common stock for trading on the NASDAQ Capital Market under the symbol “LTEA.” We cannot guarantee that our shares will be approved for listing on NASDAQ. If they are not, we currently intend to cancel this offering (although we are not required to do so). If we determine to cancel this offering, all funds that may have been provided by any investors will be promptly returned without interest or deduction. Alternatively, if we determine to close on some of this offering but our shares are not listed on NASDAQ, we expect they will continue to be quoted for trading on the OTCQB market. See “Plan of Distribution.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

	Per Share	Total(2)
Public offering price	$	$
Selling agent commissions(1)	$	$

(1)	Does not include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering payable to Network 1 Financial Securities, Inc., the selling agent. See “Plan of Distribution” for a description of compensation payable to the selling agent.
(2)	Assumes that all of the shares offered hereby are sold.

We plan to market this offering to potential investors through Network 1 Securities, Inc., acting as the selling agent. Alexander Capital, L.P. will act as a selected dealer for the selling agent. The offering will close by August   , 2016, which is 45 days after the date of this prospectus, unless all the shares are sold before that date, or we otherwise decide to close the offering early or cancel it, in our sole discretion. If we close the offering early or cancel it, we may do so without notice to investors, although if we cancel the offering any funds that may have been provided by any investors will be promptly returned without interest or deduction. See “Plan of Distribution.”

Alexander Capital, L.P.

Prospectus dated         , 2016.

THE ORIGINAL
Long Island
BRAND
ICED TEA™
PEACH
NON GMO
20 FL OZ (591 mL)
THE ORIGINAL
Long Island
BRAND
ICED TEA™
LEMON
NON GMO
20 FL OZ (591 mL)

You should rely only on the information contained in this prospectus. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Information contained in, and that can be accessed through, our website, www.longislandicedtea.com, does not constitute part of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and the related notes, before making an investment decision. Certain statements in this summary are forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise stated, as used herein:

•	the terms the “Company” and “LIIT” and “we,” “us” and “our” refer collectively to Long Island Iced Tea Corp. and its wholly-owned subsidiaries, Long Island Brand Beverages LLC, or “LIBB,” and Cullen Agricultural Holding Corp., or “Cullen”; and
•	the term “common stock” refers to our common stock, par value $0.0001 per share.

Business

Overview

We are a holding company operating through our wholly-owned subsidiary, LIBB. We are engaged in the production and distribution of premium Non-Alcoholic Ready-to-Drink, or “NARTD,” iced tea in the beverage industry. We are currently organized around our flagship brand Long Island Iced Tea®. The Long Island Iced Tea name for a cocktail originated in Long Island in the 1970’s, and its national recognition is such that it is ranked as the fourth most popular cocktail in restaurants and bars in the U.S. (Source: Nielsen CGA, On-Premise Consumer Survey, 2016). Our premium NARTD tea is made from a proprietary recipe and with quality components. Long Island Iced Tea® is sold primarily on the East Coast of the U.S. through a network of national and regional retail chains and distributors. Our mission is to provide consumers with premium iced tea offered at an affordable price.

We aspire to be a market leader in the development of iced tea beverages that are convenient and appealing to consumers. There are two major target markets for Long Island Iced Tea®: consumers on the go and health conscious consumers. Consumers on the go are families, employees, students and other consumers who lead a busy lifestyle. With increasingly hectic and demanding schedules, there is a need for products that are accessible and readily available. Health conscious consumers are individuals who are becoming more interested and better educated on what is included in their diets, causing them to shift away from options perceived as less healthy such as carbonated soft drinks, or “CSDs,” towards alternative beverages such as iced tea.

In addition, we have begun exploring entry into the $215 billion U.S. alcohol industry, with the hope to establish ourselves as a multi-product alcoholic and non-alcoholic beverage company.

Industry Opportunity

Non-Alcoholic Beverage Market

Globally, NARTD tea products are ranked as the 4th largest beverage category, behind carbonated soft drinks, water and dairy. The non-alcohol iced tea global category size is estimated at $55 billion, and is estimated to be growing at a 6.6% compound annual growth rate, or “CAGR.” (Source: Euromonitor International, “Versatility of RTD Tea Generates Bright Spot in Global Soft Drinks”, May 2014).

The U.S. non-alcoholic liquid refreshment beverage market consists of a number of different products, and CSDs are the top selling beverage category. However, consumers are increasingly coming to view CSDs (typically caffeinated as well as high in sugar and preservatives) with disfavor. Total volume of cases sold in the CSD category declined 0.9% in 2014, 3% in 2013 and 1.2% in 2012. (Source: Beverage-Digest, “Special Issue: U.S. Beverage Results for 2014”, March 2015).

CSDs have historically dominated the non-alcoholic liquid refreshment beverage market and been primarily controlled by two industry giants, Coca-Cola and Pepsico. However, a number of beverages began to emerge in the 1990s as alternatives to CSDs as part of a societal shift towards beverages that are perceived to be healthier. The alternative beverage category of the market has resulted in the birth of multiple new product segments that include sports drinks, energy drinks and NARTD teas.

According to a 2014 IBISWorld industry report, the U.S. NARTD tea segment was expected to have $5.3 billion of revenues in 2014, a 3.3% increase from the prior year and a 6.1% annualized growth rate over the five years from 2009 to 2014. (Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014). The industry report also forecasted an annualized revenue growth rate of 10.2% between 2014 and 2019, with revenues reaching $8.6 billion in 2019.

Consumers have shown special interest in perceived healthier versions of NARTD teas, preferring all natural and diet teas.

Products and Services Segmentation 2014 ($5.3 billion)

All-Natural Tea	36.1%
Diet Tea	25.8%
Fruit-Flavored Tea	20.2%
Organic Tea	10.3%
Herbal Tea	7.6%

(Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014)

The existence of this trend toward healthier versions of products is reinforced by a 2015 Nielsen “Health and Wellness” study, where six key elements of our premium liquid (corn free, hormone/antibiotic free, non-gmo, gluten free, natural, and no artificial color/flavor) rank in the top 20 of four-year CAGR, when measured against 64 “Health and Wellness” categories.

Potential Expansion into Alcoholic Beverage Market

We have begun exploring the development, production, marketing and distribution of alcoholic beverages, to augment our current NARTD tea business. In June 2015, we engaged Julian Davidson, who has many years of experience in the alcohol industry, as a consultant to help evaluate the opportunity, as well as to assist in our core NARTD tea business. In June 2016, Mr. Davidson became our Executive Chairman.

The alcohol beverage market consists of beer, cider/perry, ready-to-drink/high-strength premixes, spirits and wine. The total sales of U.S. alcohol beverage market reached $215 billion in 2014, growing at a 3.3% CAGR from 2009 to 2014. Of that $215 billion, 46.8% was from beer, 1.0% from cider/perry, 2.5% from alcoholic ready-to-drink, or “ARTD,” beverages and high-strength premixes, 30.5% from spirits and 19.2% from wine. (Source: Euromonitor International, “Passport: Alcoholic Drinks in the US,” June 2015).

Our Products and Services

Long Island Iced Tea® was first launched in the New York metro market by LIBB in July 2011, positioning itself as a premium iced tea beverage offered at an affordable price. We help differentiate ourselves from competitors with a proprietary recipe and quality components. Long Island Iced Tea® is a 100% brewed tea, using black tea leaves and purified water via reverse osmosis. It is gluten-free, free of genetically modified organisms, or “GMOs,” and certified Kosher with no artificial colors or preservatives.

Long Island Iced Tea® is primarily produced and bottled in the U.S. Northeast. This production in the Northeast, combined with its “Made in America” tag-line and brand name, all improve its credentials as a part of the local community from which we take our name.

We have developed ten flavors of Long Island Iced Tea® in an effort to ensure that our products meet the desired taste preferences of consumers. Regular flavors, which use natural cane sugar as a sweetener, include lemon, peach, raspberry, green tea & honey, half tea & half lemonade, guava, mango, and sweet tea. Diet flavors, which use sucralose (generic Splenda) instead of natural cane sugar as a sweetener, include diet lemon and diet peach. These flavors are currently available in twelve packs of 20 ounce polyethylene terephthalate bottles.

We have also recently developed three twenty-four pack of sixty calorie flavors that are served in twelve ounce bottles. The sixty calorie flavors have reduced sugar content, are caffeine free and include mango, peach, and raspberry. This package was designed to meet certain nutritional guidelines for sales in schools. During May 2015, we launched four flavors, lemon, peach, mango, and green tea and honey, in gallon containers. During February 2016, we also launched sweet tea, which is also served in a gallon container.

Also during February 2016, we began exploring the sale of aloe juice products as part of our product line. The aloe juice product is purchased in its finished form from a supplier. In addition, during April 2016, we launched a private label line, consisting of four flavors, for one of our existing customers.

Our Competitive Strengths

We believe that a differentiated brand will be a key competitive strength in the NARTD tea segment. Key points of differentiation for Long Island Iced Tea® include:

•	A better and bolder tasting bottled iced tea as a result of premium ingredients that include natural cane sugar (sucralose for diet flavors), hot-filled using black and green tea leaves, that is offered at an affordable price;
•	Immediate global recognition of the “Long Island Iced Tea” phrase associated with the cocktail;
•	Made in America;
•	Strong Northeast roots where it is locally produced;
•	The use of non-GMO ingredients; and
•	Our product being corn free, hormone/antibiotic free, gluten free, natural and having no artificial color/flavor.

The NARTD tea market is a crowded space and as a result we believe in pricing our products competitively. We highlight to consumers our use of premium ingredients and our affordable price. The suggested retail price for a 20 ounce bottle of Long Island Iced Tea® is $1.00 to $1.50 and the suggested retail price for a 12 ounce bottle is $1.00 to $1.25. The suggested retail price for our gallon containers is $2.99 to $3.49. Management has set pricing levels to reflect current pricing dynamics in the industry. There has been downward pressure on prices, which management believes is caused by the entrance of major multinational beverage corporations into the alternative beverage category, leading to consolidation in the industry.

Our Business Strategies

In addition to a potential expansion into ARTD beverages, we are seeking to organically grow our NARTD tea and related product sales.

We intend to increase our market share in our existing geographic markets and expand into additional geographic markets in the U.S., capitalizing on an iconic name with unique brand awareness to create a familiar and easily recognizable non-alcoholic iced tea. We also are exploring international markets on a highly selective and limited basis, which may include royalty and licensing agreements. As discussed below in “— Our Customers,” we generally focus our sales efforts on approaching beverage distributors and taking advantage of their unique positioning in the retail industry. However, a portion of our sales efforts are also dedicated to direct sales to retailers, because some wholesale chains such as Sam’s Club and Costco request direct shipments from the product supplier. In addition, we are exploring several new sales channels. We currently are conducting a small scale business trial in which we sell our beverage product alongside other snacks in vending machines. We also commenced selling our twelve ounce lower calorie products in schools, in some cases through sales to purchasing cooperatives that represent multiple school districts, but also via the vending machine business trial.

During the quarter ended December 31, 2015, we determined the brand had sufficient scale, distribution and volume per point of distribution to test market expansion into (1) additional U.S. states, (2) significant new regional chains, and (3) national chains. To facilitate this expansion, we recruited Joseph Caramele, our Vice President of National Sales & Marketing. Mr. Caramele had spent the previous nine years working in national and chain account sales for Arizona Beverages USA, at which time he oversaw the regional and national chain account expansion. Since October 1, 2015, we have introduced our products in Florida and selected states in the Midwest, and have reached agreement with a limited number of regional and national chains. We recently began receiving purchase orders from these accounts, and incorporating their logistics and delivery requirements into our systems. Aligned with this expansionary plan, we have increased the number of full time employees in our sales staff to meet the demands of these initiatives.

As part of our marketing efforts, we commonly use store demos, as we have found a positive correlation between demos and sales especially at the introduction phase in new stores. We expect to continue using store demos in order to increase brand awareness and sales as we continue to expand into new markets. We also use co-op advertising (advertisements by retailers that include the specific mention of manufacturers, who, in turn, repay the retailers for all or part of the cost of the advertisement) and special promotions, together with its retail partners, so as to complement other marketing efforts towards brand awareness.

We also seek to expand our product line. From time to time, we explore and test market potential new NARTD products that may, in the future, contribute to our operating performance. In addition, we are currently testing certain complementary products that will sit alongside our flagship Long Island Brand tea. We also may consider exploring strategic acquisitions from time to time, although this is not a primary business focus.

Our Customers

We sell our products to a mix of independent mid-to-large size beverage distributors who in turn sell to retail outlets, such as big chain supermarkets, mass merchants, convenience stores, restaurants and hotels principally in the New York, New Jersey, Connecticut and Pennsylvania markets. We have also begun expansion into other geographic markets, such as Florida, Virginia, Massachusetts, New Hampshire, Nevada, Rhode Island and parts of the Midwest. Our products are currently available in twelve states that have a cumulative population of 100 million. While we primarily sell our products indirectly through distributors, at times we sell directly to the retail outlets and we may sell to certain retail outlets both directly and indirectly through distributors. We also sell our products directly to the distribution facilities of some of our retailers and through “road shows,” which are temporary installations at retail outlets staffed by our employees or contractors.

For the three months ended March 31, 2016, two customers accounted for 16% and 12% of net sales, respectively. In addition, we collect vending proceeds based on contracts in certain school districts. Sales within one school district accounted for 13% of our net sales during the three months ended March 31, 2016. For the year ended December 31, 2015, one customer, Wakefern Food Corp., accounted for 10% of net sales. For the year ended December 31, 2014, our top three customers, Costco Wholesale, Windmill Distributing, and CFG Distributors LLC, accounted for 32%, 16% and 14%, of net sales, respectively.

Our sales are typically governed by short-term purchase orders. We do not have any material contracts or other material arrangements with our customers or distributors and do not obtain commitments from them to purchase or sell a minimum amount of our products or to purchase or sell such products at a minimum price. Because our sales may be concentrated with a few customers, our results of operations may be materially adversely affected if one of these customers significantly reduces the volume of its purchases or demands a reduction in price, which may occur at any time due to the absence of such purchase commitments.

Management

Our management team consists of persons with substantial experience in the beverage industry. Philip Thomas, our Chief Executive Officer and LIBB’s co-founder, has over 16 years of beverage experience. Julian Davidson, our Executive Chairman, has nearly 25 years of experience in the beverage industry, including most recently serving as Chief Executive Officer of Independent Liquor NZ’s businesses in New Zealand, the U.S. and Canada. Independent Liquor NZ is a manufacturer and distributor of pre-mixed ARTD beverages, as well as having beer, spirit and cider portfolios. Richard Allen, our Chief Financial Officer, has over 30 years of experience in the beverage and food industries, including roles at Beverage Innovations, Cadbury Schweppes and Snapple. Peter Dydensborg, our Chief Operating Officer, has over 30 years of experience in the consumer packaged goods industry, including ten years of beverage experience. Joseph Caramele, our Vice President of National Sales & Marketing, has substantial experience in the beverage industry, having spent the past nine years at Arizona Beverages USA, most recently as Executive National Sales Director for the past five years. As Executive National Sales Director, he managed a team of 85 individuals and portfolio of over 100 accounts with annual retail sales estimated to be over $850 million. We intend to expand our current management and recruit other skilled officers and employees with experience relevant to our business focus as needed.

Recent Events

Trademark Registration

On April 19, 2016, the United States Patent and Trademark Office registered our mark “Long Island Iced Tea” (U.S. Registration No. 4,943,056) on the supplemental register. Registration on the supplemental register allows the use of the “®” symbol, blocks later filed applications for confusingly similar marks, and allows us to sue infringers in federal court, which has well-settled case law and standards. Notwithstanding the foregoing, the supplemental register does not provide all the protection of a registration on the principal register and we still may be open to claims of others contesting our trademarks.

Credit Facility

On November 23, 2015, we entered into a Credit and Security Agreement, or the “Credit Agreement,” as amended as of January 10, 2016 and April 7, 2016, with Brentwood LIIT Inc., or “Brentwood,” as the lender. Brentwood is owned by Eric Watson, who currently beneficially owns approximately 28.7% of our outstanding common stock, and KA#2 Ltd., which currently beneficially owns approximately 10.4% of our outstanding common stock. The Credit Agreement provides for a revolving credit facility, or the “Credit Facility.” The amount available to be advanced under the Credit Facility, or the “Available Amount,” may be increased from time to time, in increments of $500,000, up to a maximum of $5,000,000, or the “Facility Amount,” and we may obtain further advances, subject to the approval of Brentwood. The proceeds of the Credit Facility are to be used for the purposes disclosed in writing to Brentwood in connection with each advance. Brentwood has approved an Available Amount of $1,500,000 and has made advances to us in the same amount. The principal amount of loans outstanding, including capitalized interest and fees (both of which are excluded when determining whether the Available Amount has been reached), is $1,627,930 as of the date of this prospectus.

The loans under the Credit Agreement are evidenced by a promissory note, or the “Brentwood Note.” Brentwood may elect to convert the outstanding principal and interest under the Brentwood Note into shares of our common stock at a conversion price of $4.00 per share. In addition, in connection with the establishment of the Credit Facility, we issued a warrant to Brentwood, or the “Brentwood Warrant.” The Brentwood Warrant entitles the holder to purchase 1,111,111 shares of common stock at an exercise price of $4.50 and includes a cashless exercise provision.

Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming there are no further advances by Brentwood) at the closing of the offering. In addition, Brentwood will exchange the Brentwood Warrant for 486,111 shares of our common stock at such time. The Credit Facility will remain outstanding, except that the Facility Amount will be reduced to $3,500,000. These transactions are sometimes referred to as the “Recapitalization.” The Recapitalization will occur only if the gross proceeds from the offering are at least $5 million.

Stock Issuances

Commencing on August 10, 2015 and ending on October 30, 2015, we conducted a “best efforts” private placement of up to $3,000,000 of units, or the “August Private Placement,” at a price of $4.00 per unit, through a placement agent. During the private placement, we sold an aggregate of 155,750 units for total gross proceeds of $623,000. The units consisted of one share of common stock (or an aggregate of 155,750 shares) and one warrant (or an aggregate of 155,750 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on September 17, 2018.

Commencing on November 24, 2015 and ending on March 14, 2016, we conducted a “best efforts” private placement offering, or the “November Private Placement,” of up to $3,000,000 of units, at a price of $4.00 per unit, through a placement agent acting on a “best efforts” basis. During the private placement, we sold an aggregate of 189,975 units for total gross proceeds of $759,900. The units consisted of one share of common stock (for an aggregate of 189,975 shares) and one warrant (for an aggregate of 189,975 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on November 30, 2018. Of such amount, 171,725 units, representing total gross proceeds of $686,900, were sold after December 31, 2015.

On January 26, 2016, we granted 8,956 shares of our common stock to each of our nonemployee directors, Kerry Kennedy, Paul Vassilakos, Edward Hanson and Richard Roberts, for an aggregate of 35,824 shares, as compensation for their services as directors. On the same day, we also granted 7,500 shares of our common stock to each of the members of our advisory board, John Carson, Tom Cardella, Dan Holland and David Williams, for an aggregate of 30,000 shares of its common stock, as compensation for their advisory services.

On March 29 and 31, 2016, we sold an additional 58,750 units on a private placement basis, or the “March Private Placement,” directly to various accredited investors, at a price of $4.00 per unit, for aggregate gross proceeds of $235,000. The units consisted of one share of common stock (for an aggregate of 58,750 shares) and one warrant (for an aggregate of 58,750 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on March 29, 2019.

On March 31, 2016, we granted 7,500 shares of our common stock to our Vice President of National Sales & Marketing, Joseph Caramele, and we granted an aggregate of 34,133 shares of common stock to several consultants, vendors and advisors, which includes 15,833 shares issued to Bert Moore, a member of our advisory board, related to a consumer marketing project.

Risks Affecting Us

Investing in our common stock involves risks. For a discussion of these risks and other considerations that could negatively affect us, including risks related to this offering and our common stock, see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” These risks include, among others:

•	We operate in highly competitive markets.
•	We may not effectively respond to changing consumer preferences, trends, health concerns and other factors.
•	Costs for our raw materials may increase substantially.
•	Fluctuations in our results of operations from quarter to quarter could have a disproportionate effect on our overall financial condition and results of operations.
•	We depend on a small number of large retailers for a significant portion of our sales.
•	Our intellectual property rights could be infringed or we could infringe the intellectual property rights of others, and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm our business.
•	We have experienced cash losses from operations and our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us.
•	Our new product line has minimal gross margins, may not generate sufficient revenue or other benefits to justify its introduction and may divert sales from our higher margin existing product lines.
•	We have a limited operating history.
•	Our shares may not be listed on a national securities exchange which could limit the liquidity of our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act.” As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or “Securities Act,” for complying with new or revised accounting standards. We have irrevocably opted not to take advantage of such extended transition period, and will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We can remain an emerging growth company until December 31, 2020. However, if any of our non-convertible debt issued within a three-year period or our total revenues exceed $1 billion or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year.

Corporate Information

We were incorporated on December 23, 2014 in the State of Delaware as a wholly owned subsidiary of Cullen.

On May 27, 2015, we closed the business combination, or the “Business Combination,” contemplated by the Agreement and Plan of Reorganization, or the “Merger Agreement,” dated as of December 31, 2014 and amended as of April 23, 2015, by and among Cullen, us, Cullen Merger Sub, Inc., LIBB Acquisition Sub, LLC, LIBB, Philip Thomas and Thomas Panza, who formerly owned a majority of the outstanding membership units of LIBB, and the other former members of LIBB executing a joinder thereto. Pursuant to the Merger Agreement, (i) Cullen Merger Sub, Inc. merged with and into Cullen, with Cullen surviving as a wholly owned subsidiary of ours and the stockholders of Cullen receiving one share of our common stock for every 15 shares of Cullen common stock held by them and (ii) LIBB Acquisition Sub, LLC merged with and into LIBB, with LIBB surviving as a wholly owned subsidiary of ours and the members of LIBB receiving an aggregate of 2,633,334 shares of our common stock.

Upon the closing of the Business Combination, we became the new public company, Cullen and LIBB became wholly-owned subsidiaries of ours and the stockholders of Cullen and the members of LIBB became our stockholders. In addition, the historical financial statements of LIBB became our financial statements. As a result of the Business Combination, the business of LIBB became our business. Cullen is currently inactive and no significant operations are being undertaken by it as of the date of this prospectus. LIBB was formed as a limited liability company under the laws of New York on February 18, 2011.

Our principal executive offices are located at 116 Charlotte Avenue, Hicksville, NY 11801. Our telephone number is (855) 542-2832. Our website address is www.longislandicedtea.com. The information contained on, or accessible from, our corporate website is not part of this prospectus and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our common stock.

THE OFFERING

Common stock offered by us
Up to 1,538,462 shares of our common stock. There is no minimum number of shares we must sell and we may close on the sale of any or all of the shares offered hereby.
Common stock to be outstanding after this offering
7,485,260 shares of our common stock, assuming that all of the shares offered hereby are sold. The number of shares of our common stock to be outstanding after this offering is based on the shares being offered hereby, plus 4,973,715 shares of common stock outstanding as of June 20, 2016, plus an aggregate of 65,000 shares of common stock issuable to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen and John Carson, which shares will be issued at or prior to the closing of the offering.
Use of Proceeds
We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $8,600,000, assuming that all of the shares offered hereby are sold, and further assuming a public offering price of $6.50 per share, after deducting estimated selling agent commissions and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, capital expenditures and acquisitions.
Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Market Symbol and Listing
Our common stock is quoted on the OTCQB under the symbol “LTEA”. In conjunction with this offering, we have applied to have our common stock listed on the NASDAQ Capital Market under the symbol “LTEA”. We cannot guarantee that our shares will be approved for listing on NASDAQ. If they are not, we currently intend to cancel this offering (although we are not required to do so). If we determine to cancel this offering, all funds that may have been provided by any investors will be promptly returned without interest or deduction. Alternatively, if we determine to close on some of this offering but our shares are not listed on NASDAQ, we expect they will continue to be quoted for trading on the OTCQB market. The OTCQB may provide significantly less liquidity than NASDAQ. No assurance can be given that our securities will ever trade on an active and liquid basis.
Marketing
Network 1 Financial Services, Inc. has agreed to act as our selling agent for this offering. It will not purchase the shares offered by us and it is not required to sell any specific number or dollar amount of shares, but will arrange for the sale of shares to investors on a “best efforts” basis. See “Plan of Distribution.” We plan to market this offering to potential investors through the selling agent. Alexander Capital, L.P. will act as a selected dealer for the selling agent.

Duration of Offering
The offering will close by August , 2016, which is 45 days after the date of this prospectus, unless all the securities are sold before that date, or we otherwise decide to close the offering early or cancel it, in our sole discretion. If we close the offering early or cancel it, including during any extended offering period, we may do so without notice to investors, although if we cancel the offering any funds that may have been provided by any investors will be promptly returned without interest or deduction. See “Plan of Distribution.”

Unless otherwise indicated, all information in this prospectus:

•	assumes that all of the shares offered hereby are sold;
•	assumes the Recapitalization will occur, but excludes 908,083 shares of common stock issuable in connection with the Recapitalization;
•	excludes 10,000 shares of common stock that we intend to issue to Richard Allen, our Chief Financial Officer, and 5,000 shares of common stock that we intend to issue to John Carson, a member of the advisory board;
•	excludes 50,000 shares of common stock that are issuable to Julian Davidson, our Executive Chairman, upon the closing of the offering, and 35,000 shares of common stock and an option to purchase 5% of our fully-diluted common stock outstanding as of immediately after the offering issuable to Mr. Davidson subsequent to the offering, in each case if the gross proceeds from the offering are at least $10,000,000;
•	excludes 633,715 shares of common stock issuable upon the exercise of currently outstanding options and warrants (other than the Brentwood Warrant), which have a weighted average exercise price of $5.23 per share and a weighted average duration of 3.21 years as of March 31, 2016; and
•	excludes 466,667 shares of common stock reserved for issuance pursuant to our 2015 Long-Term Incentive Equity Plan, or the “2015 Plan.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents a summary of certain of our consolidated historical financial data. Historical results are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data for the three months ended March 31, 2016 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the fiscal years ended December 31, 2015 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2013 and 2012 and for the years then ended is derived from audited financial statements of LIBB, as our predecessor, which are not included in this prospectus. The summary consolidated financial data as of December 31, 2011 and for the period from February 18, 2011 (inception) through December 31, 2011 is derived from unaudited financial statements of LIBB, as our predecessor.

	For the three months ended March 31,		For the years ended December 31,				For the period from February 18, 2011 (inception) through December 31,
	2016	2015	2015	2014	2013	2012	2011
Statement of Operations Data:
Net sales	$508,169	$264,722	$1,899,230	$1,744,440	$886,061	$1,003,502	$238,305
Gross Profit	$40,551	$71,413	$343,090	$240,294	$152,325	$72,956	$17,776
Operating loss	$(1,223,657)	($355,791)	$(3,052,229)	$(3,041,083)	$(264,120)	$(128,824)	$(60,525)
Other expense	$(193,413)	$(22,875)	$(128,040)	$(110,298)	$(53,812)	$(44,108)	$(12,273)
Net loss	$(1,417,070)	$(378,666)	$(3,180,269)	$(3,151,381)	$(317,932)	$(172,932)	$(72,798)
Net loss per share	$(0.30)	$(0.14)	$(0.85)	$(1.20)	$(0.12)	$(0.07)	$(0.03)
Weighted average shares outstanding – basic and diluted	4,720,929	2,633,334	3,744,931	2,633,334	2,633,334	2,633,334	2,633,334

	As of March 31, 2016	As of December 31,
		2015	2014	2013	2012	2011
Balance Sheet Data:
Current Assets:
Cash	$362,854	$207,192	$398,164	$604,841	$25,960	$136,177
Accounts receivable, net	392,763	363,096	174,637	118,102	133,102	42,317
Inventories, net	481,478	712,558	561,107	165,907	234,491	155,679
Restricted cash	120,000	127,580	—	—	—	—
Prepaid expenses and other current assets	218,354	48,237	9,573	77,708	29,646	613
Total current assets	1,575,449	1,458,663	1,143,481	966,558	423,199	334,786
Property and equipment, net	322,226	360,920	242,123	33,717	54,383	10,223
Intangible assets	26,243	27,494	32,498	20,000	—	—
Other assets	103,600	67,438	11,706	12,150	4,900	2,000
Deferred offering costs	$53,383	—	—	—	—	—
Deferred financing costs	1,679,426	1,838,082	—	—	—	—
Total assets	$3,760,327	$3,752,597	$1,429,808	$1,032,425	$482,482	$347,009
Current Liabilities:
Accounts payable	$401,929	$601,681	$825,044	$—	$—	$—
Accrued expenses	353,750	458,938	112,819	85,110	15,829	16,225
Current portion of automobile loans	19,578	19,231	17,915	—	—	—
Current portion of equipment loan	37,102	36,627	—	—	—	—
Total current liabilities	812,359	1,116,477	955,778	85,110	15,829	16,225
Loans payable	—	—	1,500,000	1,400,000	—	—
Line of credit	1,377,930	1,091,571	—	—	491,110	337,236
Other liabilities	30,000	30,000	92,466	—	—	—
Deferred rent	4,130	4,648	5,966	—	—	—
Long term portion of automobile loans	31,837	36,864	56,096	—	—	—
Long term portion of equipment loan	66,849	76,477	—	—	—	—
Total liabilities	2,323,105	2,356,037	2,610,306	1,485,110	506,939	353,461
Total stockholders’ equity (deficiency)	1,437,222	1,396,560	(1,180,498)	(452,685)	(24,457)	(6,452)
Total liabilities and stockholders’ equity (deficit)	$3,760,327	$3,752,597	$1,429,808	$1,032,425	$482,482	$347,009

RISK FACTORS

Investing in our common stock involves a high degree of risk. The most significant risks include those described below; however, additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operations. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our common stock would likely decline and you might lose part or all of your investment in our common stock.

Risks Related to Our Business

We operate in highly competitive markets, which could negatively affect our sales.

Our industry is highly competitive. We compete with multinational corporations with significant financial resources, including Dr Pepper Snapple Group, Inc. and Arizona Beverage Company. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. Our inability to compete effectively could result in a decline in our sales. We are subject to competition from companies, including from some of our customers, that either currently manufacture or are developing products directly in competition with our products. These generic or store-branded products may be a less expensive option for consumers than our products making it more difficult to sell our product. As a result, we may have to reduce our prices or increase our spending on marketing, advertising and product innovation. Any of these could negatively affect our business and financial performance.

We may not effectively respond to changing consumer preferences, trends, health concerns and other factors. If we do not effectively anticipate these trends, then quickly develop new products, our sales could suffer.

Consumers’ preferences can change due to a variety of factors, including aging of the population, social trends, negative publicity, economic downturn or other factors. If we do not effectively anticipate these trends and changing consumer preferences, then quickly develop new products in response, our sales could suffer. Developing and launching new products can be risky and expensive. We may not be successful in responding to changing markets and consumer preferences, and some of our competitors may be better able to respond to these changes, either of which could negatively affect our business and financial performance.

Costs for our raw materials may increase substantially, which could negatively affect our financial performance.

The principal raw materials we use in our business are bottles, caps, labels, packaging materials, tea essence and tea base, sugar, natural flavors and other sweeteners, juice, electricity, fuel and water. The cost of the raw materials can fluctuate substantially. We may not be able to pass along any increases in such costs to our customers or consumers, which could negatively affect our business and financial performance. We presently do not mitigate our exposure to volatility in the prices of raw materials through the use of forward contracts, pricing agreements or other hedging arrangements.

Certain raw materials we use are available only from a limited number of suppliers. In the event our suppliers are unable or unwilling to meet our requirements, we could suffer shortages or substantial cost increases.

Most of the raw materials we use are available from only a few suppliers. If these suppliers are unable or unwilling to meet our requirements, we could suffer shortages or substantial cost increases. Changing suppliers can require long lead times. The failure of our suppliers to meet our needs could occur for many reasons, including fires, natural disasters, weather, manufacturing problems, disease, crop failure, strikes, transportation interruption, government regulation, political instability and terrorism. A failure of supply could also occur due to suppliers’ financial difficulties, including bankruptcy. Any significant interruption to supply or cost increase could substantially harm our business and financial performance.

Substantial disruption to production at our third party beverage co-packing facilities and our storage facilities could occur, which could disrupt or delay our production or cause us to incur substantially higher costs.

Our products are currently produced by three established co-packing companies. A disruption in our production at, or our relationships with, our third party beverage co-packing facilities could have a material adverse effect on our business. In addition, a disruption could occur at any of our storage facilities or those of our suppliers, co-packers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, manufacturing problems, disease, strikes, transportation interruption, government regulation or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and financial performance.

We rely, in part, on our third party beverage co-packing facilities to maintain the quality of our products. The failure or inability of this co-manufacturer to comply with the specifications and requirements of our products could result in product recall and could adversely affect our reputation.

We take great care in ensuring the quality and safety in the manufacture of our products. Our third-party co-manufacturer is required to maintain the quality of our products and to comply with our product specifications and requirements for certain certifications. Our third-party co-manufacturer is also required to comply with Food and Drug Administration requirements for manufacturing of our product. However, our products could still otherwise become contaminated. A contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

We may be subject to litigation. The cost of defending against such litigation and the negative publicity related to such litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability or negatively affect our operating results. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. See “ Business — Legal Proceedings” for more information.

Fluctuations in our results of operations from quarter to quarter could have a disproportionate effect on our overall financial condition and results of operations.

We experience seasonal fluctuations in revenues and operating income. Historically, sales during the second and third fiscal quarters have generally been the highest. Any factors that harm our second or third quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year. Unusually cool weather during the summer months may result in reduced demand for our products and have a negative effect on our business and financial performance.

In order to prepare for our peak selling season, we must produce and keep in stock more inventory than we would carry at other times of the year. Any unanticipated decrease in demand for our products during our peak selling season could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross profit.

Current global economic conditions may adversely affect our industry, business and result of operations.

Disruptions in the current global credit and financial markets in the past several years have included diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate and uncertainty about economic stability. While certain of these negative trends have reversed in recent years, there can be no assurance that there will not be renewed deterioration in credit and financial markets and confidence in economic conditions. These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Any adverse global economic conditions and tightening of credit in financial markets may lead consumers to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. In addition, financial difficulties experienced by our suppliers, manufacturers, distributors or customers could result in product delays, increased accounts receivable defaults and inventory challenges. We are unable to predict the likely duration and severity of disruptions in the credit and financial markets and adverse global economic conditions.

We depend on a small number of large retailers for a significant portion of our sales. Our sales growth is dependent upon maintaining our relationships with existing customers and the loss of any one such customer could materially adversely affect our business and financial performance.

Certain retailers that we service primarily through our distributors make up a significant percentage of our products’ retail volume, including volume sold by our bottlers and distributors. We also sell directly to certain retail accounts, including Costco, and to the distribution facilities of such retailers. For the three months ended March 31, 2016, two customers accounted for 16% and 12% of net sales, respectively. In addition, we collect vending proceeds based on contracts in certain school districts. Sales within one school district accounted for 13% of our net sales during the three months ended March 31, 2016. For the year ended December 31, 2014, our top three customers, Costco Wholesale, Windmill Distributing, and CFG Distributors LLC, accounted for 32%, 16% and 14% of net sales, respectively. For the year ended December 31, 2015, our top customer, Wakefern Food Corp., accounted for approximately 10% of our net sales and sales to Costco represented 6% of our net sales. Some retailers also offer their own private label products that compete with some of our brands. The loss of sales of any of our products in a major retailer could have a material adverse effect on our business and financial performance.

Food and beverage retailers in the U.S. have been consolidating which may reduce our ability to increase both our revenue and our gross margins.

Consolidation has resulted in large, sophisticated retailers with increased buying power. They are in a better position to resist our price increases and demand lower prices. They also have leverage to require us to provide larger, more tailored promotional and product delivery programs. If we, and our bottlers and distributors, do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, our product availability, sales and margins could suffer.

We do not have any contracts with our customers that require the purchase of a minimum amount of our products. The absence of such contracts could result in periods during which we must continue to pay costs and service indebtedness with reduced sales.

Our customers do not provide us with firm, long-term or short-term volume purchase commitments. As a result of the absence of such contracts, we could have periods during which we have no or limited orders for our products, but we will continue to have to pay our costs, including those to maintain our work force and service our indebtedness with reduced sales. We cannot assure you that we will be able to timely find new customers to supplement periods where we experience no or limited purchase orders or that we can recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for our products could have a material adverse effect on our net income and cause us to incur losses. Conversely, we may experience unanticipated increased orders for our products from these customers that can create supply chain problems and may result in orders we may be unable to meet. Unanticipated fluctuations in product requirements by our customers could result in fluctuations in our results from quarter to quarter.

We have developed a gallon product line in which our gross margins are minimal, and therefore may not generate sufficient revenues or other benefits to justify its introduction. In addition, the gallon product line may divert sales from our higher margin 20 ounce product line, which would adversely affect our business.

In May 2015, we developed a gallon product line featuring five of our existing flavors. Our gross margins on this product line are minimal. Accordingly, this product line may not generate sufficient revenues or other benefits to justify its introduction. In addition, to the extent distributors choose to carry the gallon product line instead of our higher margin 20 ounce product line, it may negatively affect our operating results, specifically our gross margin. Although we believe the gallon size has a different function and manner of consumption, consumers may choose to purchase the gallon size instead of the 20 ounce size, because the gallon size offers a better per ounce value. This would result in an overall lower gross margin for our business.

We do not have registered ownership of certain of our trade names and our intellectual property rights could be infringed or we could infringe the intellectual property rights of others, and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm our business.

We possess intellectual property that is important to our business. This intellectual property includes our logo, trademarks for “Long Island Iced Tea” and “The Original Long Island Brand,” various other trademarks, copyrights, patents, ingredient formulas, business processes and other trade secrets. However, we do not currently have registered ownership of the trademark “The Original Long Island Brand” and do not have registered ownership on the principal register of the trademark “Long Island Iced Tea” as described below and elsewhere herein. We and third parties, including competitors, could come into conflict over intellectual property rights. Litigation could disrupt our business, divert management attention and cost a substantial amount to protect our rights or defend ourselves against claims. We cannot be certain that the steps we take to protect our rights will be sufficient or that others will not infringe or misappropriate our rights. Our business is also highly dependent upon our distribution rights. If we are unable to protect our intellectual property rights, including the right to our trade name and logo, our brands, products and business could be harmed and could have a material adverse effect on our business and financial performance.

On April 19, 2016, the USPTO registered our mark “Long Island Iced Tea” (Registration No. 4,943,056) on the supplemental register. Registration on the supplemental register allows the use of the “®” symbol, blocks later filed applications for confusingly similar marks, and allows us to sue infringers in federal court, which has well-settled case law and standards. Notwithstanding the foregoing, the supplemental register does not provide all the protection of a registration on the principal register. As with any other registered mark, we may be open to claims of others contesting the trademark.

In addition, we have filed trademark applications for “The Original Long Island Brand” as a standard character mark and as a stylized mark, which applications are pending review by the USPTO. The applications are for use of the trademarks with iced tea, tea based products, juices, water, beverages and other similar products. LIBB also plans to file for stylized marks protecting certain other tag lines and product designs. With respect to the pending trademark applications for “The Original Long Island Brand” (standard character mark and stylized mark), the USPTO has made an initial determination that both marks are geographically descriptive. This determination is refutable and the USPTO has afforded us the opportunity to produce evidence to establish that the marks have become distinctive of the goods in commerce. There can be no assurance that the USPTO will approve these applications.

Our substantial debt could adversely affect our liquidity and results of operations.

As of March 31, 2016, we had approximately $1,533,296 of total indebtedness (comprised primarily of $1,377,930 of indebtedness under the Credit Agreement, which bears interest at the prime rate plus 7.5%). In addition, in May 2016, the Lenders made an additional advance of $250,000 to us under the Credit Agreement. While our debt under the Credit Agreement will be converted in connection with the Recapitalization, and although we may pay interest that accrues on any future loans under the Credit Facility by capitalizing the interest and adding it to the principal balance of such loans, we may obtain further advances under the Credit Facility in the future and we may not be able to generate sufficient cash to service such debt as cash payments become due. If new debt is added to our current debt levels, the related risks for us could intensify.

Our substantial debt could have important consequences. In particular, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;
•	limit, along with the restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds;
•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;
•	increase our vulnerability to general adverse economic and industry conditions; and
•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we are unable to make payments as they come due or comply with the restrictions and covenants in the Credit Agreement and the other agreement governing our indebtedness, there could be a default under the terms of such agreements. In such event, or if we are otherwise in default under the Credit Agreement or such other agreements, including pursuant to the cross-default provisions of such agreements, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Furthermore, our lenders under the Credit Agreement could foreclose on their security interests in our assets, including the equity interests in our material subsidiaries. If any of those events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend the Financing Agreement or obtain needed waivers on satisfactory terms or without incurring substantial costs. Failure to maintain existing or secure new financing could have a material adverse effect on our liquidity and financial position.

The loss of the services of our key personnel could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

The execution of our business strategy depends largely on the continued efforts of our executive management, including Julian Davidson (our Executive Chairman), Philip Thomas (co-founder of LIBB and our Chief Executive Officer), Richard Allen (our Chief Financial Officer) and Peter Dydensborg (our Chief Operating Officer). We are also dependent on the efforts of Joe Caramele, our Vice President of National Sales & Marketing, whose skills, knowledge and contacts would be difficult to replace. As we have a limited operating history, we are highly dependent upon these individuals’ knowledge, experience and reputation within the industry. Any or all of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation, our development efforts and future prospects would be substantially impaired. We have employment agreements in place with these individuals that include non-competition provisions.

We may not comply with applicable government laws and regulations, and they could change. Any violations could result in reputational damage or substantial penalties, and any changes could result in increased compliance costs.

We are subject to a variety of federal, state and local laws and regulations in the U.S., and other countries in which we do business. These laws and regulations apply to many aspects of our business including the manufacture, safety, labeling, transportation, advertising and sale of our products. Violations of these laws or regulations could damage our reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on soft drinks or ingredients could increase our costs. Regulatory focus on the health, safety and marketing of food products is increasing. Certain state warning and labeling laws, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, could become applicable to our products. Some local and regional governments and school boards have enacted, or have proposed to enact, regulations restricting the sale of certain types of soft drinks in schools. Any violations or changes of regulations could have a material adverse effect on our profitability, or disrupt the production or distribution of our products, and negatively affect our business and financial performance.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

The ability of our business to grow and compete depends on the availability of adequate capital. We currently have negative cash flows from operations due in part to substantial marketing and promotional related expenses as well as our payroll expense. While we expect that the proceeds of this offering will be sufficient to meet our working capital needs for the next 12 months, we may require additional capital in the future to finance our growth strategy or for other purposes. In such event, we cannot assure you that we will be able to obtain equity or debt financing on acceptable terms or at all. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

We have a limited operating history and history of operating losses, and there is no guarantee that we will achieve profitability.

We have a limited operating history and a history of operating losses. There is no guarantee that we will become a profitable business. Further, our future operating results depend upon a number of factors, including our ability to manage our growth, retain our customer base and to successfully identify and respond to emerging trends in our market areas.

While we currently produce only non-alcoholic beverages, we are exploring entry into the alcoholic beverage industry. To the extent that we expand our operations into new sectors of the beverage industry, our business operations may suffer from a lack of experience, significant costs of entry and the competitive conditions in the market, among other factors, which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exploring entry into the alcoholic beverage industry. As we principally have been engaged in the production of NARTD teas, we have limited experience with developing, producing, marketing and distributing alcoholic beverages. Additionally, we will be exposed to significant operating costs associated with developing new products and entering a new sector of the beverage industry and will face new regulatory burdens, which could have an adverse impact on our business as well as place us at a disadvantage relative to more established alcoholic beverage market participants. Furthermore, the alcoholic beverage industry is highly competitive. We will compete with multinational corporations with significant financial resources. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. In addition:

•	We may not be able to adequately distinguish our alcohol products from our non-alcohol products. Our inability to create the proper differentiation could result in customer confusion and could have adverse regulatory consequences.
•	We may not be able establish the proper infrastructure to support the supply chain from the manufacturing of the product to the ultimate purchase by the end consumer.

As a result of the foregoing factors, we may be unsuccessful in expanding our business to include alcoholic beverages. Furthermore, attempting such an expansion will require a substantial investment of resources and management time, which could materially adversely affect our more established non-alcoholic beverage business as well. Accordingly, we can offer no assurance that if we expand our business beyond NARTD teas, we will be able to effectively develop, produce, market and distribute such beverages. Such failure could materially and adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to this Offering and an Investment in Our Common Stock

We are selling shares in this offering on a “best efforts, no minimum” basis, and there can be no assurance that all or any of the shares offered hereby will be sold.

We have engaged the selling agents to sell shares on a “best efforts” basis. There can be no assurance that all or any of the shares offered hereby will be sold. To the extent we fail to sell shares, our proceeds will be reduced. We may therefore have to seek additional, alternative financing to implement our plans as discussed in “Use of Proceeds.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have not paid any cash dividends on our common stock to date. Any future decisions regarding dividends will be made by our board of directors. We do not anticipate paying dividends in the foreseeable future, but expect to retain earnings to finance the growth of our business. Therefore, any return on investments will only occur if the market price of our common stock appreciates.

A robust public market for our common stock may not develop or be sustained, which could affect your ability to sell our common stock or depress the market price of our common stock.

Our common stock is traded on the OTCQB, which is an over-the-counter market. The over-the-counter markets are inter-dealer markets that may provide significantly less liquidity than national securities exchanges. As a result, an active public market for our common stock may not develop or be sustained, which could affect your ability to sell, or depress the market price of, our common stock. In addition, as a result of trading in the over-the-counter market, we could face other significant material adverse consequences, including:

•	a determination that our shares of common stock are “penny stock” which would require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We have applied to have our common stock listed on the NASDAQ Capital Market, but we cannot assure you that our application will be approved or that, if approved, our common stock will continue to trade on NASDAQ following this offering. For example, if the net proceeds of this offering are less than approximately $6 million, we may not meet the financial standards required for listing on NASDAQ. Even if our common stock is approved for trading and continues to trade on NASDAQ, we are unable to predict whether an active trading market for our common stock will develop or will be sustained.

We may close this offering even if our securities are not listed for trading on NASDAQ.

As indicated above, we cannot guarantee that our shares will be approved for listing on NASDAQ. If our shares of common stock are not listed on NASDAQ in connection with this offering for whatever reason, we currently intend to cancel the offering. However, we are not required to do so and we could close this offering and continue to have our common stock quoted for trading on the OTCQB market. The over-the-counter markets such as the OTCQB market are inter-dealer markets that may provide significantly less liquidity than NASDAQ.

The trading price and trading volume of our common stock may be volatile.

The price and volume of our common stock may be volatile and subject to fluctuations. Our stock has traded at a low of $3.99 to a high of $12.55 in 2016. Some of the factors that could cause fluctuations in the stock price or trading volume of our common stock include:

•	general market and economic conditions and market trends, including in the beverage industry and the financial markets generally;
•	the political, economic and social situation in the U.S.;

•	actual or expected variations in operating results;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, or other business developments;
•	adoption of new accounting standards affecting the industry in which we operate;
•	operations and stock performance of competitors;
•	litigation or governmental action involving or affecting us or our subsidiaries;
•	recruitment or departure of key personnel;
•	purchase or sales of blocks of our common stock; and
•	operating and stock performance of the companies that investors may consider to be comparable.

There can be no assurance that the price of our common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could materially adversely affect the price of our common stock, regardless of our operating performance. You should also be aware that price volatility might be worse if the trading volume of shares of our common stock is low, as it historically has been.

Our credit agreement with one of our lenders may, upon the completion of this offering, increase the number of shares outstanding and may have an adverse effect on the market price of our common stock.

On November 23, 2015, we entered into the Credit Agreement with Brentwood. The loans under the credit agreement are evidenced by the Brentwood Note. Brentwood may elect to convert the outstanding principal and interest under the Brentwood Note into shares of our common stock at a conversion price of $4.00 per share. In addition, in connection with the establishment of the credit facility, we issued the Brentwood Warrant to Brentwood. The Brentwood Warrant entitles the holder to purchase 1,111,111 shares of common stock at an exercise price of $4.50 and includes a cashless exercise provision. Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming there are no further advances by Brentwood) at the closing of the offering if the gross proceeds from this offering are at least $5 million. In addition, Brentwood will exchange the Brentwood Warrant for 486,111 shares of our common stock at such time. See “Certain Relationships and Related-Party Transactions” and “Shares Eligible for Resale” for more information. The sale, or even the possibility of sale, of such shares could have an adverse effect on the market price of the common stock or on our ability to obtain future financing.

Our outstanding warrants and options and the registration rights granted to certain of our stockholders will increase the number of shares outstanding and available for sale in the public markets, which may have an adverse effect on the market price of our common stock.

We presently have outstanding (i) employee stock options to purchase 194,667 shares of common stock at an exercise price of $3.75 per share held by certain of our executive officers, (ii) warrants to purchase up to 404,475 shares of common stock at an exercise price of $6.00 per share that were issued in the August Private Placement, the November Private Placement and the March Private Placement, and (iii) warrants to purchase up to 34,573 shares of common stock at an exercise price of $4.50 per share that were issued to the placement agent for the August Private Placement and the November Private Placement. In addition, if the gross proceeds from the offering are at least $10,000,000, Julian Davidson will be eligible to receive 50,000 shares of common stock. Furthermore, subsequent to the offering, Mr. Davidson will be eligible to receive an additional 35,000 shares of common stock and options to purchase 5% of our fully-diluted common stock outstanding immediately after the offering. In addition, we have granted certain demand and piggyback registration rights (i) to the investors in the August Private Placement, the November Private Placement and the March Private Placement with respect to the 404,475 shares of common stock and the shares underlying the 404,475 warrants sold to them in such offerings, (ii) to the former LIBB members with respect to the 2,633,334 shares of common stock issued to them in Business Combination, (iii) to Brentwood with respect to the 908,083 shares of common stock issuable in the Recapitalization and with respect to any shares of common stock in the future issuable upon conversion of the Brentwood Note and (iv) to the founders of Cullen’s predecessor with respect to the shares that were originally issued to them prior to such predecessor’s initial public offering. See “Shares Eligible for Resale” for more information. If and to the extent these warrants and options are exercised, or these registration rights are exercised, you may experience dilution to your holdings and/or it may have an adverse effect on the market price of our common stock.

We have the ability to issue additional shares of common stock and “blank check” preferred stock, which could affect the rights of holders of the common stock.

Our amended and restated certificate of incorporation allows our board of directors to issue 35,000,000 shares of common stock and 1,000,000 shares of preferred stock and to set the terms of such preferred stock. Following this offering and the Recapitalization, and assuming all the shares offered hereby have been sold and the issuance of 65,000 shares of common stock to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen and John Carson as described elsewhere herein, we expect we will have 26,248,589 authorized but unissued shares of common stock available for issuance after appropriate reservation for our outstanding options and warrants and for the 2015 Plan. The issuance of additional common stock may dilute the economic and voting rights of our existing stockholders. In addition, the terms of such preferred stock may materially adversely impact the dividend and liquidation rights of holders of the common stock.

You will experience immediate and substantial dilution.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our existing stockholders acquired their securities prior to this offering at substantially less than investors are paying in this offering, significantly contributing to this dilution. Upon consummation of this offering, assuming all of the shares offered hereby are sold, investors in the shares of common stock will incur an immediate and substantial dilution of approximately $4.94 per share (the difference between the pro forma net tangible book value per share $1.56, and the assumed public offering price of  $6.50 per share). This is because investors in this offering will be contributing approximately 54% of the total amount paid to us for our outstanding securities after this offering but will only own approximately 21% of our outstanding securities. Accordingly, the per share purchase price investors will be paying substantially exceeds our per share net tangible book value.

Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred stock. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our senior executive officers and directors may not be able to successfully manage a publicly traded company.

Not all of our senior executive officers or directors have extensive experience managing a publicly traded company, and they may not be successful in doing so. The demands of managing a publicly traded company, like ours, is much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely, or may rely, on these exemptions. If some investors find our common stock less attractive as a result, the price of our common stock may be reduced, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” until December 31, 2020, although a variety of circumstances could cause us to lose that status earlier. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other public companies.

Obligations associated with being a public company require significant company resources and management attention, and we will incur increased costs as a result of being a public company.

We became subject to the reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act, upon consummation of the Business Combination with LIBB and Cullen as described in “Business” below. These requirements and rules may place a strain on our systems and resources and those of our subsidiaries, including LIBB, which was not previously subject to such regulation. For example, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources, will make certain activities more time-consuming and will cause us to incur significant legal, accounting and other expenses that we had not previously incurred. Furthermore, the expenses incurred by public companies, generally, for reporting and corporate governance purposes have been increasing, which may further strain our resources. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, expand or outsource our internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. Our incremental general and administrative expenses as a publicly traded corporation will include costs associated with reports to stockholders, tax returns, investor relations, registrar and transfer agent’s fees, incremental director and officer liability insurance costs and director compensation. During 2015, we estimate that we incurred approximately $283,000 in additional costs in connection with being a public company, excluding compensation to directors and additional employees and all stock-based compensation. We cannot predict or estimate the amount of the additional costs we may incur in future years, the timing of any increases in such costs or the degree of impact that our management’s attention to these matters will have on our business.

We will be required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act as early as December 31, 2016, although as an “emerging growth company” we will be exempt from certain of its requirements for so long as we remain as such. For example, Section 404 of the Sarbanes-Oxley Act requires that we and our independent auditors report annually on the effectiveness of our internal control over financial reporting; however, as an “emerging growth company” we may take advantage of an exemption from the auditor attestation requirement. Once we are no longer an “emerging growth company” or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting, unless at such time we are a “non-accelerated filer.” We currently qualify as a “non-accelerated filer” and will generally continue to qualify as such for each fiscal year thereafter where our public float remains below $75 million as of the last day of the second fiscal quarter of the prior fiscal year. Management, however, is not exempt from Section 404 of the Sarbanes-Oxley Act, and will be required to, among other things, maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow us to report on the effectiveness of our internal control over financial reporting, as required. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to fines, sanctions and other regulatory action.

As an “emerging growth company,” we also intend to continue to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as a “smaller reporting company,” we are permitted to take advantage of reduced disclosure requirements, some of which are the same as the exemptions available to an “emerging growth company.” In general, we will remain a “smaller reporting company” for each fiscal year where our public float remains below $75 million as of the last day of the second fiscal quarter of the prior fiscal year. We intend to take advantage of these exemptions and reduced reporting requirements until we are no longer an “emerging growth company” and/or a “smaller reporting company,” at which time, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with these additional requirements, including Section 404 of the Sarbanes-Oxley Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements in addition to historical and current information. These forward-looking statements are included throughout this prospectus, including in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We may use the words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $8,600,000 based on an assumed public offering price of $6.50 per share, and assuming that all of the shares offered hereby are sold, after deducting estimated selling agent commissions and estimated offering expenses. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, capital expenditures and acquisitions. In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2016. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements included elsewhere in this prospectus.

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016, on:

•	an actual basis;
•	on a pro forma basis to give effect to the Recapitalization and the issuance of 65,000 shares of common stock to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen, and John Carson as described elsewhere herein;
•	on a pro forma as adjusted basis to give effect to the issuance and sale by us of shares in this offering at an assumed public offering price of $6.50 per share, assuming that all of the shares offered hereby are sold, after deducting selling agent discounts and commissions and estimated offering expenses payable by us.

	March 31, 2016
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash	$362,854	$612,854	$9,972,854
Long-Term Liabilities	$1,510,746	$132,816	$132,816
Stockholders’ Equity
Preferred stock, par value $0.0001; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Common stock, par value $0.0001; authorized 35,000,000 shares; 4,973,715 shares issued and outstanding on an actual basis; 5,946,798 shares issued and outstanding on a pro forma basis; 7,485,260 shares issued and outstanding on a pro forma as adjusted basis	497	595	749
Additional paid in capital	5,383,772	8,549,041	17,148,887
Accumulated deficit	(3,947,047)	(5,484,435)	(7,163,861)
Total Stockholders’ Equity	$1,437,222	3,065,201	9,985,775
Total Capitalization	$45,758,178	$38,654,187	$48,654,187

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our net tangible book value as of March 31, 2016 was ($268,447) or ($0.05) per share of common stock. Our pro forma net tangible book value as of March 31, 2016 was 1,359,483, or $0.23 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2016, after giving effect to the Recapitalization and the issuance of 65,000 shares of common stock to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen, and John Carson as described elsewhere herein.

After giving effect to the sale of 1,538,462 shares of common stock in this offering at an assumed public offering price of $6.50 per share, and after deducting selling agent commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2016 would have been approximately $11,665,152, or $1.56 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.33 per share to our existing stockholders and an immediate dilution of $4.94 per share to investors purchasing shares in this offering.

Assumed public offering price per share of common stock	$6.50
Pro forma net tangible book value per share as of March 31, 2016	$0.23
Increase in net tangible book value per share attributable to this offering	$1.33
Pro forma as adjusted net tangible book value per share after this offering	$1.56
Dilution to new investors	$4.94

Each $1.00 increase (decrease) in the assumed public offering price of $6.50 per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $0.19 per share and the dilution to new investors by $0.81 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated selling agent commissions.

The table below summarizes as of March 31, 2016, after giving effect to the Recapitalization and the issuance of 65,000 shares of common stock to John Carson, Richard Allen, and Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing shares in our common stock in this offering at an assumed combined public offering price of $6.50 per share, before deducting estimated selling agent commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,946,798	79%	$8,549,636	46%	$1.44
New investors	1,538,462	21%	10,000,000	54%	6.50
Total	7,485,260	100%	$18,549,636	100%	$2.48

The total number of shares of our common stock reflected in the discussion and tables above is based on 5,946,798 shares of our common stock outstanding, as of March 31, 2016, after giving effect to the Recapitalization and the issuance of 65,000 shares of common stock to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen and John Carson as described elsewhere herein, but excludes:

•	35,000 shares of common stock and an option to purchase 5% of our fully-diluted common stock outstanding as of immediately after the offering issuable to Mr. Davidson subsequent to the offering, in each case if the gross proceeds from the offering are at least $10,000,000;
•	633,715 shares of common stock issuable upon the exercise of currently outstanding options and warrants (other than the Brentwood Warrant), which have a weighted average exercise price of $5.23 per share and a weighted average duration of 3.21 years as of March 31, 2016;
•	466,667 shares of common stock reserved for issuance pursuant to our 2015 Plan.

PRICE RANGE OF OUR COMMON STOCK

Price Range of Our Common Stock

The historical trading price of our common stock includes the trading of Cullen common stock for periods prior to the consummation of the Business Combination with Cullen and LIBB. Since July 27, 2015, our common stock has been quoted under the symbol “LTEA,” initially on the Over-the-Counter Bulletin Board, or the “OTCBB,” and, since October 1, 2015, on the OTCQB. From June 1, 2015, the effective date of the Business Combination for market trading purposes, to July 27, 2015, our common stock was quoted on the OTCBB under the symbol “OLIC.” Prior to June 1, 2015, Cullen’s common stock was quoted on the OTCBB under the symbol “CAGZ.” All historical trading prices have been adjusted to reflect the 15-to-1 reverse stock split that occurred as a result of the exchange ratio under the Merger Agreement, which provided for Cullen stockholders to receive one share of our common stock for every 15 shares of Cullen common stock held by them immediately prior to the Business Combination.

The following table sets forth the range of high and low sales prices for the applicable period.

	Common Stock
	High ($)	Low ($)
Fiscal Year 2016:
Second Quarter*	$12.5500	$6.9100
First Quarter	10.7000	3.9900
Fiscal Year 2015:
Fourth Quarter	$9.7500	$3.3500
Third Quarter	10.0000	6.9500
Second Quarter**	11.2494	1.0000
First Quarter	14.9993	2.8499
Fiscal Year 2014:
Fourth Quarter	$6.2997	$2.0999
Third Quarter	10.4995	5.2497
Second Quarter	11.8494	7.0496
First Quarter	7.9496	1.1999

*	Through June 23, 2016.
**	Effective May 27, 2015, we consummated the Business Combination with Cullen and LIBB.

Holders

As of June 20, 2016, there were 4,973,715 shares of our common stock outstanding. Our shares of common stock are currently held by approximately 130 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of banks, brokers and other nominees. We expect to have in excess of 300 beneficial holders upon consummation of this offering, as required for initial listing on the Nasdaq Capital Market.

Dividend Policy

We have not paid any cash dividends on our common stock to date. Any future decisions regarding dividends will be made by our board of directors. We do not anticipate paying dividends in the foreseeable future, but expect to retain earnings to finance the growth of our business. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Overview

We are a holding company operating through our wholly-owned subsidiary, LIBB. We are engaged in the production and distribution of premium NARTD tea in the beverage industry. We are currently organized around our flagship brand Long Island Iced Tea®, a premium NARTD tea made from a proprietary recipe and with quality components sold primarily on the East Coast of the United States through a network of national and regional retail chains and distributors. Our mission is to provide consumers with premium iced tea offered at an affordable price.

We aspire to be a market leader in the development of iced tea beverages that are convenient and appealing to consumers. There are two major target markets for Long Island Iced Tea®: consumers on the go and health conscious consumers. Consumers on the go are families, employees, students and other consumers who lead a busy lifestyle. With increasingly hectic and demanding schedules, there is a need for products that are accessible and readily available. Health conscious consumers are individuals who are becoming more interested and better educated on what is included in their diets, causing them to shift away from the options perceived as less healthy such as CSDs towards alternative beverages such as iced tea.

In addition, we have begun exploring entry into the $215 billion U.S. alcohol industry, with the hope to establish ourselves as a multi-product alcoholic and non-alcoholic beverage company.

Highlights

We generate income through the sale of our iced teas. The following are highlights of our operating results for the three months ended March 31, 2016 and 2015:

•	Net sales. During the three months ended March 31, 2016, we had net sales of $508,169, an increase of $243,447 over the three months ended March 31, 2015. Included in our net sales was a reduction to net sales of $13,600 related to a non-recurring issuance of common stock to certain distributors. In the absence of this issuance of common stock, sales would have increased to $521,769 for the three months ended March 31, 2016. The increase is primarily due to brand momentum and an increase in distribution. The increase was also bolstered by the sale of our product line in gallon containers.
•	Margin. Our margin decreased by 19% for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. The decrease was due to the fact that during the three months ended March 31, 2015 we received a credit of $120,000 from one of our vendors related to production issues. The cost of the inventory affected by these production issues was reduced by $91,523 resulting in a positive impact of $28,477 on our gross profit in the prior year. Furthermore, during May 2015 and January 2016, we introduced five of our flavors in gallon containers. Sales of our gallon containers carry lower margins than our standard 20 ounce containers. As a result, our margins during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 were negatively impacted by the introduction of gallon container sales into our sales mix. In addition, during the three months ended March 31, 2016, we recorded an adjustment of $14,350 to reduce the cost of certain products to estimated net realizable value. These negative factors were partially offset by sales through vending machines which typically carry higher margins.

•	Operating expenses. During the three months ended March 31, 2016, our operating expenses were $1,264,208, an increase of $837,004 as compared to three months ended March 31, 2015. The increase in operating expenses for the three months ended March 31, 2016 related primarily to increased payroll (including stock based compensation), increases in advisory board and board of directors fees, and increases in legal and consulting expenses.

The following are highlights of our operating results for the years ended December 31, 2015 and 2014:

•	Net sales. During the year ended December 31, 2015, we had net sales of $1,899,230, an increase of $154,790 over the year ended December 31, 2014. The primary drivers of this change were increases in our gallon sales which were launched for the first time in May 2015 as well as expansion into new markets. These increases were offset by a decline in our sales to Costco from the prior year as our product was not carried in Costco’s product line, and we performed fewer road shows in 2015.
•	Margin. Our margin increased by 4% for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The primary reason for the increase was the fact that we received a credit of $120,000 from one of our vendors related to production issues during the first quarter of 2015, which resulted in a reduction of the cost of the inventory affected by the production issues. Our ability to sell this inventory resulted in improved margins of approximately 6% during the year ended December 31, 2015. These positive impacts were partially offset by the addition of smaller margin gallon containers to the product line. In addition, during the year ended December 31, 2015, we recorded an adjustment of $41,790 to reduce the cost of our gallons to the estimated net realizable value.
•	Operating expenses. During the year ended December 31, 2015, our operating expenses were $3,395,319, an increase of $113,942 as compared to the year ended December 31, 2014. These increases were primarily the result of costs for stock based compensation and other fees related to our board of directors and advisory board as well as an increase in our general and administrative salaries. These increases were offset by decreases in operating expenses for the year-end period related primarily to decreased advertising and other marketing expenses as a result of the cost of our marketing campaigns for 2015 as well as decreased costs related to the performance of our roadshows at Costco as compared to the prior year.

Historically, our cash generated from operations has not been sufficient to meet our expenses. Accordingly, we have historically financed our business through the sale of equity interests or through the issuance of promissory notes. During the year ended December 31, 2015, our cash flows used in operations were $3,084,756 and our net cash provided by financing activities was $2,994,627. During the three months ended March 31, 2016, our cash flows used in operations were $768,912 and our net cash provided by financing activities was $924,574. We had working capital of $763,090 as of March 31, 2016.

In order to execute our long-term growth strategy, we may need to continue to raise additional funds through private equity offerings, debt financings, or other means. There are no assurances that we will be able to raise such funds on acceptable terms or at all.

Uncertainties and Trends in Our Business

We believe that the key uncertainties and trends in our business are as follows:

•	We believe that using various marketing tools, which may result in significant advertising expenses, will be necessary in order to increase product awareness in order to compete with our competitors, including large and well established brands with access to significant capital resources.
•	Customer trends and tastes can change for a variety of reasons including health consciousness, government regulations and variation in demographics. We will need to be able to adapt to changing preferences in the future.
•	Our sales growth is dependent upon maintaining our relationships with existing and future customers who may generate substantial portions of our revenue, which includes sales to retailers where there may be concentrations.

•	Our sales are subject to seasonality. Our sales are typically the strongest in the summer months in the northeastern United States.
•	We are currently involved in litigation. See “Business — Legal Proceedings” for more information. There are no assurances that there will be successful outcomes to these matters.
•	We have developed a gallon product line featuring five of our existing flavors. Our gross margins are minimal on this product. There are no assurances we will be successful in increasing the margins on this product line.
•	We are exploring potential opportunities to expand our business to include alcoholic beverages. This expansion may require a substantial investment of resources and management time, and there can be no assurances that our efforts will be successful.

Critical Accounting Policies

The preparation of the financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in these consolidated financial statements. We believe that, of our significant accounting policies (see Note 2 of the financial statements included in this prospectus), the following policies are the most critical.

Revenue Recognition

Revenue is stated net of sales discounts and rebates paid to customers. Net sales are recognized when all of the following conditions are met: (1) the price is fixed and determined; (2) evidence of a binding arrangement exists (generally, purchase orders); (3) products have been delivered and there is no future performance required; and (4) amounts are collectible under normal payment terms. These conditions typically occur when the products are delivered to or picked up by the Company’s customers.

Customer Marketing Programs and Sales Incentives

The Company participates in various programs and arrangements with customers designed to increase the sale of its products. Among these programs are arrangements under which allowances can be earned by customers for attaining agreed upon sales levels or for participating in specific marketing programs. The Company believes that its participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace. The costs of all these various programs are recorded as a reduction of sales in the consolidated financial statements.

Accounts Receivable

The Company sells products to distributors and in certain cases directly to retailers, and extends credit, generally without requiring collateral, based on its evaluation of the customer’s financial condition. Potential losses on the Company’s receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. The Company carries its trade accounts receivable at net realizable value. Typically, accounts receivable have terms of net 30 days and do not bear interest. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments. The Company determines these allowances by (1) evaluating the aging of its receivables; (2) analyzing its history of sales adjustments; and (3) reviewing its high-risk customers. Past due receivable balances are written off when the Company’s efforts have been unsuccessful in collecting the amount due. Accounts receivable are stated at the amounts management expects to collect.

Inventories

The Company’s inventory includes raw materials such as bottles, sweeteners, labels, flavors and packaging. Finished goods inventory consists of bottled and packaged iced tea. The Company values its inventories at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Business Combination

For accounting purposes, the Business Combination was treated as an acquisition of Cullen by LIBB and as a recapitalization of LIBB, as the former LIBB members hold a large percentage of the Company’s shares and exercise significant influence over the operating and financial policies of the consolidated entity and the Company was a public shell company at the time of the transaction. Pursuant to Accounting Standards Codification (“ASC”) 805-10-55-11 through 55-15, the merger or acquisition of a private operating company into a non-operating public shell with nominal assets is considered a capital transaction in substance rather than a business combination. As a result, the condensed consolidated balance sheet, statement of operations, and statement of cash flows of LIBB have been retroactively updated to reflect the recapitalization. Additionally, the historical condensed consolidated financial statements of LIBB are now reflected as those of the Company.

Results of Operations

Comparison of the three months ended March 31, 2016 and March 31, 2015

	For the Three Months Ended March 31,
	2016	2015
Net sales	508,169	264,722
Cost of goods sold	467,618	193,309
Gross profit	40,551	71,413
Operating expenses:
General and administrative expenses	777,665	219,423
Selling and marketing expenses	486,543	207,781
Total operating expenses	1,264,208	427,204
Operating Loss	(1,223,657)	(355,791)
Other expenses:
Interest expense	(193,413)	(22,875)
Net loss	$(1,417,070)	$(378,666)

Net Sales and Gross Profit

Net sales for the three months ended March 31, 2016 increased by $243,447, or 92%, to $508,169 as compared to $264,722 for the three months ended March 31, 2015. Included in our net sales was a reduction to net sales of $13,600 related to a non-recurring issuance of common stock to certain distributors. In the absence of this issuance of common stock, sales would have increased to $521,769 for the three months ended March 31, 2016. The increase is primarily due to brand momentum and an increase in distribution. The increase was also bolstered by the sale of our product line in gallon containers. Net sales of our product in gallons during the three months ended March 31, 2016 were approximately $149,000 as compared to $0 for the three months ended March 31, 2015. In addition, we purchased vending machines in the fourth quarter of 2015. Sales of our iced tea products as well as other products purchased from vendors were approximately $64,000 during the three months ended March 31, 2016 as compared to $0 for the three months ended March 31, 2015. We also began selling certain juice products in the first quarter of 2016. Sales of these products were approximately $24,000 during the three months ended March 31, 2016. The remainder of the increase was due to increased distribution, including in the Midwest of the United States.

Gross profit decreased by $30,862, or 43%, from $71,413 for the three months ended March 31, 2015 to $40,551 for the nine months ended September 30, 2015. Our gross profit percentage decreased by 19% for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. The decrease was due to the fact that during the three months ended March 31, 2015 we received a credit of $120,000 from one of our vendors related to production issues. The cost of the inventory affected by these production issues was reduced by $91,523 resulting in a positive impact of $28,477 on our gross profit in the prior year. Furthermore, during May 2015 and January 2016, we introduced five of our flavors in gallon containers. Sales of our gallon containers carry lower margins than our standard 20 ounce containers. As a result, our margins during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 were negatively impacted by the introduction of gallon container sales into our sales mix. In addition, during the three months ended March 31, 2016, we recorded an adjustment of $14,350 to reduce the cost of certain products to estimated net realizable value. These negative factors were partially offset by sales through vending machines which typically carry higher margins.

General and administrative expenses

General and administrative expenses for the three months ended March 31, 2016 increased by $558,242, or 254%, to $777,665 as compared to $219,423 for the three months ended March 31, 2015. During the three months ended March 31, 2016, costs incurred related to our board of directors and advisory board were $110,000, which consisted of fees to be paid in cash and common stock to the directors and advisory board members, as compared to $0 during the three months ended March 31, 2015. During the three months ended March 31, 2016, our general and administrative salaries increased by $28,700 as compared to the three months ended March 31, 2015. This was primarily the result of the increase in the Chief Executive Officer’s salary, which took place on May 27, 2015 in connection with the consummation of the business combination between us, LIBB and Cullen. In addition, we incurred $105,740 in stock based compensation expense that was allocated to general and administrative expenses during the three months ended March 31, 2016. Legal and professional fees increased by $97,536 which included fees paid to our consultants of $55,800 as well as increased accounting and legal costs related to the filing of our Form 10-K. Additionally, during the three months ended March 31, 2016, we incurred $46,667 related to costs of our alcohol development contract. The remainder of the cost increases primarily related to rent and storage fees, insurance costs, website and internet costs, press release costs and filing fees related to becoming a public company on May 27, 2015, and increases in depreciation expense related to the purchase of vending machines in the fourth quarter of 2015.

Selling and marketing expenses

Selling and marketing expenses for the three months ended March 31, 2016 increased by $278,762, or 134%, to $486,543 as compared to $207,781 for the three months ended March 31, 2015. Selling and marketing expenses increased largely due to increased selling salaries of $142,000 primarily related to the hiring of new employees, including a national vice president. Included in this amount was $30,000 of stock based compensation to this employee. In addition, stock based compensation allocated to selling and marketing expenses related to stock options increased by $45,613. Additionally sales commissions paid to brokers increased by approximately $31,000 due to stock issued to brokers worth $8,000 and the increase in commissions related to our sales through vending machines. Freight out increased by $29,038 during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015 due to increased volume as well as increased freight rates resulting from shipments from a storage facility located in Georgia. Demo expenses also increased by approximately $25,000 as a result of demos put on in support of our gallon brand. The remainder of the increase was caused by various other marketing expenses.

Other expense

Other expense, which consisted of interest expense, for the three months ended March 31, 2016 increased by $170,538, or 746%, to $193,413 as compared to $22,875 for the three months ended March 31, 2015. The increase was primarily the result of the Credit Facility with Brentwood and the related amortization of deferred financing costs associated with the agreement.

Comparison of the years ended December 31, 2015 and December 31, 2014

	For the Years Ended December 31,
	2015	2014
Net sales	$1,899,230	$1,744,440
Cost of goods sold	1,556,140	1,504,146
Gross profit	343,090	240,294
Operating expenses:
General and administrative expenses	1,946,270	1,073,867
Selling and marketing expenses	1,449,049	2,207,510
Total operating expenses	3,395,319	3,281,377
Operating Loss	(3,052,229)	(3,041,083)
Other expenses:
Other expense	(3,327)	—
Interest expense	(124,713)	(110,298)
Total other expenses	(128,040)	(110,298)
Net loss	$(3,180,269)	$(3,151,381)

Net Sales and Gross Profit

Net sales for the year ended December 31, 2015 increased by $154,790, or 9%, to $1,899,230 as compared to $1,744,440 for the year ended December 31, 2014. The sales increase was primarily driven by the sales of our gallons which were introduced during May 2015. Sales of our gallons were approximately $351,000 during the year ended December 31, 2015, including sales to one customer which accounted for approximately 10% of our sales for the year ended December 31, 2015. The Company also experienced an increase in sales as a result of the Company’s focus on increasing brand recognition and expanding its customer base through the utilization of new distributors particularly in the New Jersey, Philadelphia, Florida, Virginia, and New England areas. These sales increases in 2016 were partially offset by decreases in our sales to Costco from approximately $562,000 for the year ended December 31, 2014 to approximately $118,000 for the year ended December 31, 2015. This was due to the fact that for the year ended December 31, 2014, we performed more road shows and product demonstrations. In addition, during the year ended December 31, 2014 we were sold in Costco’s product line. During the year ended December 31, 2015, our product was not sold in Costco’s regular product line.

Gross profit increased by $102,796, or 43%, from $240,294 for the year ended December 31, 2014 to $343,090 for the year ended December 31, 2015. Gross profit percentage increased by 4% from 14% for the year ended December 31, 2014 to 18% for the year ended December 31, 2015. The primary reason for the increase was due to the fact that the Company received a credit of $120,000 from one of the Company’s vendors related to production issues. The cost of the inventory affected by these production issues was reduced by $91,523 resulting in a positive impact of $28,477 on our gross profit. The Company maintained this inventory, and as a result, sales of this inventory over the remainder of 2015 resulted in a positive impact on our margins which may not be indicative of future results. Our margins were also positively impacted by the fact that in some regions we were selling directly to retailers which resulted in higher case prices. These increases in our margins were offset by the sales of our gallon product line, which have lower gross margins. In addition, during the year ended December 31, 2015, we recorded an adjustment of $41,790 to reduce the cost of our gallons to the estimated net realizable value, which further offset the increase in our margins.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2015, increased by $872,403, or 81%, to $1,946,270 as compared to $1,073,867 for the year ended December 31, 2014. During the year ended December 31, 2015, costs incurred related to our board of directors and advisory board were $240,000, which consisted of fees to be paid in common stock to the directors and advisory board members, as compared to $0 during the year ended December 31, 2014. During the year ended December 31, 2015, the Company’s general and administrative salaries increased by $251,624 as compared to the year ended December 31, 2014. This was primarily the result of officers’ salaries including the Chief Executive Officer and Chief Accounting Officer of the Company. In addition, the Company incurred $251,019 in stock based compensation expense that was allocated to general and administrative expenses during the year ended December 31, 2015. In addition, there were increases in insurance expense of $54,538 primarily related to our directors and officers insurance. Depreciation and amortization expense increased by $39,481 primarily as a result of increased capital expenditures in the prior year related to display items such as wood racks and refrigerators as well as automobiles and trucks. SEC filing expenses, stock transfer fees, and other filing fees also increased by $63,567, primarily as a result of the fact that the Company became a public entity on May 27, 2015. The Company also experienced increases in office expenses, rent expense (including storage fees), and bad debt expense. These increases were offset by decreases in accounting and legal fees of $158,524 primarily related to the accounting and audit services needed in the prior year period to prepare for the Business Combination.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2015 decreased by $758,461, or 34%, to $1,449,049 as compared to $2,207,510 for the year ended December 31, 2014. Selling and marketing expenses decreased largely due to decreased advertising expenses from $697,146 for the year ended December 31, 2014 to $246,997 for the year ended December 31, 2015. In addition, the costs to perform road shows and product demonstrations, including staff and sample expenses at these shows, decreased by approximately $232,385 for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This was due to the fact that we performed fewer road shows and product demonstrations during the period along with the fact that they were mainly staffed in house during 2015. Selling salaries also declined by $267,952 during the year ended December 31, 2015 as compared to the year ended December 31, 2014. In addition the Company’s selling and marketing expenses decreased due to the fact that the Company changed the style of its labels in 2014. As a result, design costs decreased by $45,625. These declines in selling expenses were offset primarily by increases in freight of $89,362 and stock based compensation allocated to selling expenses of $108,283.

Other expense

Other expense, which consisted primarily of interest expense, for the year ended December 31, 2015, increased by $17,742, or 16%, to $128,040 as compared to $110,298 for the year ended December 31, 2014. Interest expense increase were primarily the result of the Credit Facility with Brentwood on November 23, 2015.

Liquidity and Capital Resources

Sources of Liquidity

We have historically been financed by debt from our stockholders and unrelated third parties. In addition, we have also been financed by the sale of equity interests. We had working capital of $763,090 and $342,186 as of March 31, 2016 and December 31, 2015, respectively. We believe that, as a result of a commitment for financing from a stockholder and our working capital as of March 31, 2016, our cash resources will be sufficient to fund our net cash requirements through the May 2017.

The following table provides an overview of our borrowings as of March 31, 2016:

Description of Debt	Holder	Interest Rate	Balance at March 31, 2016
Line of Credit	Brentwood LIIT Inc.	Prime Plus 7.5%	$1,377,930
Automobile loans	Various	3.59% to 10.74%	$51,415
Equipment Loan Reimbursement Agreement	Magnum Vending Corp.	10%	$103,951

Below is a summary of our financing activities during the last two fiscal years and the three months ended March 31, 2016. In order to execute our long-term growth strategy, which could include the expansion of the business to include alcoholic beverages, we may need to continue to raise additional funds through private equity offerings, debt financings, or other means. There are no assurances that we will be able to raise such funds on acceptable terms or at all.

2016 Financing Activity

Commencing on November 24, 2015 and ending on March 14, 2016, we conducted the November Private Placement of up to $3,000,000 of units, at a price of $4.00 per unit, through a placement agent. From January 1, 2016 to March 14, 2016, we sold an aggregate of 171,725 units for total gross proceeds of $686,900 in the private placement. The units consisted of one share of common stock (for an aggregate of 171,725 shares) and one warrant (for an aggregate of 171,725 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on November 30, 2018.

On March 29, 2016, we commenced the March Private Placement of units, at a price of $4.00 per unit. As of March 31, 2016, we had sold an aggregate of 58,750 units for total gross proceeds of $235,000. The units consisted of one share of common stock (for an aggregate of 58,750 shares) and one warrant (for an aggregate of 58,750 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on March 29, 2019. Included in the proceeds for the March Private Placement were subscriptions receivable of $120,000 which were collected during April 2016.

In March 2016, Brentwood approved an increase of $500,000 in the Available Amount under the Credit Agreement and approved advances in the same amount. Of such advances, $250,000 had been received by us as of March 31, 2016, and an additional $250,000 was received by us during May 2016. As of March 31, 2016, the outstanding balance of the loans under the Credit Facility, including capitalized interest and fees (both of which are excluded when determining whether the Available Amount has been reached), was $1,377,930. Currently, the total Available Amount is $1,500,000 (all of which has been advanced to us) and the outstanding balance of the loans under the Credit Facility, including capitalized interest and fees, is $1,627,930. The terms of the Credit Agreement are described more fully below in “2015 Borrowing Activity.”

Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming there are no further advances by Brentwood) at the closing of the offering. In addition, Brentwood will exchange the Brentwood Warrant for 486,111 shares of our common stock at such time. The Credit Facility will remain outstanding, except that the Facility Amount will be reduced to $3,500,000. The Recapitalization will occur only if the gross proceeds from this offering are at least $5 million.

2015 Borrowing Activity

On November 23, 2015, we entered into the Credit Agreement with Brentwood. Brentwood is owned by Eric Watson, who currently beneficially owns approximately 28.7% of our outstanding common stock, and KA#2 Ltd., which currently beneficially owns approximately 10.4% of our outstanding common stock. The Credit Agreement provides for a revolving Credit Facility. The Available Amount under the Credit Facility may be increased from time to time, in increments of $500,000, up to the Facility Amount, and we may obtain further advances, subject to the approval of Brentwood. The proceeds of the Credit Facility are to be used for the purposes disclosed in writing to Brentwood in connection with each advance. As of December 31, 2015, the total Available Amount was $1,000,000 (all of which had been advanced to us) and the outstanding balance of the loans under the Credit Facility, including capitalized interest and fees as described below (both of which are excluded when determining whether the Available Amount has been reached), was $1,091,571.

The Credit Facility bears interest at rate equal to the prime rate plus 7.5%, compounded quarterly, and matures on November 23, 2018. The outstanding principal and interest under the Credit Facility are payable in cash on the maturity date. As of December 31, 2015, $4,071 of interest has been compounded and added to the principal balance of the loans. We also paid Brentwood a one-time facility fee equal to 1.75% of the Facility Amount, which was capitalized and added to the principal amount of the loan, and will pay Brentwood $30,000 for its expenses at the maturity date. The Credit Facility is secured by a first priority security interest in all of our property, including the membership interests in LIBB held by us. We also have guaranteed the repayment of

LIBB’s obligations under the Credit Facility. In addition, LIBB’s obligations are guaranteed by Philip Thomas, our Chief Executive Officer, in certain limited circumstances, up to a maximum of $200,000.

Brentwood may accelerate the amounts due under the Credit Facility upon the occurrence of certain events of default, including a failure to make a payment under the credit facility when due, a violation of the covenants contained in the Credit Agreement and related documents, a filing of a bankruptcy petition or a similar event with respect to us or the occurrence of an event of default under other material indebtedness of ours. The Company and LIBB also made certain customary representations and warranties and covenants, including negative covenants with respect to the incurrence of indebtedness.

The loans under the Credit Agreement are evidenced by the Brentwood Note. Brentwood may elect to convert the outstanding principal and interest under the Brentwood Note into shares of our common stock at a conversion price of $4.00 per share. The conversion price and the shares of common stock or other property issuable upon conversion of the principal and interest are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of our common stock, or in the event of a fundamental transaction.

In addition, in connection with the establishment of the Credit Facility, we issued the Brentwood Warrant to Brentwood. The Brentwood Warrant entitles the holder to purchase 1,111,111 shares of common stock at an exercise price of $4.50 and includes a cashless exercise provision. The exercise price and number of shares of our common stock or property issuable on exercise of the Brentwood Warrant are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the common stock, or in the event of a fundamental transaction.

Brentwood will have certain “piggyback” registration rights, on customary terms, with respect to the shares of our common stock issuable upon conversion of the Brentwood Note and upon exercise of the Brentwood Warrant.

On November 23, 2015, we entered into a reimbursement agreement with Magnum Vending Corp., or “Magnum,” an entity managed by Philip Thomas, the Company’s Chief Executive Officer and a director of ours, and certain of his family members. In exchange for the exclusive right to stock vending machines owned by Magnum, we agreed to reimburse Magnum for certain costs that Magnum incurred to acquire the machines including machines which were purchased with an equipment loan. The total principal amount of the payments underlying the agreement upon the inception of the agreement was $117,917. The reimbursements will be made in 35 monthly payments of principal and interest in the amount of $3,819 with an interest rate of 10%. Upon completion of these payments in October 2018, Magnum will transfer the vending machines to us. As of December 31, 2015, the total principal amount of the payments underlying the agreement was $117,917 and we had made principal and interest payments of $6,463 under the agreement.

On April 28, 2015, LIBB received $150,000 as proceeds from a loan from Bass Properties, LLC, or “Bass Properties,” which was at the time a stockholder of Cullen and member of LIBB. On May 4, 2015, LIBB received $400,000 as proceeds from a loan with Ivory Castle Limited, or “Ivory Castle,” which was at the time a member of LIBB. These notes bore interest at 6% per annum and were to mature on July 31, 2016. On June 30, 2015, these loans, together with accrued interest, a total of $555,910 were converted into 138,979 shares of the Company’s common stock.

2015 Private Placements

On June 30, 2015, we received net proceeds of $468,468 through the issuance of 117,636 shares of common stock at an average price of approximately $4.00 per share.

On July 8, 2015, we received proceeds of $100,000 through the issuance of 25,000 shares of common stock at a price of $4.00 per share.

Commencing on August 10, 2015 and ending on October 30, 2015, we conducted the August Private Placement of up to $3,000,000 of units, at a price of $4.00 per unit, through a placement agent. During the private placement, we sold an aggregate of 155,750 units for total gross proceeds of $623,000. The units consisted of one share of common stock (or an aggregate of 155,750 shares) and one warrant (or an aggregate of 155,750 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on September 17, 2018.

On November 24, 2015, we commenced the November Private Placement of up to $3,000,000 of units, at a price of $4.00 per unit, through a placement agent. As of December 31, 2015, we had sold an aggregate of 18,250 units for total gross proceeds of $73,000 in the private placement. The units consisted of one share of common stock (for an aggregate of 18,250 shares) and one warrant (for an aggregate of 18,250 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on November 30, 2018. We made additional sales in the November Private Placement after December 31, 2015, as described above under “2016 Financing Activity.”

Net proceeds after all direct costs related to the August Private Placement and the November Private Placement, including the value of warrants issued to the placement agent in the offerings, were $540,946 for the year ended December 31, 2015.

2015 Business Combination

On May 27, 2015, we completed the Business Combination contemplated by the Merger Agreement. Prior to the closing of the Business Combination, we were a wholly-owned subsidiary of Cullen formed solely for the purpose of consummating the Business Combination, LIBB was a private operating company and Cullen was a public company seeking alternative strategic opportunities in all industries and regions in an effort to maximize stockholder value. Upon the closing of the Business Combination, we became the new public company and Cullen and LIBB became wholly-owned subsidiaries of ours. As a result of the consummation of the Business Combination, we gained access to the cash held by Cullen of $120,841. Under the Merger Agreement, upon consummation of the Business Combination, the holders of the LIBB membership interests received 2,633,334 shares of Company common stock, subject to adjustment based on LIBB’s and Cullen’s net working capital at the closing. On July 16, 2015, the payment of the net working capital adjustment under the Merger Agreement was waived by the parties.

2014 Borrowing Activity

During 2014, LIBB entered into various loan agreements for the purchase of trucks and automobiles. The total amount of borrowing for these loans was $84,795. The loans require monthly installments of principal ranging from $282 to $758 per month. Interest rates on these loans range from 3.59% to 10.74%. These loans mature at various dates through 2019.

On August 26, 2013, LIBB and Nortle Holdings Limited entered into a loan and option agreement. The Nortle loan was secured by the inventory and accounts receivable of LIBB. The Nortle loan provided for Nortle to lend us an aggregate of $200,000, bearing interest at 6% per annum. The Nortle loan and all accrued interest thereon, were due and payable on August 31, 2014. The Nortle option agreement provided that through October 18, 2013, Nortle had the option to loan LIBB an additional $300,000, on the same terms as the Nortle loan. In the event that Nortle did not exercise the Nortle option by October 18, 2013, then on such date, the interest rate on the existing loan with Nortle would increase to 12% per annum for the remaining term. Due to the fact that the Nortle option to advance additional funds was not exercised, the interest rate was increased to 12% per annum. On June 25, 2014, Nortle converted its loan and accrued interest of $217,951 into equity interests of LIBB. Such equity interests were converted into shares of our common stock in the Business Combination.

On November 19, 2013, LIBB and Cullen entered into a loan agreement. Pursuant to the Cullen loan agreement, Cullen loaned LIBB $600,000, bearing interest at 6% per annum with principal and accrued interest due on August 31, 2014. The Cullen loan agreement provided Cullen with the option to loan LIBB an additional $600,000. The Cullen loan agreement also required that LIBB utilize $450,000 of the loan to repay certain outstanding indebtedness. On December 5, 2013, Cullen exercised its option and extended to LIBB an additional loan in the amount of $600,000 also bearing interest at 6% per annum with principal and accrued interest due on August 31, 2014. On April 1, 2014, LIBB received $300,000 as proceeds from an additional loan from Cullen, bearing interest at 6% per annum with principal and accrued interest due and payable on August 31, 2014. On August 15, 2014, the maturity date of the Cullen loan agreement and the additional loan was extended to November 15, 2014. On November 7, 2014, the maturity date was further extended to March 15, 2015. On March 4, 2015, the maturity date was further extended to March 15, 2016. Upon consummation of the Business Combination, these loans by Cullen were forgiven.

On March 26, 2015, LIBB received $250,000 as proceeds from an additional loan from Cullen, bearing interest at 6% per annum with principal and interest due and payable on March 15, 2016. This loan was eliminated when consolidating the financial statements.

On April 22, 2014, LIBB received $1,300,000 from the proceeds of a loan from Ivory Castle, bearing interest at 6% per annum and with a maturity of August 31, 2014. Interest was payable upon maturity of the loan. The agreement also included provisions whereby the Company agreed to enter into a good faith negotiation for the purchase of membership interests by Ivory Castle. On June 25, 2014, Ivory Castle converted its loan and accrued interest of $1,309,107 into equity interest in LIBB. Such equity interests were converted into shares of our common stock in the Business Combination.

2014 Private Placements

On September 26, 2014, LIBB raised $194,504, net of costs of raising capital of $5,468, as a result of the sale of equity interests. Such equity interests were converted into shares of our common stock in the Business Combination.

From October 1, 2014 through December 5, 2014, LIBB raised an additional $702,007 as a result of the issuance of equity interests. Such equity interests were converted into shares of our common stock in the Business Combination.

Cash flows

Comparison of the three months ended March 31, 2016 and March 31, 2015

Net cash used in operating activities

Net cash used in operating activities was $768,912 for the three months ended March 31, 2016 as compared to net cash used in operating activities of $502,745 for the three months ended March 31, 2015. Cash used in operating activities for the three months ended March 31, 2016 was primarily the result of the net loss of $1,417,070 offset by non-cash charges of $477,689. Cash used in operating activities for the three months ended March 31, 2015 was $502,745. This was primarily the result of net losses of $378,666 and increases in inventory of $275,213.

Net cash used in investing activities

Net cash used in investing activities was $0 and $5,850 for the three months ended March 31, 2016 and 2015, respectively.

Net cash provided by financing activities

Net cash provided by financing activities was $924,574 for the three months ended March 31, 2016 as compared to net cash provided by financing activities of $245,657 for the three months ended March 31, 2015. Cash flows from financing activities were primarily the result of $250,000 in proceeds under the Credit Agreement with Brentwood and $741,790 from the sale of common stock and warrants, net of costs. These proceeds were offset by payments of deferred offering costs of $53,383, repayments of automobile loans of $4,680, and repayments of equipment loans of $9,153. During the three months ended March 31, 2015, LIBB received $250,000 in loans from Cullen prior to the business combination between us, LIBB and Cullen. Proceeds from this loan were offset by payments of automobile loans of $4,363.

Comparison of the years ended December 31, 2015 and December 31, 2014

Net cash used in operating activities

Net cash used in operating activities was $3,084,756 for the year ended December 31, 2015 as compared to net cash used in operating activities of $2,481,308 for the year ended December 31, 2014. Cash used in operating activities for the year ended December 31, 2015 was primarily the result of the net loss of $3,180,269. Net loss was offset primarily by non-cash charges of $567,926 which were primarily attributable to depreciation and amortization, stock based compensation, and amortization of deferred financing costs. These non-cash charges were primarily offset by decreases in accounts payable and increases in inventory and accounts receivable. Cash used in operating activities for the year ended December 31, 2014 was primarily the result of the net loss of $3,151,381. The effect of our net losses on our cash flows were reduced by the increases in inventory and accounts receivable which were partially offset by increases in accounts payable and accrued expenses.

Net cash used in investing activities

Net cash used in investing activities was $100,843 for the year ended December 31, 2015 as compared to $211,095 for the year ended December 31, 2014. Cash used in investing activities pertained primarily to the purchase of display items, trucks, and automobiles during these periods.

Net cash provided by financing activities

Net cash provided by financing activities was $2,994,627 for the year ended December 31, 2015 as compared to net cash provided by financing activities of $2,485,726 for the year ended December 31, 2014. During the year ended December 31, 2015, and prior to the Business Combination, we received additional proceeds of $250,000 from a loan from Cullen. Upon the consummation of the Business Combination, we received $120,841 in cash from Cullen. In addition, LIBB received loans totaling $550,000 from two of our stockholders, Bass Properties and Ivory Castle. These loans, together with accrued interest, were converted into 138,979 shares of our common stock. In addition, we received net proceeds of $568,468 through the issuance of 142,636 shares of common stock. In addition, we received net proceeds of $588,492 through the issuance of common stock and warrants during the year ended December 31, 2015. In addition, we raised $1,000,000 from the proceeds from our line of credit with Brentwood which was offset by cash paid for deferred financing costs of $60,445. These proceeds were offset by repayments of our automobile loans and equipment loans of $22,729. During the year ended December 31, 2014, LIBB received $1,300,000 in loans from Ivory Castle, which were converted into membership interests in LIBB, and $300,000 in loans from Cullen. LIBB also raised net proceeds of $896,510 through the sale of membership interests. In addition, we raised $30,000 from a promissory note with our managing member which was repaid in October 2014. Lastly, cash flows from financing activities consisted of repayments of automobile loans of $10,784.

Off-balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

Contractual Obligations

The following table discloses aggregate information about material contractual obligations (excluding employment agreements) and periods in which payments were due as of December 31, 2015.

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Line of Credit(1)	$1,091,571	—	$1,091,571	—	—
Automobile loans	$56,095	$19,231	$26,345	$10,519	—
Hicksville Lease(2)	$78,796	$52,273	$26,523	—	—
Equipment Loan Reimbursement Agreement	$113,104	$36,627	$76,477	—	—

(1)	Upon completion of the Recapitalization (which will occur at the closing this offering assuming the gross proceeds of this offering are at least $5 million), assuming no other advances are made by Brentwood under the line of credit, the outstanding principal and interest on the line of credit will be converted into 421,972 shares of our common stock.
(2)	On June 6, 2014, LIBB entered into a three-year lease with a two-year renewal option for a 5,000 square foot facility in Hicksville, NY.

There were no material changes in our contractual obligations as of March 31, 2016, except that $1,377,930 was outstanding under Credit Agreement with Brentwood.

BUSINESS

Overview

We are a holding company operating through our wholly-owned subsidiary, LIBB. We are engaged in the production and distribution of premium NARTD iced tea in the beverage industry. We are currently organized around our flagship brand Long Island Iced Tea®. The Long Island Iced Tea name for a cocktail originated in Long Island in the 1970’s, and its national recognition is such that it is ranked as the fourth most popular cocktail in restaurants and bars in the U.S. (Source: Nielsen CGA, On-Premise Consumer Survey, 2016). Our premium NARTD tea is made from a proprietary recipe and with quality components. Long Island Iced Tea® is sold primarily on the East Coast of the U.S. through a network of national and regional retail chains and distributors. Our mission is to provide consumers with premium iced tea offered at an affordable price.

We aspire to be a market leader in the development of iced tea beverages that are convenient and appealing to consumers. There are two major target markets for Long Island Iced Tea®: consumers on the go and health conscious consumers. Consumers on the go are families, employees, students and other consumers who lead a busy lifestyle. With increasingly hectic and demanding schedules, there is a need for products that are accessible and readily available. Health conscious consumers are individuals who are becoming more interested and better educated on what is included in their diets, causing them to shift away from options perceived as less healthy such as CSDs towards alternative beverages such as iced tea.

In addition, we have begun exploring entry into the $215 billion U.S. alcohol industry, with the hope to establish ourselves as a multi-product alcoholic and non-alcoholic beverage company.

Corporate History

We were incorporated on December 23, 2014 in the State of Delaware.

On May 27, 2015, we closed the Business Combination contemplated by the Merger Agreement. Pursuant to the Merger Agreement, (i) Cullen Merger Sub, Inc. merged with and into Cullen, with Cullen surviving as a wholly owned subsidiary of ours and the stockholders of Cullen receiving one share of our common stock for every 15 shares of Cullen common stock held by them, and (ii) LIBB Acquisition Sub, LLC merged with and into LIBB, with LIBB surviving as a wholly owned subsidiary of ours and the members of LIBB receiving an aggregate of 2,633,334 shares of our common stock.

Prior to the closing of the Business Combination, we were a wholly-owned subsidiary of Cullen formed solely for the purpose of consummating the Business Combination, LIBB was a private operating company and Cullen was a public company seeking alternative strategic opportunities in all industries and regions in an effort to maximize stockholder value. Upon the closing of the Business Combination, we became the new public company, Cullen and LIBB became wholly-owned subsidiaries of ours and the stockholders of Cullen and the members of LIBB became our stockholders. In addition, the historical financial statements of LIBB became our financial statements. As a result of the Business Combination, the business of LIBB became our business. Cullen is currently inactive and no significant operations are being undertaken by it as of the date of this prospectus. LIBB was formed as a limited liability company under the laws of New York on February 18, 2011.

Our corporate offices are located at 116 Charlotte Avenue, Hicksville, NY 11801 and our telephone number at that location is (855) 542-2832.

Industry Opportunity

Non-Alcoholic Beverage Market

Globally, NARTD tea products are ranked as the fourth largest beverage category, behind carbonated soft drinks, water and dairy. The non-alcohol iced tea global category size is estimated at $55 billion, and is estimated to be growing at a 6.6% CAGR. (Source: Euromonitor International, “Versatility of RTD Tea Generates Bright Spot in Global Soft Drinks”, May 2014).

The U.S. non-alcoholic liquid refreshment beverage market consists of a number of different products, and CSDs are the top selling beverage category. However, consumers are increasingly coming to view CSDs

(typically caffeinated as well as high in sugar and preservatives) with disfavor. Total volume of cases sold in the CSD category declined 0.9% in 2014, 3% in 2013 and 1.2% in 2012. (Source: Beverage-Digest, “Special Issue: U.S. Beverage Results for 2014”, March 2015).

CSDs have historically dominated the non-alcoholic liquid refreshment beverage market and been primarily controlled by two industry giants, Coca-Cola and Pepsico. However, a number of beverages began to emerge in the 1990s as alternatives to CSDs as part of a societal shift towards beverages that are perceived to be healthier. The alternative beverage category of the market has resulted in the birth of multiple new product segments that include sports drinks, energy drinks and NARTD teas.

According to a 2014 IBISWorld industry report, the U.S. NARTD tea segment was expected to have $5.3 billion of revenues in 2014, a 3.3% increase from the prior year and a 6.1% annualized growth rate over the five years from 2009 to 2014. (Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014). The industry report also forecasted an annualized revenue growth rate of 10.2% between 2014 and 2019, with revenues reaching $8.6 billion in 2019.

Consumers have shown special interest in healthier versions of NARTD teas, preferring all natural and diet teas.

Products and Services Segmentation 2014 ($5.3 billion)

All-Natural Tea	36.1%
Diet Tea	25.8%
Fruit-Flavored Tea	20.2%
Organic Tea	10.3%
Herbal Tea	7.6%

(Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014)

The existence of this trend toward healthier versions of products is reinforced by a 2015 Nielsen “Health and Wellness” study, where six key elements of our premium liquid (corn free, hormone/antibiotic free, non-gmo, gluten free, natural, and no artificial color/flavor) rank in the top 20 of four-year CAGR, when measured against 64 “Health and Wellness” categories.

Potential Expansion into Alcoholic Beverage Market

We have begun exploring the development, production, marketing and distribution of alcoholic beverages, to augment our current NARTD tea business. In June 2015, we engaged Julian Davidson, who has many years of experience in the alcohol industry, as a consultant to help evaluate the opportunity, as well as to assist in our core NARTD tea business. In June 2016, Mr. Davidson became our Executive Chairman.

The alcohol beverage market consists of beer, cider/perry, ready-to-drink/high-strength premixes, spirits and wine. The total sales of U.S. alcohol beverage market reached $215 billion in 2014, growing at a 3.3% CAGR from 2009 to 2014. Of that $215 billion, 46.8% was from beer, 1.0% from cider/perry, 2.5% from alcoholic ready-to-drink, or “ARTD,” beverages and high-strength premixes, 30.5% from spirits and 19.2% from wine. (Source: Euromonitor International, “Passport: Alcoholic Drinks in the US,” June 2015).

Our Products and Services

Long Island Iced Tea® was first launched in the New York metro market by LIBB in July 2011, positioning itself as a premium iced tea beverage offered at an affordable price. We help differentiate ourselves from competitors with a proprietary recipe and quality components. Long Island Iced Tea® is a 100% brewed tea, using black tea leaves and purified water via reverse osmosis. It is gluten-free, free of genetically modified organisms, or “GMOs,” and certified Kosher with no artificial colors or preservatives.

Long Island Iced Tea® is primarily produced and bottled in the U.S. Northeast. This production in the Northeast, combined with its “Made in America” tag-line and brand name, all improve its credentials as a part of the local community from which we take our name.

We have developed ten flavors of Long Island Iced Tea® in an effort to ensure that our products meet the desired taste preferences of consumers. Regular flavors, which use natural cane sugar as a sweetener, include lemon, peach, raspberry, green tea & honey, half tea & half lemonade, guava, mango, and sweet tea. Diet flavors, which use sucralose (generic Splenda) instead of natural cane sugar as a sweetener, include diet lemon and diet peach. These flavors are currently available in twelve packs of 20 ounce polyethylene terephthalate bottles.

We have also recently developed three twenty-four pack of sixty calorie flavors that are served in twelve ounce bottles. The sixty calorie flavors have reduced sugar content, are caffeine free and include mango, peach, and raspberry. This package was designed to meet certain nutritional guidelines for sales in schools. During May 2015, we launched four flavors, lemon, peach, mango, and green tea and honey, in gallon containers. During February 2016, we also launched sweet tea, which is also served in a gallon container.

Also, during February 2016, we began exploring the sale of aloe juice products as part of our product line. The aloe juice product is purchased in its finished form from a supplier. In addition, during April 2016, we launched a private label line, consisting of four flavors, for one of our existing customers.

Competitive Strengths

We believe that a differentiated brand will be a key competitive strength in the NARTD tea segment. Key points of differentiation for Long Island Iced Tea® include:

•	A better and bolder tasting bottled iced tea as a result of premium ingredients that include natural cane sugar (sucralose for diet flavors), hot-filled using black and green tea leaves, that is offered at an affordable price;
•	Immediate global recognition of the “Long Island Iced Tea” phrase associated with the cocktail;
•	Made in America;
•	Strong Northeast roots where it is locally produced;
•	The use of non-GMO ingredients; and
•	Our product being corn free, hormone/antibiotic free, gluten free, natural and having no artificial color/flavor.

The NARTD tea market is a crowded space and as a result we believe in pricing our products competitively. We highlight to consumers our use of premium ingredients and our affordable price. The suggested retail price for a 20 ounce bottle of Long Island Iced Tea® is $1.00 to $1.50 and the suggested retail price for a 12 ounce bottle is $1.00 to $1.25. The suggested retail price for our gallon containers is $2.99 to $3.49. Management has set pricing levels to reflect current pricing dynamics in the industry. There has been downward pressure on prices, which management believes is caused by the entrance of major multinational beverage corporations into the alternative beverage category, leading to consolidation in the industry.

Our Business Strategies

In addition to a potential expansion into ARTD beverages, we seek organic growth of our NARTD tea and related product sales.

We intend to increase our market share in our existing geographic markets and expand into additional geographic markets in the U.S., capitalizing on an iconic name with unique brand awareness to create a familiar and easily recognizable non-alcoholic iced tea. We also are exploring international markets on a highly selective and limited basis, which may include royalty and licensing agreements. As discussed below in “— Our Customers,” we generally focus our sales efforts on approaching beverage distributors and taking advantage of their unique positioning in the retail industry. However, a portion of our sales efforts are also dedicated to direct sales to retailers, because some wholesale chains such as Sam’s Club and Costco request direct shipments from the product supplier. In addition, we are exploring several new sales channels. We currently are conducting a small scale business trial in which we sell our beverage product alongside other snacks in vending machines. We also commenced selling our twelve ounce lower calorie products in schools, in some cases through sales to purchasing cooperatives that represent multiple school districts, but also via the vending machine business trial.

During the quarter ended December 31, 2015, we determined the brand had sufficient scale, distribution and volume per point of distribution to test market expansion into (1) additional U.S. states, (2) significant new regional chains, and (3) national chains. To facilitate this expansion, we recruited Joseph Caramele, our Vice President of National Sales & Marketing. Mr. Caramele had spent the previous nine years working in national and chain account sales for Arizona Beverages USA, at which time he oversaw the regional and national chain account expansion. Since October 1, 2015, we have introduced our products in Florida and selected states in the Midwest, and have reached agreement with a limited number of regional and national chains. We recently began receiving purchase orders from these accounts, and incorporating their logistics and delivery requirements into our systems. Aligned with this expansionary plan, we have increased the number of full time employees in our sales staff to meet the demands of these initiatives.

As part of our marketing efforts, we commonly use store demos, as we have found a positive correlation between demos and sales especially at the introduction phase in new stores. We expect to continue using store demos in order to increase brand awareness and sales as we continue to expand into new markets. We also use co-op advertising (advertisements by retailers that include the specific mention of manufacturers, who, in turn, repay the retailers for all or part of the cost of the advertisement) and special promotions, together with its retail partners, so as to complement other marketing efforts towards brand awareness.

We also seek to expand our product line. From time to time, we explore and test market potential new NARTD products that may, in the future, contribute to our operating performance. In addition, we are currently testing certain complementary products that will sit alongside our flagship Long Island Brand product.

Our Customers

We sell our products to a mix of independent mid-to-large size beverage distributors who in turn sell to retail outlets, such as big chain supermarkets, mass merchants, convenience stores, restaurants and hotels principally in the New York, New Jersey, Connecticut and Pennsylvania markets. We have also begun expansion into other geographic markets, such as Florida, Virginia, Massachusetts, New Hampshire, Nevada, Rhode Island and parts of the Midwest. Our products are currently available in twelve states that have a cumulative population of 100 million. While we primarily sell our products indirectly through distributors, at times we sell directly to the retail outlets and we may sell to certain retail outlets both directly and indirectly through distributors. We also sell our products directly to the distribution facilities of some of our retailers and through “road shows,” which are temporary installations at retail outlets staffed by our employees or contractors.

For the three months ended March 31, 2016, two customers accounted for 16% and 12% of net sales, respectively. In addition, we collect vending proceeds based on contracts in certain school districts. Sales within one school district accounted for 13% of our net sales during the three months ended March 31, 2016. For the year ended December 31, 2015, one customer, Wakefern Food Corp., accounted for 10% of net sales. For the year ended December 31, 2014, our top three customers, Costco Wholesale, Windmill Distributing, and CFG Distributors LLC, accounted for 32%, 16% and 14%, of net sales, respectively.

Our sales are typically governed by short-term purchase orders. We do not have any material contracts or other material arrangements with our customers or distributors and do not obtain commitments from them to purchase or sell a minimum amount of our products or to purchase or sell such products at a minimum price. Because our sales may be concentrated with a few customers, our results of operations may be materially adversely affected if one of these customers significantly reduces the volume of its purchases or demands a reduction in price, which may occur at any time due to the absence of such purchase commitments.

Manufacturing and Raw Materials

Long Island Iced Tea® is currently produced by Union Beverage Packers LLC, Polar Corp., and LiDestri Spirits, all of which are established co-packing companies with reputable quality control. We intend to identify additional co-packers in the U.S. and other countries to support the continued growth of the brand.

The principal raw materials we use in our business are bottles, caps, labels, packaging materials, tea essence and tea base, sugar, natural flavors and other sweeteners, juice, electricity, fuel and water. Our principal suppliers for the three months ended March 31, 2016 were Zuckerman-Honickman, Inc., Seba Distribution LLC (juice products) and Allen Flavors, Inc. (natural flavors), who together with Lidestri Spirits accounted for 71% of our purchases of inventory and copacking fees. Our principal suppliers for the year ended

December 31, 2015 were Zuckerman-Honickman, Inc. (bottles), Dominos Food, Inc. (sugar) and Allen Flavors, Inc. (natural flavors), who together with Union Beverage Packers LLC accounted for 80% of our purchases of raw materials inventory and copacking fees. Our principal suppliers in the year ended December 31, 2014, were Zuckerman-Honickman, Inc. (bottles) and Allen Flavors, Inc. (natural flavors), who together with Union Beverage Packers LLC accounted for 70% of our purchases of raw materials inventory and copacking fees.

Our relationships with our suppliers and co-packers are typically governed by short-term purchase orders or similar arrangements. We do not have any material contracts or other material arrangements with these parties and presently do not mitigate our exposure to volatility in the prices of raw materials or co-packing services through the use of forward contracts, pricing agreements or other hedging arrangements. Accordingly, we are subject to fluctuations in the costs of our raw materials and co-packing services.

Furthermore, some of our raw materials, such as bottles, caps, labels, tea essence and tea base, sugar, natural flavors and other sweeteners, and juice, are available from only a few suppliers. As a result, we may be subject to substantial increases in prices or shortages of raw materials, if the suppliers are unable or unwilling to meet our requirements.

Operations and Assets

We currently use co-packing companies, Union Beverage Packers LLC, Polar Corp., and LiDestri Spirits, to manufacture Long Island Iced Tea®. The product is shipped directly to distributors as well as to our warehouse in Hicksville, NY prior to delivery to sales partners. Principal assets include vehicles to support the marketing of the brand and to transport the product, as well as storage equipment for the warehouse. Our principal assets also include display equipment such as refrigerators and racks. This equipment is strategically placed at retail locations in order to market our product line.

Seasonality

The beverage market is subject to some seasonal variations. As the iced tea beverage segment, including Long Island Iced Tea®, experiences its highest levels of demand during the warm spring and summer months, cold or rainy weather during this time may have a short-term impact on customer demand and therefore result in lower sales.

Competition

The beverage industry is extremely competitive. Long Island Iced Tea® is competing with a wide range of beverages that are produced by a large number of manufacturers. Most of these brands have enjoyed broad public recognition for many years, accomplished through continuous and well-funded marketing campaigns.

Our management believes that the NARTD tea segment will have a moderate level of market share concentration, as the market landscape becomes more fragmented with the entrance of new competitors. Key competitors in the NARTD tea market are Arizona Beverage Company, Unilever, Dr Pepper Snapple Group, Inc. and Nestle SA. In order to be able to compete successfully in the industry, we have to distinguish our products in taste and flavor, offer attractive promotions to customers and appealing packaging. Moreover, we will have to well position the brand with targeted sales and marketing campaigns. We will compete with all types of beverages, both CSDs and non-CSDs, facing higher competition from direct product competitors such Snapple, Arizona and Nestea. Currently, the top six brands have approximately 64% of the NARTD market (Source: Euromonitor International, “RTD Tea in the US,” March 2015).

Intellectual Property

“Long Island Iced Tea” and “The Original Long Island Brand” are trademarks of ours. We currently have federal registration of the trademark “Long Island Iced Tea” and are pursuing such registration of the trademark “The Original Long Island Brand.” We intend to seek registration of such trademarks in other countries as well. In addition, we are seeking or plan to seek a number of other trademarks for tag lines and product designs.

We filed applications with the USPTO for the registration of the trademark “Long Island Brand Iced Tea” on August 28, 2012 and subsequently for the registration of the trademark “Long Island Iced Tea” on July 23,

2013. Both applications encountered resistance to registration as a result of the existence of the mark “Long Island” for “iced tea.” We determined that the mark “Long Island” for “iced tea” was abandoned. As a result we filed a petition to cancel the registration on this ground. In January 2015, the petition was granted and the mark was cancelled. Accordingly, we petitioned for the mark “Long Island Iced Tea” to be placed on the supplemental register. On April 19, 2016, the USPTO registered the mark “Long Island Iced Tea” (Registration No. 4,943,056) on the supplemental register. Registration on the supplemental register allows the use of the “®” symbol, blocks later filed applications for confusingly similar marks, and allows us to sue infringers in federal court which has well-settled case law and standards. Notwithstanding the foregoing, the supplemental register does not provide all the protection of a registration on the principal register. As with any other registered mark, we may be open to claims of others contesting the trademark.

In addition, we have filed trademark applications for “The Original Long Island Brand” as a standard character mark and as a stylized mark, which are pending before the USPTO. In each case, the application is for use of the trademark with iced tea, tea based products, juices, water, beverages and other similar products. “The Original Long Island Brand” standard character trademark has been in use in commerce by us since at least as early as February 29, 2012. We also plan to file for stylized marks protecting certain other tag lines and product designs. With respect to the pending trademark applications for “The Original Long Island Brand” (standard character mark and stylized mark), the USPTO has made an initial determination that both marks are geographically descriptive. This determination is refutable and the USPTO has afforded the company the opportunity to produce evidence to establish that the marks have become distinctive of the goods in commerce. Similar issues, or other issues, also may arise in connection with the other marks for which we are seeking registration or intend to seek registration. Registration of these marks will allow us to utilize the “®” symbol to notify others that our marks are federally registered and allow us to enforce these marks in federal court, among other benefits. There can be no assurance, however, that the USPTO will approve these applications.

Our intellectual property is protected through the acquisition of registered and unregistered trademarks as described above, the acquisition of patents, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing our intellectual property rights. We intend to aggressively assert our rights under trade secret, unfair competition, trademark, copyright and other similar laws to protect our intellectual property, including product design, product research and concepts and trademarks, against any infringer. Although any assertion of our rights could result in a substantial cost to us, and diversion of our efforts, management believes that the protection of our intellectual property will be a key component of our operating strategy. Notwithstanding the foregoing, there can be no assurance that the trademarks described above or our other intellectual property rights will adequately protect information that we deem to be proprietary.

In an effort to further develop our branding strategy, we acquired the uniform resource locator (URL) www.longislandicedtea.com.

Environmental and Other Regulations

The conduct of our businesses, and the production, distribution, sale, advertising, labeling, safety, transportation and use of our products, are and will be subject to various laws and regulations administered by federal, state and local governmental agencies in the U.S., as well as to foreign laws and regulations administered by government entities and agencies in markets where we may operate and sell products.

In the U.S., we are or may be required to comply with federal laws, such as the Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, laws governing equal employment opportunity, customs and foreign trade laws and regulations, laws regulating the sales of products in schools, and various other federal statutes and regulations. We will rely on legal and operational compliance programs, as well as local counsel, to guide our businesses in complying with applicable laws and regulations of the jurisdictions in which we do business. Our third-party co-manufacturer is also required to comply with Food and Drug Administration requirements for manufacturing of our product.

We also may in the future be affected by other existing, proposed and potential future regulations or regulatory actions, including those described below, any of which could adversely affect our business, financial condition and results of operations. Changes in government regulation, or failure to comply with existing regulations, could adversely affect our business. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity, especially as the disease affects children, and are seeking legislative change to reduce the consumption of sweetened beverages. There also has been an increased focus on caffeine content in beverages.

Legislation has been enacted in certain U.S. states in which our products may be sold that requires collection and recycling of containers or that prohibits the sale of our beverages in certain non-refillable containers unless a deposit or other fee is charged. It is possible that similar or more restrictive legal requirements may be proposed or enacted in the future.

We do not anticipate at this time that the cost of compliance with U.S. and foreign laws will have a material financial impact on our operations, business or financial condition, but there are no guarantees that new regulatory and tariff legislation may not have a material negative effect on our business in the future.

Research and Development

We have incurred approximately $46,667, $13,333 and $0 in research and development expenditures during the three months ended March 31, 2016, the year ended December 31, 2015 and the year ended December 31, 2014, respectively.

Employees

We currently have 26 full-time and 3 part-time employees. We also engage the services of independent contractors to assist us with management in developing our product offering.

Our future success depends in significant part upon the continued services of our key sales, technical, and senior management personnel and our ability to attract and retain highly qualified sales, technical, and managerial personnel. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage.

Properties

Our principal office is located in a 5,000 square foot facility at 116 Charlotte Avenue, Hicksville, NY 11801. We also ship product to our warehouse at this facility. On June 6, 2014, we entered into a three-year lease with a two-year renewal option for this facility. The lease provides for annual base rent of $51,500 through June 30, 2016, and $53,045 through June 30, 2017. We believe that our facilities are adequate for our current and reasonably foreseeable future needs and that our properties are in good condition and suitable to conduct our business.

Legal Proceedings

We are involved in various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of our management, the ultimate disposition of these matters in the ordinary course of business will not have a material adverse effect on our financial position, results of operations or cash flows.

In addition, we are involved in the following legal actions:

Revolution Marketing, LLC.  On August 1, 2014, an action was filed by LIBB in the Supreme Court in the State of New York entitled Long Island Brand Beverages LLC v. Revolution Marketing, LLC and Ascent Talent, Model Promotion Ltd. LIBB is seeking damages of $10,000,000 for several claims including breach of contract and fraud occurring during 2014. Revolution has filed a counterclaim for breach of contract and related causes of action, claiming damages in the sum of $310,880, and seeking punitive damages of $5,000,000. Ascent has filed a pre-answer motion to dismiss LIBB’s complaint. LIBB filed papers in opposition to the motion to dismiss. In addition, Revolution has filed a motion to amend its answer to include cross-claims against Ascent which were not asserted in its original answer of record. On February 5, 2016, the Court rendered a decision, denying the motion to dismiss with the exception of two claims which the Court dismissed. In the same decision, the Court granted a separate motion filed by Revolution seeking to amend its answer to include cross claims against Ascent. Our management and legal counsel believes it is too early to determine the probable outcome of this matter.

Madwell LLC.  On October 3, 2014, an action was filed by Madwell LLC in the Supreme Court of New York entitled Madwell LLC v. Long Island Brand Beverages LLC, Philip Thomas, its Chief Executive Officer, and Paul Vassilakos, Cullen’s former Chief Executive Officer and one of our directors. Madwell was seeking $940,000, which included $440,000 for breach of contract and payment of services as well as punitive damages of $500,000. On July 31, 2015, we entered into a settlement agreement with Madwell. Pursuant to the settlement agreement, we agreed to pay Madwell $440,000 in six installments with the last installment due no later than December 31, 2015. In addition, Madwell agreed to discontinue its lawsuit and the parties agreed to mutual releases of liability related to fees for advertising, marketing and design services or any matter relating to the lawsuit. As of the date of this prospectus, the full amount has been paid to Madwell. In addition, we indemnified Mr. Vassilakos for a de minimis amount of expenses incurred by him in connection with this litigation. During January 2016, we made the final installment payment of $80,000 in settlement of the matter.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Julian Davidson	51	Executive Chairman of the Board
Philip J. Thomas	40	Chief Executive Officer and Director
Tom Cardella	61	Director
Edward Hanson	41	Director
Kerry Kennedy	56	Director
Richard Y. Roberts	64	Director
Paul N. Vassilakos	39	Director
Richard B. Allen	61	Chief Financial Officer
Peter Dydensborg	56	Chief Operating Officer
James Meehan	35	Chief Accounting Officer

Julian Davidson has been our Executive Chairman since June 2016 and a consultant to us since June 2015. Mr. Davidson currently has served on the Board of Smartfoods Limited, a privately held food manufacturing, marketing and distribution company since May 2015. Mr. Davidson served on the board of the Lantern Hotel Group, an Australian Stock Exchange company from October 2011 to June 2015. Mr. Davidson was CEO of Independent Liquor (NZ) Limited from April 2009 to December 2014. From February 2007 to April 2009 Mr. Davidson was CFO of Independent Liquor Group. From September 2006 to January 2007, Mr. Davidson acted as a consultant to a consortium of private equity investors who acquired Independent Liquor (NZ) Limited. From April 2005 to October 2006, Mr. Davidson formed and ran an investment company named Consolidated Hotels and Taverns Limited which purchased and operated a portfolio of hotels and taverns From 1991 to 2005, Mr. Davidson held senior management and leadership roles in Lion Nathan, Australasia’s largest brewer. From January 2002 to March 2005 Mr. Davidson worked as Managing Director of Lion Breweries (NZ) Limited. Commencing September 2001 Mr. Davidson completed three months at Harvard Business School, graduating with a Program for Management Development (PMD) in December 2011. Mr. Davidson was appointed the Managing Director of the Tooheys Brewery in March 1998 through to September 2011. In September 1996, Mr. Davidson acted as Finance Director for Lion Nathan Australia, remaining in this role through to March 1998. In August 1995, Mr. Davidson joined Pepsi Cola Bottlers Australia/New Zealand (a Lion Nathan/Pepsi Cola International JV) as Finance Director, a position he held through to September 1996. From August 1992 to August 1995 he served as the Finance Director of the Swan Brewery in Western Australia. From August 1991 to August 1992, Mr. Davidson was the Lion Nathan Group Internal Audit Manager. From 1985 to 1991 Mr. Davidson worked as an auditor with Deloitte. Mr. Davidson’s tertiary education was at the Auckland Technical Institute (1983 – 1986). Mr. Davidson is a Chartered Accountant (NZ). We believe Mr. Davidson’s contacts and past business experience in the USA and global beverage industry make him well suited to serve as a member of our board of directors.

Philip J. Thomas has served as our Chief Executive Officer since the consummation of the Business Combination on May 27, 2015. Mr. Thomas also served as our Chairman of the Board from May 2015 until June 2016. Mr. Thomas also has served as the Chief Executive Officer of LIBB since its formation in February 2011 and previously served as the Managing Member and a member of the board of managers of LIBB from February 2011 until May 2015. Since 2005, Mr. Thomas has also served as President of Capital Link LLC, a nationally recognized ATM processing network that he founded. Capital Link partnered with, among others, WSFS Bank (NASAQ: WSFS), Cash Connect, RBSWorldPay (RBS) and Switch Commerce, and these parties, in the aggregate, fund over 13,000 ATMs in all 50 states with over $8 billion annually. From 2008 to November 2010, he served as Chief Executive Officer of KarbonEx Corp, a company he founded dedicated to creating innovative, market driven solutions to address climate change and resolve the way businesses impact the environment. Prior to this, Mr. Thomas revitalized his family’s 45 year old food and beverage distribution business, Magnum Enterprises, by creating strategic partnerships with Coca-Cola, Vitamin Water and Kelloggs. Mr. Thomas began his career in 1998 while attending college at James Madison University where he created Highlawn Restaurant & Lounge, which he sold in 2001. Mr. Thomas graduated from James Madison University, where he was a Division I GTE scholar athlete. We believe Mr. Thomas’ business experience in the beverage industry makes him well suited to serve as a member of the Company’s board of directors.

Tom Cardella has served as a member of our board of directors since April 2016. Mr. Cardella is the founder of Cardella & Associates LLC and is a beverage industry consultant. Prior to founding Cardella & Associates in February 2015, Mr. Cardella was the President and CEO of Tenth and Blake Beer Company, a division of MillerCoors, from June 2010 to January 2015. He also served as President Eastern Division for MillerCoors from June 2008 to June 2010, where he was responsible for all commercial operations in the eastern half of the United States. Prior to the merger with Coors, Mr. Cardella was Executive Vice President of Sales and Distribution for Miller Brewing Company from May 2006 to June 2008. From August 2005 through April 2006, he held the position of Senior Vice President of Market Development and Import Brands with Miller. Prior to rejoining the Miller Brewing Company in August 2005, Mr. Cardella spent nearly a decade at InBev where he held several senior-level positions, including U.S. Vice President of Sales from September 2004 through August 2005, CEO of Beck’s North America from June 2003 through August 2004, Vice President of Strategy for FEMSA Cerveza in Monterey, Mexico (joint venture of InBev/Femsa) from January 2001 through May 2003, and Vice President of Marketing at Labatt USA from January 1996 through December 2000. Mr. Cardella spent the earlier years of his career with Miller Brewing Co. from 1978 through 1995 in various sales and marketing positions. Mr. Cardella has served on the Board of Directors of the Green Bay Packers since July 2010, the United Way of Greater Milwaukee since March 2010 and the Marcus Center for Performing Arts since July 2012. He also has served on the Board of Directors for the North American Brewing Company (parent company is FIFCO, San Jose, Costa Rica) since January 2016. Mr. Cardella received a bachelor’s degree from the State University of New York College at Geneseo and completed the Advanced Management Program at Harvard Business School in 2000. We believe Mr. Cardella’s contacts and past business experience in the beverage industry make him well suited to serve as a member of our board of directors.

Edward Hanson has been a member of our board of directors since the consummation of the Business Combination on May 27, 2015. Mr. Hanson also has been a member of Cullen’s board of directors since October 2009. Mr. Hanson has served as a principal of Global Partners Fund, a private equity fund investing in asset backed businesses, since 2009. Prior to this, he was a director of Babcock & Brown (UK) Ltd. Babcock & Brown was a principal investment firm headquartered in Sydney and Mr. Hanson worked in the London office from 1997 to 2009. He focused on Private Equity and Real Estate. Mr. Hanson received a Bachelor of Commerce from the University of Auckland in New Zealand. We believe Mr. Hanson’s business experience and contacts and relationships make him well suited to serve as a member of the Company’s board of directors.

Kerry Kennedy has been a member of our board of directors since the consummation of the Business Combination on May 27, 2015. Ms. Kennedy also has been a member of Cullen’s board of directors since October 2009. She is an American human rights activist and writer. Since April 1988, she has worked at the Robert F. Kennedy Human Rights and acted as its executive director and currently its president. Ms. Kennedy was the chair of the Amnesty International Leadership Council from January 1999 to 2010. She was a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009, a director of Triplecrown from June 2007 to October 2009 and a director of Home Loan Servicing Solutions, Ltd. from October 2011 to December 2015. She also served on the board of directors of the International Center for Ethics, Justice and Public Life at Brandeis University. She has served on the board of Aptus Health since 2014. She also serves on the boards of directors of the United States Institute of Peace, a Senate confirmed position, and Human Rights First. Ms. Kennedy received a B.A. from Brown University in 1982 and an LLM from Boston College Law School in 1987. We believe Ms. Kennedy’s contacts and philanthropic work make her well suited to serve as a member of the Company’s board of directors.

Richard Y. Roberts has been a member of our board of directors since the consummation of the Business Combination on May 27, 2015. Mr. Roberts also has been a member of Cullen’s board of directors since October 2009. In March 2006, Mr. Roberts co-founded a regulatory/legislative consulting firm, Roberts, Raheb & Gradler LLC. He was a partner with Thelen Reid & Priest LLP, a national law firm, from January 1997 to March 2006. From August 1995 to January 1997, Mr. Roberts was a consultant at Princeton Venture Research,

Inc., a private consulting firm. From 1990 to 1995, Mr. Roberts was a commissioner of the Securities and Exchange Commission, and, in this capacity, was actively involved in, has written about or has testified on, a wide range of subjects affecting the capital markets. Since leaving the Commission, Mr. Roberts has been a frequent media commentator and writer on various securities public policy issues and has assisted the Governments of Romania and Ukraine in the development of a securities market. Mr. Roberts was a director of Red Mountain Resources, Inc., an oil and natural gas exploration public company, from October 2011 until February 2016. He was a director of Nyfix, Inc. from September 2005 to December 2009, Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown from June 2007 to October 2009. From 1987 to 1990, he was the chief of staff for Senator Richard Shelby. He is a member of the Alabama Bar and the District of Columbia Bar. Mr. Roberts is a member of the Advisory Board of Securities Regulation & Law Reports, of the Advisory Board of the International Journal of Disclosure and Governance, and of the Editorial Board of the Municipal Finance Journal. Mr. Roberts also previously served as a member of the District 10 Regional Consultative Committee of the Financial Industry Regulatory Authority, the Market Regulation Advisory Board of the FINRA, and the Legal Advisory Board of the FINRA. Mr. Roberts received a B.E.E. from Auburn University in 1973, a J.D. from the University of Alabama School of Law in 1976, and a Master of Laws from the George Washington University Law Center in 1981. We believe Mr. Roberts’ contacts and past business experience, including at the Securities and Exchange Commission, make him well suited to serve as a member of the Company’s board of directors.

Paul N. Vassilakos has served as a member of our board of directors since our inception. In addition, he served as our Chief Executive Officer from our inception until May 2015. Mr. Vassilakos also has served as Cullen’s Chief Executive Officer and as a member of its board of directors since November 2013 and as Cullen’s assistant treasurer since October 2009. Mr. Vassilakos founded Petrina Advisors, Inc., a privately held advisory firm providing investment banking services, in July 2007 and has served as its president since its formation. Mr. Vassilakos also founded and, since December 2006, has served as the vice president of Petrina Properties Ltd., a privately held real estate holding company. From November 2011 through February 2012, Mr. Vassilakos served as Chief Executive Officer, Chief Financial Officer and director of Soton Holdings Group, Inc., a publicly held company now known as Rio Bravo Oil, Inc. Mr. Vassilakos also previously served as interim President and Chief Executive Officer of Red Mountain Resources, Inc. from February 2011 to March 2011. From February 2002 through June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer in the New York area. Mr. Vassilakos also served on the Boards of Directors of Cross Border Resources, Inc. (since April 2012) and Red Mountain Resources, Inc. (since October 2011), oil and natural gas exploration public companies, until February 2016. Mr. Vassilakos received a B.S. in finance from the Leonard N. Stern Undergraduate School of Business in 1998 and was a licensed Registered Securities Representative (Series 7 and 63) from February 1996 through February 2002. We believe Mr. Vassilakos’s extensive public company and capital markets experience, as well as his professional contacts and other business experience, make him well suited to serve on the Company’s board of directors.

Richard B. Allen has served as Chief Financial Officer since June 2016. Mr. Allen previously worked for Beverage Innovations, an incubator beverage company, serving on its Board of Directors from July 2011 to November 2015 and serving as Chief Financial Officer from July 2011 to September 2012. Prior to Beverage Innovations he was a consultant to various beverage companies from 2007 to 2011. For over ten years Mr. Allen previously held various senior positions at Snapple and Cadbury Schweppes, who purchased Snapple in 2000 from Triarc Industries. He served as Senior Vice President of Business Development and Mergers and Acquisitions for Cadbury Schweppes Americas Beverages from 2006 to 2007. Mr. Allen also served as General Manager of Pacific Snapple Distributors from 2004 to 2005, Senior Vice President of Business Development and M&A for Snapple Distributors from 2003 to 2004 and Chief Financial Officer of Snapple Beverage Group from 1997 to 2003. Before joining Snapple, Mr. Allen worked for RJR Nabisco, previously Nabisco Brands and Standard Brands, from 1979 to 1996 in various audit, accounting and analytic positions culminating in Vice President and Corporate Assistant Controller. Mr. Allen began his career in public accounting with PriceWaterhouse Coopers from 1977 to 1979. Mr. Allen received a BS in Accounting from Lehigh University in 1977 and an MBA in Finance from Fairleigh Dickinson University in 1993. Mr. Allen is a Certified Public Accountant.

Peter Dydensborg has served as our Chief Operating Officer since the consummation of the Business Combination on May 27, 2015. Mr. Dydensborg also has served as Chief Operating Officer of LIBB since January 2014. From 2004 to January 2014, Mr. Dydensborg served as Director of Sales Off Premise for Phoenix Beverages New York, or “Phoenix.” Phoenix was the largest Heineken Beer distributor in the United States. During his ten year career with Phoenix, Mr. Dydensborg’s role was to create innovative market solutions in cooperation with national brewers to drive sales and market share. From 1994 to 2004, Mr. Dydensborg was with The Keebler Company which was later acquired by the Kellogg Company. While with these companies, Mr. Dydensborg was promoted into several roles throughout the east coast, including managing the Metro New York Zone Market (sales and operations) and restoring the Atlanta Zone market (which included Florida and Alabama). Prior to this, Mr. Dydensborg was with CPC International (which sold products such as Arnold Bread and Thomas English Muffins) in an Account Management Role. He managed several leading retailers in the metro New York market in this position. Mr. Dydensborg started he career in 1987 in sales management with the New York Coca Cola Bottling company in the New Jersey market. Mr. Dydensborg is a graduate from Georgia State University and was a member of the Georgia State Soccer team in the SEC conference.

James Meehan has served as our Chief Accounting Officer since the consummation of the Business Combination on May 27, 2015. Mr. Meehan also has served as the Chief Accounting Officer of LIBB since June 2014. From 2003 to June 2014, Mr. Meehan was employed by Marcum LLP, a public accounting firm where he serviced a wide variety of publicly and privately held companies. Mr. Meehan is a graduate of Manhattan College. Mr. Meehan is a Certified Public Accountant.

Strategic Advisory Board

We have a strategic advisory board that assists our management in exploring business opportunities. Our strategic advisory board is distinct from our board of directors. Individual members of our strategic advisory board regularly provide us with advice on product development and business opportunities. Our advisors meet weekly to discuss business objectives. Our advisors have entered into confidentiality agreements with us and retain no intellectual property rights to our products. They are compensated for their time through awards of stock and annual cash fees. Our current advisors are:

John Carson. Mr. Carson is Chairman of the Board of Intercontinental Beverage Capital Inc. (“IBC”). He is former Chairman, Chief Executive Officer and President of several leading beverage companies including Marbo, Inc. and Triarc Beverages, both private equity backed corporations. As Chairman of Triarc Beverages (RC Cola), he led the acquisition and integration of Snapple Beverages and expanded business internationally by leading negotiations in China, Japan, Mexico, South America, Russia and Poland. Mr. Carson led the sale of the entire beverage portfolio of Triarc to Cadbury Schweppes, generating a significant return for investors. He is former President of Cadbury Schweppes North America where he led the expansion of the Schweppes brand beyond mixers and into adult soft drinks. He also led the expansion of the Tampico brand throughout new markets, including Mexico, Brazil and the emerging U.S. Hispanic and African American markets. Mr. Carson is a Board Member of the National Soft Drink Association and Director of Water Source Inc.

Dan Holland. Mr. Holland is the former Chief Executive Officer of XXIV Karat Wines, which was founded in 2012 and offers the first gold infused sparkling wine. He is the former President and Chief Executive Officer of The Rising Beverage Co (Los Angeles, CA) and prior to that served as an adviser for First Beverage Group. Mr. Holland began his career at Mission Beverage, where he served as president for 15 years. During his tenure as President of Mission Beverage, Mr. Holland served on many distributor and supplier councils, which help companies such as Coors Brewing Co., Heineken, Guinness, Anheuser-Busch InBev and Glaceau, direct their business nationally and internationally.

Bert Moore. Mr. Moore is currently a managing partner at WiderLens, a high-end strategic brand consultancy. Prior to that, he was the CEO of StrawberryFrog NYC, one of the leading independent marketing agency networks in the world. Prior to joining StrawberryFrog, Mr. Moore was a partner and Chief Strategy Officer at Deutsch New York, as well as leading strategy and planning efforts on global businesses and new business efforts emanating out of North America for its parent Deutsch Inc., a multi-disciplinary marketing communications agency headquartered in New York City. Prior to joining Deutsche New York in 2011, Mr. Moore was the Global Chief Strategy Officer for Lowe & Partners, an international integrated marketing agency. At Lowe & Partners, he created one of the most effective strategy departments in advertising, winning EFFIES in over 50 markets around the world and enabling the agency to triple in size over seven years. He began his career in 1988 as a consultant for an offshoot of McKinsey. Mr. Moore has earned significant commercial and cultural experience having worked in most business sectors and in over 70 markets around the world. Some longstanding clients include; Aramark, Beam Inc, LG, Mahindra, Nike, Pernod Ricard, Reuters, Singapore Government, Unilever and Virgin. He has served on the boards of three global agencies; Burson Marsteller, Lowe+Partners and WeberShandwick. During his time in the UK, he sat on the commercial advisory boards of both The Prince’s Trust and NSPCC.

David “Bump” Williams. Mr. Williams is the President and CEO of The BWC Company, a consulting company that works across the entire 6-tier network of beverages. Mr. Williams began his career at Procter & Gamble where he developed a National Sales Program (Publishers Clearing House) that incorporated all P&G brands being merchandised across the United State with key national retailers. In 1986 he left P&G to head up Analytics and National Accounts at the A.C. Nielsen Company where he developed the industry’s first Beverage Vertical servicing a multitude of manufacturers, retailers and distributors. In 1994 he joined Information Resources, Inc. as the President of Global Consulting where he was responsible for the use of store-level data and consumer segmentation analyses that allowed the beverage industry to develop specific advertising, point of sale and new product launches at targeted consumers and specific demographic audiences. In 2008, Mr. Williams resigned his post at IRI and retired but has continued to provide consulting to several retailers to conduct analyses on the health of their beverage business and determine business plans and strategies designed to capitalize on changing consumer purchase behavior. He works on new product launches, pricing and promotion analytics, mergers and acquisitions, market expansion and strategic business planning. Mr. Williams serves on several boards of directors and advisors across the beverage alcohol and non-alcoholic beverage community.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

Our board of directors is divided into two classes, Class 1 and Class 2. The Class 1 directors will hold office until the 2016 annual meeting of stockholders and the Class 2 directors will hold office until the 2017 annual meeting of stockholders. Thereafter, each director will hold office until the second succeeding annual meeting of stockholders after his or her election, or until his or her death, resignation, removal or the earlier termination of his or her term of office. Edward Hanson, Kerry Kennedy and Richard Y. Roberts are the Class 1 directors and Julian Davidson, Philip Thomas, Paul Vassilakos and Tom Cardella are the Class 2 directors.

In anticipation of our securities being listed on the NASDAQ Capital Market, we have elected to adhere to the rules of Nasdaq in determining whether a director is independent. Our board of directors consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, we have determined that each of Messrs. Hanson, Roberts and Cardella and Ms. Kennedy is an independent director.

Board Committees

We have separately standing audit, nomination and compensation committees.

Nominating Committee

The nominating committee consists of Edward Hanson and Kerry Kennedy, each of whom is an independent director under the Nasdaq listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee will consider persons identified by its members, management, stockholders and others.

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

There have been no changes to the procedures by which security holders may recommend nominees to our board of directors since we became a reporting company in connection with the consummation of the Business Combination.

The parties to the Merger Agreement, including us, have agreed to take all necessary action so that Messrs. Thomas, Vassilakos, Hanson and Roberts and Ms. Kennedy are elected as directors for the three years following the consummation of the Business Combination.

Audit Committee

The audit committee consists of Tom Cardella, Edward Hanson and Richard Y. Roberts, each of whom is “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the Nasdaq. The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by the independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•	reviewing and approving any related party transactions we may enter into. The audit committee will consider all relevant factors when determining whether to approve a related party transaction,

including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. We have determined that Edward Hanson qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The compensation committee consists of Tom Cardella and Richard Y. Roberts, each of whom is an independent director. The principal functions of the compensation committee are:

•	evaluate the performance of our officers,
•	review any compensation payable to our directors and officers,
•	prepare compensation committee reports, and
•	administer the issuance of any common stock or other equity awards issued to our officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation of our Chief Executive Officer and each of our two most highly compensated executive officers other than our Chief Executive Officer (who are sometimes referred to collectively as the “Named Executive Officers”) for the fiscal years ended December 31, 2015 and 2014.

Summary Compensation Table for 2015

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Philip Thomas(2) Chief Executive Officer	2015	99,300	—	147,808	13,572	(3)	260,680
	2014	19,000	—	—	—		19,000

Paul N. Vassilakos(4) Former Chief Executive Officer	2015	—	—	—	—		—
	2014	—	—	—	—		—
Peter Dydensborg(5) Chief Operating Officer	2015	135,808	—	108,394	21,211	(6)	265,413
	2014	169,846	50,500	—	23,301	(7)	243,647
James Meehan(8) Chief Accounting Officer	2015	120,462	—	29,562	4,761	(3)	154,785
	2014	65,077	3,000	—	—		68,077

(1)	Represents the aggregate grant date fair value of awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are disclosed in Note 9 to our audited consolidated financial statements for the year ended December 31, 2015 contained herein.
(2)	The information in the table includes compensation to Mr. Thomas from LIBB prior to the consummation of the Business Combination on May 27, 2015. Mr. Thomas became our Chief Executive Officer on such date.
(3)	This amount represents health insurance paid by us for the respective officers.
(4)	The information in the table includes compensation paid to Mr. Vassilakos by Cullen prior to the consummation of the Business Combination on May 27, 2015, but excludes compensation paid to Mr. Vassilakos as a member of our board of directors after such date. Compensation paid to Mr. Vassilakos as a director is set forth under “Director Compensation” below. Mr. Vassilakos ceased to be our Chief Executive Officer on May 27, 2015.
(5)	The information in the table includes compensation paid to Mr. Dydensborg by LIBB prior to the consummation of the Business Combination on May 27, 2015. Mr. Dydensborg became our Chief Operating Officer on such date.
(6)	This amount represents reimbursement of COBRA expenses paid by Mr. Dydensborg, health insurance premiums paid by the Company for Mr. Dydensborg, and Mr. Dydensborg’s travel allowance.
(7)	This amount represents reimbursement of COBRA expenses paid by Mr. Dydensborg and Mr. Dydensborg’s travel allowance.
(8)	The information in the table includes compensation paid to Mr. Meehan by LIBB prior to the consummation of the Business Combination on May 27, 2015. Mr. Meehan became our Chief Accounting Officer on such date.

Compensation Arrangements

Our policies with respect to the compensation of our executive officers are administered by our board in consultation with its compensation committee. Our compensation policies are intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the compensation committee is charged with recommending executive compensation packages to our board of directors.

Compensation Prior to the Business Combination

Paul N. Vassilakos served as Cullen’s sole executive officer during the fiscal year ended December 31, 2014 and during the period from January 1, 2015 to May 27, 2015, the date the Business Combination was consummated. Based on Cullen’s level of operations, financial condition and results of operations, Cullen’s board, in consultation with its compensation committee, determined not to pay any compensation to Cullen’s officers during these periods. Mr. Vassilakos also served as our Chief Executive Officer from our inception through May 27, 2015. We did not pay him any compensation for such services.

Philip Thomas served as LIBB’s Chief Executive Officer during the fiscal year ended December 31, 2014 and during the period from January 1, 2015 to May 27, 2015. In April 2014, LIBB began paying him $26,000 per year for such services. LIBB also reimbursed him for all out-of-pocket expenses he incurred on LIBB’s behalf.

Peter Dydensborg and James Meehan served as LIBB’s Chief Operating Officer and Chief Accounting Officer, respectively, during the fiscal year ended December 31, 2014 and during the period from January 1, 2015 to May 27, 2015, pursuant to written employment agreements. Such agreements provided for Messrs. Dydensborg and Meehan to receive base salaries of $170,000 and $120,000 per year, respectively. Additionally, each was entitled to an incentive bonus of not less than 15% and 5% of such individual’s base salary, respectively. Each of the employment agreements with Messrs. Dydensborg and Meehan contained provisions for the protection of LIBB’s intellectual property and for non-compete restrictions during employment and in the event of termination of the relevant individual (generally imposing restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company and (iii) soliciting or accepting business from LIBB’s customers for a period of one year following termination).

Compensation after the Business Combination

Upon consummation of the Business Combination, Mr. Vassilakos resigned as our Chief Executive Officer. Messrs. Thomas, Dydensborg and Meehan became our Chairman of the Board and Chief Executive Officer, Chief Operating Officer and Chief Accounting Officer, respectively, and also retained their respective positions with LIBB.

In connection with the closing of the Business Combination, each of Messrs. Thomas, Dydensborg and Meehan entered into new employment agreements with us to serve as our Chief Executive Officer, Chief Operating Officer and Chief Accounting Officer, respectively. Each employment agreement has a term of two years from the closing of the Business Combination, except that the agreements with Messrs. Dydensborg and Meehan provide that either we or the executive can terminate the agreement with six months’ advance notice (or three months’ advance notice, in the case of Mr. Meehan). The employment agreements provide for Messrs. Thomas, Dydensborg and Meehan to receive base salaries of $150,000, $130,000 and $120,000, respectively. Additionally, each is entitled to an incentive bonus of up to 50%, 40% and 25% of such individual’s base salary, respectively.

Unless terminated by us without “cause” or by the executive with “good reason” (as such terms are defined in the employment agreements), upon termination the executives will be entitled only to their base salary through the date of termination, valid expense reimbursements and certain unused vacation pay. If terminated by us without “cause” or by the executives with “good reason,” each executive is entitled to be paid severance (base salary for a period of six months for Messrs. Thomas and Dydensborg and base salary for a period of three months for Mr. Meehan), valid expense reimbursements and accrued but unused vacation pay.

Each of the employment agreements contain provisions for the protection of our intellectual property and confidentiality and non-competition restrictions for the executives (generally imposing restrictions during employment and for a period of two years following the consummation of the Business Combination on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from our customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

Pursuant to their employment agreements, Messrs. Thomas, Dydensborg and Meehan also received a five-year option to purchase 80,000 shares of our common stock, 58,667 shares of our common stock and 16,000 shares of our common stock, respectively, at an exercise price of $3.75 per share. The options vest quarterly in equal proportions over the two year employment term. If Mr. Thomas, Dydensborg or Meehan’s employment is terminated by us without “cause” or by such executive with “good reason,” then the option granted to him will become vested in full and will be exercisable for one year from the date of termination. In addition, the options will be accelerated upon the occurrence of certain non-negotiated change of control transactions. In the event of certain negotiated change of control transactions, the compensation committee may, (i) accelerate the vesting of the options, or (ii) require the executive to relinquish the option to us upon the tender by us to the executive of cash in an amount equal to the repurchase value of such award.

In connection with the Business Combination, we adopted the 2015 Plan, which is administered by our compensation committee. The committee may grant stock options, stock appreciation rights, restricted stock or other stock-based awards under the plan to our employees, officers, directors and consultants. Our board has reserved 466,667 shares of our common stock for issuance under the plan. No awards have been granted under the plan as of December 31, 2015.

New Employment Arrangements

On June 6, 2016, we entered into an employment agreement with Richard Allen to serve as our Chief Financial Officer. The employment agreement has a term of three years, and automatically renews for additional one year periods thereafter unless either party provides notice of its decision not to renew. The employment agreements provides for Mr. Allen to receive a base salary of $170,000. If prior to December 31, 2016, we complete an equity offering with gross proceeds of at least $5,000,000 or we have net sales of at least $1,000,000 during any calendar month, Mr. Allen’s base salary will become $185,000 commencing on June 6, 2017, and $200,000 commencing on June 6, 2018. Additionally, he is entitled to an incentive bonus of up to 50% of his base salary. Furthermore, we will grant Mr. Allen 8,333 shares of our common stock on May 31, 2017 and a number of shares of the Company’s common stock having a fair market value equal to $50,000 on each of May 31, 2018 and 2019.

Unless terminated by us without “cause” or by Mr. Allen with “good reason” (as such terms are defined in the employment agreements) or upon death or disability of Mr. Allen, upon termination Mr. Allen will be entitled only to his base salary through the date of termination, valid expense reimbursements and certain unused vacation pay. If terminated upon death or disability of Mr. Allen, upon termination Mr. Allen will be entitled to his base salary through the date of termination, valid expense reimbursements and certain unused vacation pay, and all equity awards will vest to the extent they would have been vested at the next scheduled vesting date and will remain exercisable for at a certain period of time. If terminated by us without “cause” or by Mr. Allen with “good reason,” Mr. Allen is entitled to be paid severance equal to base salary for nine months, any previously granted but unpaid bonus, a pro rata portion of any bonus for the current year, valid expense reimbursements and accrued but unused vacation pay, and all equity awards held by him will vest in full and will remain exercisable for a certain period of time. If Mr. Allen’s agreement is not renewed, Mr. Allen is entitled to be paid severance equal to his base salary for five months, any previously granted but unpaid bonus, a pro rata portion of any bonus for the current year, valid expense reimbursements and accrued but unused vacation pay, and all equity awards held by him will vest in full and will remain exercisable for a certain period of time.

The employment agreement contains provisions for confidentiality and non-competition restrictions for Mr. Allen (generally imposing restrictions during employment and for a period of nine months after the term of the employment agreement, on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from the Company’s customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

On June 6, 2016, we entered into a consulting agreement with Julian Davidson to serve as our Executive Chairman. Either Mr. Davidson or the Company may terminate the consulting agreement with 30 days’ prior written notice. Pursuant to the consulting agreement, we will (a) pay to Mr. Davidson $10,000 per month, and (b) grant to Mr. Davidson 1,667 shares of our common stock per month. The consulting agreement contains provisions for protection of our intellectual property and confidentiality and non-competition restrictions for Mr. Davidson (generally imposing restrictions during the term of the consulting agreement, on (i) ownership or management of, or employment or consultation with, competing companies, (ii) soliciting employees to terminate their employment (iii) soliciting business from our customers, and (iv) soliciting prospective acquisition and investment candidates for purposes of acquiring or investing in such entity).

Upon our completing an equity raise with gross proceeds of at least $10,000,000, the monthly cash fee to Mr. Davidson under the consulting agreement will increase to $20,000 per month, the monthly stock grant to Mr. Davidson will be eliminated and Mr. Davidson will receive a one-time cash bonus of $95,000 and a one-time grant of 50,000 shares of our common stock. In addition, upon completion of the aforementioned equity raise and Mr. Davidson obtaining a work visa, Mr. Davidson may enter into an amended consulting agreement or an employment agreement with us, pursuant to which, among other things, (a) Mr. Davidson will continue as Executive Chairman of the Company, (b) Mr. Davidson will receive a base salary or annual consulting fee of $250,000, (c) Mr. Davidson will be entitled to a cash bonus or fee of $75,000 upon entry into such agreement, a cash bonus or fee of $175,000 on the one year anniversary of entering into such agreement and stock bonus or fee of 35,000 shares of our common stock upon entry into such agreement, (d) Mr. Davidson will be eligible to receive a performance bonus or contingent fee of up to 50% of his base salary or annual consulting fee then in effect as determined by our compensation committee, and (e) Mr. Davidson will receive stock options to purchase a number of shares of our common stock equal to 5% of our fully-diluted common stock outstanding immediately after the aforementioned equity raise. Mr. Davidson may also enter into such an amendment to his consulting agreement if more than two months have elapsed since the equity raise and he has not obtained a work visa. The employment agreement or consulting agreement will otherwise have similar terms to Mr. Allen’s employment agreement.

Outstanding Equity Awards Table

The following table sets forth unexercised options, unvested stock and equity incentive plan awards outstanding for the Named Executive Officers as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End for 2015

Name	Number of securities underlying unexercised options (#) exercisable	Option awards Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Philip Thomas	20,000	60,000	(1)	3.75	5/27/2020
Peter Dydensborg	14,667	44,000	(1)	3.75	5/27/2020
James Meehan	4,000	12,000	(1)	3.75	5/27/2020

(1)	The options vest in six equal quarterly installments on February 27, 2016, May 27, 2016, August 27, 2016, November 27, 2016, February 27, 2017 and May 27, 2017.

Director Compensation

The following table sets forth all compensation of our directors for the fiscal year ended December 31, 2015. The compensation for Mr. Thomas, who is our Chief Executive Officer, is fully reflected in the Summary Compensation Table above.

Director Compensation for 2015

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Non-Employee Directors(2)	—	$30,000	$30,000

(1)	On January 26, 2016, each of Messrs. Vassilakos, Hanson and Roberts and Ms. Kennedy were granted 8,956 shares of our common stock for their service as directors in 2015. The stock awards are not subject to vesting or other contractual restrictions. The amounts reported in the stock awards column represent the aggregate grant date fair value of awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are disclosed in Note 14 to our audited consolidated financial statements for the year ended December 31, 2015 contained herein.
(2)	Each of our nonemployee directors, Paul Vassilakos, Edward Hanson, Kerry Kennedy and Richard Y. Roberts, received the compensation set forth in the table above. Messrs. Hanson and Roberts and Ms. Kennedy were appointed as directors on May 27, 2015.

Compensation Prior to the Business Combination

Each of Messrs. Vassilakos, Hanson and Roberts and Ms. Kennedy served as a director of Cullen prior to the consummation of the Business Combination. Cullen’s directors received no compensation for their services as such for the period from January 1, 2015 to May 27, 2015, the date the Business Combination was consummated. Mr. Vassilakos also served as our sole director prior to the Business Combination. We did not pay him any compensation for such services.

Mr. Thomas served as managing member of LIBB and Mr. Thomas and Thomas Panza served on the board of managers of LIBB prior to the consummation of the Business Combination. Neither the managing member nor any of the managers received any compensation for their services as such for the period from January 1, 2015 to May 27, 2015.

Compensation after the Business Combination

In connection with the consummation of the Business Combination on May 27, 2015, we adopted compensation arrangements for our nonemployee directors. For the period from July 1, 2015 to December 31, 2015, each non-employee director received an annual award of $30,000 in shares of our common stock, valued as of December 31, 2015, which was issued in January 2016. Thereafter, each non-employee director receives an annual cash fee of $30,000. In addition, each non-employee director receives an annual award of $35,000 in shares of our common stock, valued as of December 31st of such year. The stock awards are not subject to vesting or other contractual restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of June 20, 2016, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Shares of common stock that a person has the right to acquire or will have the right to acquire within 60 days of June 20, 2016 are considered beneficially owned by such person. Such shares are deemed outstanding for calculating the percentage of outstanding shares of the person holding such right, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

	Pre-Offering		Post-Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership(2)	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership(3)
Current Directors and Officers:
Paul N. Vassilakos(4)	78,123	1.6%	78,123	1.0%
Kerry Kennedy(5)	29,623	*	29,623	*
Richard Y. Roberts(6)	29,623	*	29,623	*
Edward Hanson(7)	29,623	*	29,623	*
Tom Cardella	57,500	1.2%	57,500	*
Julian Davidson	—	0%	50,000	*
Phil Thomas(8)	774,141	15.4%	774,141	10.3%
Richard Allen	—	0%	10,000	*
Peter Dydensborg(9)	45,026	*	45,026	*
James Meehan(10)	8,000	*	8,000	*
All directors and executive officers (8 persons)	1,051,659	20.6%	1,111,659	14.6%
Five Percent Holders:
Eric J. Watson(11)	1,696,332	28.7%	1,317,821	17.6%
Thomas Panza(12)	741,641	14.9%	741,641	9.9%
Ivory Castle Limited(13)	875,243	17.5%	875,243	11.7%
KA#2 Ltd.(14)	576,118	10.4%	344,618	4.6%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is 116 Charlotte Avenue, Hicksville, NY 11801.
(2)	The percentage of beneficial ownership prior to completion of the offering is calculated based on 4,973,715 outstanding shares of common stock as of June 20, 2016.
(3)	The percentage of beneficial ownership after completion of the offering is calculated based on 7,485,260 outstanding shares of common stock, assuming all the shares offered hereby have been sold and the issuance of 908,083 shares of common stock in connection with the Recapitalization and 10,000 shares of common stock we intend to issue to Rich Allen, 5,000 shares of common stock we intend to issue to John Carson, and 50,000 shares of common stock to be issued to Julian Davidson in the event gross proceeds from the offering are at least $10,000,000.
(4)	Includes 23,750 shares subject to warrants that are currently exercisable.
(5)	Ms. Kennedy’s business address is c/o Robert F. Kennedy Center, Human Rights, 515 Madison Ave, Suite 718, New York, NY, 10022.

(6)	Mr. Roberts’ business address is Roberts, Raheb & Gradler, LLC, 1200 New Hampshire Avenue N.W., Suite 300, Washington, D.C. 20036.
(7)	Mr. Hanson’s business address is 94 Draycott Ave, London SW3 3AD, United Kingdom.
(8)	Includes (i) 6,250 shares subject to warrants that are currently exercisable, and (ii) 40,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days. Does not include 40,000 shares subject to stock options that will not become exercisable within 60 days.
(9)	Includes 29,334 shares subject to stock options that are currently exercisable or will become exercisable within 60 days. Does not include 29,333 shares subject to stock options that will not become exercisable within 60 days.
(10)	Includes 8,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days. Does not include 8,000 shares subject to stock option that will not become exercisable within 60 days.
(11)	Mr. Watson’s business address is Level 9, 68 Shortland Street, P.O. Box 91269, Auckland, New Zealand. Mr. Watson resigned from his positions as an officer and director of the Company in November 2013. Represents shares of common stock held by Cullen Holdings, an entity controlled by Mr. Watson, and Brentwood, an entity owned by Mr. Watson and KA#2 Ltd. The pre-offering amount does not give effect to the Recapitalization. This amount includes 689,444 shares subject to the Brentwood Warrant and 252,533 shares issuable upon the conversion of the Brentwood Note, as to which Brentwood has divested voting and dispositive control in favor of Mr. Watson. The post-offering amount gives effect to the Recapitalization.
(12)	Includes 20,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days. Does not include 20,000 shares subject to stock options that will not become exercisable within 60 days.
(13)	John Matthew Ashwood and Michael Raymond Shue have voting and dispositive control over the shares of common stock held by Ivory Castle Limited. The business address of Ivory Castle Limited and of Messrs. Ashwood and Shue is c/o Suite 5501, 55th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. Includes 22,500 shares subject to warrants that are currently exercisable.
(14)	Tony Thomas has voting and dispositive control over the shares of common stock held by KA#2 Ltd. The business address of Mr. Thomas and of KA#2 Ltd. is 2 Pompallier Terrace, Ponsnoby, Auckland, New Zealand. Represents shares of common stock held by Brentwood, an entity owned by Mr. Watson and KA#2 Ltd. The pre-offering amount does not give effect to the Recapitalization. This amount includes 421,667 shares subject to the Brentwood Warrant and 154,451 shares issuable upon the conversion of the Brentwood Note, as to which Brentwood has divested voting and dispositive control in favor of KA#2 Ltd. The post-offering amount gives effect to the Recapitalization.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements with our current executive officers (which we describe elsewhere in this prospectus), we describe below transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Related Party Transactions

On November 23, 2015, we entered into a reimbursement agreement with Magnum, an entity managed by Philip Thomas, our Chief Executive Officer and a director of ours, and certain of his family members, and owned by Mr. Thomas’ father. In exchange for the exclusive right to stock vending machines owned by Magnum, we agreed to reimburse Magnum for certain costs that Magnum incurred to acquire the machines. The reimbursements will be made in 35 monthly payments, the first three in the amount of $14,544 and the remaining payments in the amount of $3,819. Upon completion of these payments, Magnum will transfer the vending machines to us. In addition, in exchange for the right to stock certain other vending machines that Magnum has the right to use, we agreed to purchase the products required to be displayed in those vending machines from Magnum, at a price equal to Magnum’s cost for such products. We may terminate the agreement and all obligations to make future payments on ten days’ written notice to Magnum.

We record revenue related to sales to Magnum. For the three months ended March 31, 2016 and 2015, sales to Magnum were $1,158 and $1,498, respectively. As of March 31, 2016, there was $1,610 due from Magnum. For the three months ended March 31, 2016, we purchased $8,258 of product from Magnum. As of March 31, 2016, the outstanding balance due to Magnum included in accounts payable was $2,724. For years ended December 31, 2015 and 2014, sales to Magnum were $4,800 and $6,430, respectively. As of December 31, 2015 and December 31, 2014, there was $518 and $1,326, respectively, due from Magnum which was included in accounts receivable in the consolidated balance sheets. We also purchase product to supplement certain vending sales from this entity. For the year ended December 31, 2015, we purchased $9,356 of product from Magnum. As of December 31, 2015, the outstanding balance due to Magnum included in accounts payable was $3,242.

Also on November 23, 2015, we entered into the Credit Agreement by and among LIBB, us and Brentwood. Brentwood is owned by Eric Watson, who currently beneficially owns approximately 28.7% of our outstanding common stock, and KA#2 Ltd., which currently beneficially owns approximately 10.4% of our outstanding common stock. The Available Amount under the Credit Facility may be increased from time to time, in increments of $500,000, up to the Facility Amount, and we may obtain further advances, subject to the approval of Brentwood. The proceeds of the Credit Facility are to be used for the purposes disclosed in writing to Brentwood in connection with each advance. Brentwood has approved an Available Amount of $1,500,000 and has made to us in the same amount.

At the initial closing of the Credit Facility, we paid Brentwood a one-time facility fee equal to 1.75% of the Facility Amount, which was capitalized and added to the principal amount of the loan, and will pay Brentwood $30,000 for its expenses at the maturity date. The Credit Facility bears interest at rate equal to the prime rate plus 7.5%, compounded quarterly, and matures on November 23, 2018. No principal or interest has been paid since the inception of the loans, except that $40,430 of interest was compounded by adding to the outstanding balance of the loans. The outstanding balance of the loans under the Credit Facility (including capitalized interest and fees) was approximately $1,091,571 as of December 31, 2015, was approximately $1,377,930 as of March 31, 2016 and is currently $1,627,930, which also is the largest amount outstanding since the inception of the loans.

The loans under the Credit Agreement are evidenced by the Brentwood Note. Brentwood may elect to convert the outstanding principal and interest under the Brentwood Note into shares of our common stock at a conversion price of $4.00 per share. In addition, in connection with the establishment of the Credit Facility, we issued the Brentwood Warrant. The Brentwood Warrant entitles the holder to purchase 1,111,111 shares of common stock at an exercise price of $4.50 and includes a cashless exercise provision.

In connection with the Recapitalization, Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming there are no further advances by Brentwood) at the closing of the offering. In addition, Brentwood will exchange the Brentwood Warrant for 486,111 shares of our common stock at such time. The Credit Facility will remain outstanding, except that the Facility Amount will be reduced to $3,500,000. The Recapitalization will occur only if the gross proceeds from this offering are at least $5 million.

On April 28, 2015, we received $150,000 as proceeds from a loan from Bass Properties, LLC, one of our stockholders. This note had an interest rate of 10% per annum and was scheduled to mature on July 31, 2016. On June 30, 2015 the note and accrued interest of $152,425 were converted into 38,107 shares of common stock.

On May 4, 2015, we received $400,000 as proceeds from a loan with Ivory Castle Limited, a stockholder of ours. This note has an interest rate of 6% per annum and was scheduled to mature on July 31, 2016. On June 30, 2015 the note and accrued interest of $403,485 were converted into 100,872 shares of common stock.

On June 30, 2015, a family member of Paul Vassilakos, a member of our board of directors, purchased 12,500 shares of common stock for $4.00 per share for an aggregate of $50,000. In addition, on June 30, 2015, family members of Philip Thomas, Chief Executive Officer and a member of our board of directors purchased 12,500 shares of common stock for $4.00 per share for an aggregate of $50,000.

On September 17, 2015, as part of our private placement that commenced on August 10, 2015, Paul Vassilakos purchased 6,250 units from us at a purchase price of $4.00 per unit, for an aggregate of $25,000. On September 30, 2015, as part of the same private placement, Philip Thomas, Chief Executive Officer and a member of our board of directors, purchased 6,250 units from us for a purchase price of $4.00 per unit, for an aggregate of $25,000; Ivory Castle Limited, a shareholder of ours, purchased 22,500 units from us for a purchase price of $4.00 per unit, for an aggregate of $90,000; and Bass Properties LLC, a shareholder of ours, purchased 15,000 units from us for a purchase price of $4.00 per unit, for an aggregate of $60,000. On November 30, 2015 and March 14, 2016, as part of our private placement that commenced on November 24, 2015, Mr. Vassilakos purchased 10,000 units and 7,500 units, respectively, in each case at a purchase price of $4.00 per unit, for an aggregate of $70,000. On March 14, 2016, as part of the same private placement, Tom Cardella, a member of our board of directors, purchased 25,000 units, at a purchase price of $4.00 per unit, for an aggregate of $100,000.

On March 31, 2016, a family member of Philip Thomas purchased 2,500 units, for a purchase price of $4.00 per unit, for an aggregate of $10,000. In addition, a family member of Thomas Panza, a greater than 10% owner of our stock, purchased 2,500 units, for a purchase price of $4.00 per unit, for an aggregate of $10,000.

In connection with the closing of the Business Combination, on May 27, 2015, Thomas Panza, who beneficially owns 14.9% of our outstanding common stock, entered into a new employment agreement with LIBB to serve as LIBB’s Purchasing Manager. The agreement has a term of two years except that either LIBB or Mr. Panza can terminate the agreement with six months’ advance notice. Mr. Panza receives a base salary of $80,000 under the agreement. Additionally, Mr. Panza is entitled to an incentive bonus of up to 50% of his base salary. In addition, at the closing of the Business Combination, he received a five-year option to purchase 40,000 shares of our common stock at an exercise price of $3.75 per share, vesting quarterly in equal proportions over the two year employment term. Unless terminated by LIBB without “cause” or by Mr. Panza with “good reason” (as such terms are defined in the employment agreement), upon termination Mr. Panza will be entitled only to his base salary through the date of termination, valid expense reimbursements and certain unused vacation pay. If terminated by LIBB without “cause” or by Mr. Panza with “good reason,”

Mr. Panza is entitled to be paid severance (base salary for a period of six months), valid expense reimbursements and accrued but unused vacation pay.

Philip Thomas and Thomas Panza are parties to the Merger Agreement and certain related agreements, including a registration rights agreement. Pursuant to the Merger Agreement, upon consummation of the Business Combination on May 27, 2015, each of Messrs. Thomas and Panza was issued 721,641 shares of our common stock.

Pursuant to the registration rights agreement, the former LIBB members, including Messrs. Thomas and Panza, are entitled to demand that we register the shares issued to them pursuant to the Merger Agreement under the Securities Act of 1933, as amended. The former LIBB members can elect to exercise these registration rights at any time after the closing of the Business Combination. In addition, the former LIBB members have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the Business Combination.

Cullen Investments Ltd., a company controlled by Eric Watson, who beneficially owns approximately 28.7% of our common stock, and Petrina Advisors, Inc., a company owned by Paul Vassilakos, have paid certain expenses on our behalf. As of December 31, 2015, we owed Cullen Investments Ltd. and Petrina Advisors, Inc. $53,703 and $33,555, respectively, for such expenses. As of March 31, 2016, we owed Cullen Investments Ltd. and Petrina Advisors, Inc. $46,680 and $13,187, respectively, for such expenses.

LIBB Related Party Transactions

On August 21, 2014, LIBB entered into a loan agreement with Philip Thomas for LIBB to borrow $30,000. The loan bore interest at 6% and had an original maturity date of August 31, 2014. On August 30, 2014, the loan was extended to October 15, 2014. On October 15, 2014, LIBB repaid the full amount of the loan together with accrued interest for a total amount of $30,266.

Cullen Related Party Transactions

The holders of the majority of the Founders’ Shares (as defined below) are entitled to make up to two demands that we register such shares pursuant to a registration rights agreement entered into with Cullen’s predecessor in connection with the predecessor’s initial public offering. The “Founders’ Shares” are shares that were acquired from Cullen’s predecessor prior to such predecessor’s initial public offering. The holders of such Founders’ Shares became stockholders of Cullen upon consummation of Cullen’s business combination with the predecessor and became stockholders of ours upon consummation of the Business Combination between us, Cullen and LIBB. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time. In addition, these holders have certain “piggy-back” registration rights on registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 31, 2014, Cullen entered into a Sale and Purchase Agreement with Hart Acquisitions LLC, or “Hart,” an affiliate of Richard Watson, a former director of Cullen and the brother of Eric Watson, pursuant to which, on January 31, 2015, Cullen sold to Hart certain assets and intellectual property related to Cullen’s former agricultural business for an aggregate of $125,000. The assets consisted of all of Cullen’s remaining equipment, including computer equipment, agricultural equipment, vehicles, a mower, and a tractor. The intellectual property consisted of Cullen’s proprietary farming system (including forage growth and yields, animal genetics and milking systems) that was developed by adapting established grazing science, processes, technology, and genetics to liquid milk production in the Southeastern United States. Additionally, in the event that Hart sells the intellectual property subject to the agreement or licenses the intellectual property to a third party at any time prior to January 31, 2020, Cullen will be entitled to 20% of the amount received from such sale or license.

Related Person Policy

Upon consummation of the Business Combination, we adopted a Related Person Policy that requires us (and our subsidiaries, including LIBB) to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except as approved by unconflicted executives, the board of directors, or audit committee in accordance with guidelines approved by the board of directors (or the audit committee).

Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we will require each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

We are authorized to issue up to 36,000,000 shares of capital stock consisting of: 35,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value of $0.0001 per share. As of March 31, 2016, there were 4,973,715 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, we intend to issue 10,000 shares of common stock to Richard Allen and 5,000 shares of common stock to John Carson. If the gross proceeds from the offering are at least $10,000,000, we also will issue 50,000 shares of common stock to Julian Davidson upon the closing of the offering and 35,000 shares subsequent to the closing.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of our common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company.

Dividends

We do not intend to pay cash dividends in the future. The payment of dividends will be entirely within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the mergers.

Warrants, Options and Convertible Securities

We presently have outstanding (i) warrants to purchase up to 404,475 shares of common stock at an exercise price of $6.00 per share that were issued in private placement offerings conducted by us and (ii) employee stock options to purchase 194,667 shares of common stock at an exercise price of $3.75 per share held by certain of our executive officers. In addition, warrants to purchase common stock totaling 34,573 were issued to the placement agent at an exercise price of $4.50 per share. If the gross proceeds from the offering are at least $10,000,000, we also will issue to Julian Davidson, subsequent to the closing of the offering, an option to purchase 5% of our fully-diluted common stock outstanding immediately after the offering.

We also have outstanding the Brentwood Note, which is convertible into shares of our common stock at $4.00 per share (344,483 shares based on the current outstanding amount of principal and interest of $1,377,930) and the Brentwood Warrant to purchase 1,111,111 shares of our common stock at $4.50 per share. In connection with the Recapitalization, Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming there are no further advances by Brentwood) at the closing of the offering. In addition, Brentwood will exchange the Brentwood

Warrant for 486,111 shares of our common stock at such time. The Credit Facility will remain outstanding, except that the Facility Amount will be reduced to $3,500,000. The Recapitalization will occur only if the gross proceeds from this offering are at least $5 million.

Furthermore, we may issue additional equity awards covering up to 466,667 shares of common stock under our 2015 Plan. The 2015 Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to, among others, the officers, directors, employees and consultants of the Company. The total number of shares of common stock reserved under the Plan are 466,667.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to Holdco or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation also provides that we will indemnify any director or officer of ours to the fullest extent permitted by law. Our bylaws further provide that we will indemnify to the fullest extent permitted by law any person who becomes party to a proceeding by reason of the fact that he is or was an director, officer, employee or agent of ours, or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and other key employees, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute.  We were subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

We are not currently subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on Nasdaq or another national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Accordingly, we expect to become subject to Section 203 of the DGCL upon consummation of this offering as we anticipate our common stock will be listed on NASDAQ at that time.

Amendments to Our Certificate of Incorporation.  Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;
•	increase or decrease the par value of the shares of such class; or
•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Classified Board.  Our board of directors is divided into two classes. The number of directors in each class is as nearly equal as possible. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. The classified board may extend the time required to make any change in control of the board when compared to a corporation with an unclassified board. It may take two annual meetings for Holdco stockholders to effect a change in control of the board, because in certain circumstances less than a majority of the members of the board will be elected at a given annual meeting. Because our board is classified and our amended and restated certificate of incorporation does not otherwise provide, under Delaware law, our directors may only be removed for cause.

Vacancies in the Board of Directors.  Our amended and restated certificate of incorporation and bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term for the class for which such director is chosen. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders.  Under our bylaws, special meetings of stockholders may be called by the directors, or the president or the chairman, and shall be called by the secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

No Cumulative Voting.  The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Listing

Our common stock is currently quoted on the OTCQB, under the symbol “LTEA.” In conjunction with this offering, we have applied for listing on the NASDAQ. We cannot guarantee that our shares will be approved for listing on NASDAQ. If they are not, we currently intend to cancel this offering (although we are not required to do so). If we determine to cancel this offering, all funds that may have been provided by any investors will be promptly returned without interest or deduction. Alternatively, if we determine to close on some of this offering but our shares are not listed on NASDAQ, we expect they will continue to be quoted for trading on the OTCQB market. The OTCQB may provide significantly less liquidity than NASDAQ. No assurance can be given that our securities will ever trade on an active and liquid basis.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, 7,485,260 shares of common stock will be issued and outstanding, after giving effect to the Recapitalization and the issuance of 65,000 shares of our common stock to Julian Davidson (whose shares will be issued only if the gross proceeds from the offering are at least $10,000,000), Richard Allen and John Carson. In addition, 633,715 shares of common stock will be issuable upon the exercise of our currently outstanding options and warrants (other than the Brentwood Warrant) and 466,667 shares of common stock will be reserved for issuance pursuant to our 2015 Plan. Furthermore, 35,000 shares of common stock and an option to purchase 5% of our fully-diluted common stock outstanding as of immediately after the offering will be issuable to Mr. Davidson subsequent to the offering, if the gross proceeds from the offering are at least $10,000,000. The Brentwood Warrant will be canceled and the principal and interest due under the Brentwood Note will be reduced to zero upon the closing of the offering in connection with the Recapitalization. However, the Brentwood Note will remain outstanding and, if we receive advances from Brentwood in the future, any amounts of principal and interest due under such note will be convertible into shares of our common stock. The Recapitalization will occur only if the gross proceeds from this offering are at least $5 million.

Of the outstanding shares upon the closing of the offering, 1,518,749 of our existing shares and all of the shares sold in this offering will be freely tradable, except that any such shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 3,454,966 of our existing shares are, and all 633,715 of the shares issuable upon exercise of our outstanding options and warrants (excluding the Brentwood Warrant) will be, “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. In addition, certain of our shares are subject to lock-up restrictions as further described below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares that are restricted securities for at least six months would be entitled to sell their shares provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale. Persons who have beneficially owned shares that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to volume restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 74,853 shares immediately after this offering assuming that all of the shares offered hereby are sold, based on the number of shares of common stock outstanding as of the date of this prospectus; or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to and are current with the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales by affiliates also must comply with the manner of sale and notice provisions of Rule 144.

Registration

We have granted registration rights to certain of the holders of our restricted securities.

•	Pursuant to the subscription agreements with each of the investors in our August Private Placement, November Private Placement and March Private Placement, the investors in the offerings have certain “piggyback” registration rights covering the resale of the 404,475 shares of common stock and the 404,475 shares of common stock underlying the warrants sold to them in the offerings.
•	Pursuant to the registration rights agreement executed in connection with the Business Combination, the former LIBB members are entitled to demand that we register the 2,633,334 shares issued to them pursuant to the Merger Agreement, and the members also have certain “piggy-back” registration rights with respect to such shares. Notwithstanding such registration rights, the lock-up restrictions described below shall remain in effect until May 27, 2016.
•	Pursuant to the registration rights agreement executed in connection with the Credit Facility, Brentwood has certain “piggyback” registration rights, on customary terms, with respect to the 908,083 shares of common stock issuable in the Recapitalization and with respect to any shares of common stock in the future issuable upon conversion of the Brentwood Note.
•	Pursuant to the registration rights agreement entered into with a predecessor of ours in connection with the predecessor’s initial public offering, the holders of a majority of the Founders’ Shares can make up to two demands that we register such shares. In addition, these holders have certain “piggy-back” registration rights on registration statements filed by us. The Founders’ Shares are not restricted securities, and may be sold without restriction under Rule 144, except as to 12,000 of the shares that would be subject to the volume and other restrictions described above because they are held by affiliates of ours.

If these registration rights are exercised, and a registration statement covering the sale of these restricted securities becomes effective, these securities will be eligible for public sale by their holders in accordance with the plan of distribution set forth in such registration statement without regard to the limitations in Rule 144.

Furthermore, we intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for future issuance under the 2015 Plan. Once registered, all of the shares of our common stock issued in the future under the plan will be freely tradable, unless the recipients of the shares are affiliates as discussed above.

Lock-Up Agreements

In connection with the offering, our directors and executive officers and certain of our shareholders have agreed not to sell or otherwise transfer any shares of our common stock for 180 days from the date of this prospectus.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes); or
•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax including U.S. federal gift and estate taxes, except as to the limited extent set forth below, or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;
•	former citizens or long-term residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies; and
•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

As described in “Dividends and Dividend Policy” above, we do not currently anticipate paying dividends. If we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are generally attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate ordinary income tax rates. Certain certification and disclosure requirements, including delivery to the withholding agent of a properly executed IRS Form W-8ECI (or other applicable form), must be satisfied for effectively connected income to be exempt from withholding. Any such dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below in “— Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain tax treaties apply, is attributable to a United States permanent establishment;
•	you are an individual and you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or
•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates or such lower rate as specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Generally, we will be a “United States real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not a “U.S. real property holding corporation” for U.S. federal income tax purposes. Although we do not anticipate it based on our current business plans and operations, we may become a “U.S. real property holding corporation” in the future. If we have been or were to become a “U.S. real property holding corporation,” you might be subject to U.S. federal income tax (but not the branch profits tax) with respect to gain realized on the disposition of our common stock. However, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) in disposing of our common stock you did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the value of our common stock.

Estate Tax

The estate of a nonresident alien individual generally is subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of income tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.
•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a U.S.-related person, information reporting and backup withholding tax generally will not apply.
•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

FATCA

A 30% withholding tax will be imposed on payments to certain foreign entities of U.S.-source dividends and the gross proceeds of dispositions of stock (including our securities) that can produce U.S.-source dividends, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption has otherwise been established. This withholding tax will not apply, however, to payments of gross proceeds from dispositions of stock before January 1, 2017. Potential investors should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. PROSPECTIVE PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

We have entered into a Selling Agent Agreement with Network 1 Securities, Inc. (the “Selling Agent”) to conduct this offering on a “best efforts” basis. The business address of Network 1 Financial Securities, Inc. is The Galleria, 2 Bridge Ave #241, Red Bank, New Jersey 07701. The offering is being made without a firm commitment by the Selling Agent, which has no obligation or commitment to purchase any of our shares. Accordingly, pursuant to the Selling Agent Agreement, we will sell to investors that complete a subscription agreement with us up to the 1,538,462 shares offered hereby.

The Selling Agent is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal would be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Agent is required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares by the Selling Agent. Under these rules and regulations, the Selling Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The subscription applications may be addressed to [*] at the following address: [*].

The offering will close by August   , 2016, which is 45 days after the date of this prospectus, unless all the shares are sold before that date, or we otherwise decide to close the offering early or cancel it, in our sole discretion. If we close the offering early or cancel it, we may do so without notice to investors, although if we cancel the offering any funds that may have been provided by any investors will be promptly returned without interest or deduction.

Timing and Payment

There is no specified minimum offering amount nor is there an escrow account established in connection with this offering. Because there is no escrow account in operation and no minimum investment amount, upon a closing, investors will wire their investment amounts directly to us at which time we will have immediate access to such funds, and we may close on any amount of shares we determine (although we do not currently intend to hold a closing unless we sell enough shares to be listed on NASDAQ).

Investors must pay in full for all shares of common stock at the time of investment. Payment for the shares of common stock may be made by wire. The Selling Agent will inform prospective purchasers of the anticipated date of closing.

Certain Other Conditions

Pursuant to that certain agreement by and between the Selling Agent and us, the obligations of the Selling Agent to solicit offers to purchase the shares, and of investors solicited by the Selling Agent to purchase our common shares, are subject to approval of certain conditions. The Selling Agent Agreement provides, among other things, that the obligation of the Selling Agent to arrange for the offer and sale of the shares of our common shares, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) delivery of legal opinions and (2) delivery of an auditor comfort letter. The Selling Agent is under no obligation to purchase any shares of our common stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

The Selling Agent may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. The Selling Agent proposes to offer the shares to investors at the public offering prices set forth on the cover of this prospectus and will be paid commissions and fees at closing from the proceeds thereof.

Discounts and Commissions

The Selling Agent proposes initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus. If all of the shares of common stock offered by us are not sold at the public offering price, the Selling Agent may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the selling agent a selling agent fee equal to 6.75% of the gross proceeds received at the closing of the offering. We have agreed to pay a non-accountable expense allowance to the Selling Agent equal to 2% of the gross proceeds received at the closing of the offering. We have advanced $25,000 of the non-accountable expense allowance to the Selling Agent.

We have also agreed to bear all accountable expenses relating to the offering, including the costs of preparing, printing, mailing and delivering the registration statement, the preliminary and final prospectus contained therein and amendments thereto, post-effective amendments and supplements thereto, the Selling Agent Agreement and related documents (all in such quantities as the Selling Agent may reasonably require); preparing and printing stock certificates; the costs of any “due diligence” meetings; all reasonable and documented fees and expenses for conducting a net road show presentation; all filing fees (including SEC filing fees) and communication expenses relating to the registration of the shares offered hereby; FINRA filing fees; the reasonable and documented fees and disbursements of the Selling Agent’s counsel up to an amount of $40,000; background checks of the Company’s officers and directors up to a maximum of $1,500; preparation of bound volumes and mementos in such quantities as the Selling Agent may reasonably request up to an amount of $2,000; transfer taxes, if any, payable upon the transfer of securities from us to the Selling Agent; and the fees and expenses of the transfer agent, clearing firm and registrar for the shares; provided that the actual accountable expenses of the Selling Agent shall not exceed $80,000.

The total estimated expenses of the offering, excluding commissions, and non-accountable expense allowances are approximately $400,000 and are payable by us.

Selling Agent Warrants

We have agreed to issue to the Selling Agent warrants to purchase a number of shares of common stock equal to 2.5% of the shares of common stock sold in this offering (or warrants to purchase 38,462 shares of common stock if all of the shares offered hereby have been sold). The Selling Agent’s warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to 125% of the public offering price per share of common stock in the offering, commencing six months after the date of this prospectus and expiring five years from the date of this prospectus. During the year ended December 31, 2015 through March 31, 2016, the Company sold securities through the Selling Agent. As a result, on March 29, 2016, 34,573 warrants were issued to the Selling Agent. The warrants have an exercise price of $4.50 per share and expire on October 30, 2020. The Selling Agent’s warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extra common cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. The warrants will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of five years after the closing of this offering at our expense.

Right of Consent

We have agreed that, without the prior written consent of the Selling Agent, we will not, for a period ending 180 days after the date of the Selling Agent Agreement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or cause to be filed any registration statement with the SEC relating to the offering by us of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock. The above restrictions shall not apply to (i) the common stock sold in this offering, (ii) the issuance of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof or (iii) the issuance of any option to purchase or shares of our capital stock under any stock compensation plan of the Company outstanding on the date hereof.

Lock-Up Agreements

We, our officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the Selling Agent Agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the Selling Agent Agreement or thereafter acquired without the prior written consent of the Selling Agents. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The Selling Agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Selling Agent may be required to make for these liabilities.

NASDAQ Listing

We have applied for listing our shares of common stock for trading on The NASDAQ Capital Market under the symbol “LTEA.” No assurance can be given that our application will be approved or that we will continue to trade on NASDAQ following this offering. We cannot guarantee that our shares will be approved for listing on NASDAQ. If they are not, we currently intend to cancel this offering (although we are not required to do so). If we determine to cancel this offering, all funds that may have been provided by any investors will be promptly returned without interest or deduction. Alternatively, if we determine to close on some of this offering but our shares are not listed on NASDAQ, we expect they will continue to be quoted for trading on the OTCQB market.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the websites maintained by one or more Selling Agent or selling group members, if any, participating in the offering. The Selling Agent may agree to allocate a number of shares of common stock to Selling Agent and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Selling Agent to Selling Agent and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the Selling Agent’ websites and any information contained in any other website maintained by the Selling Agent is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the Selling Agent and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the common course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the Selling Agent for any further services.

Alexander Capital, L.P. will act as a selected dealer for the Selling Agent.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for Long Island Iced Tea Corp. by Graubard Miller, New York, New York. Graubard Miller owns 6,250 shares of our common stock. Legal counsel to the selling agent is Carmel, Milazzo & DiChiara LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2015 and 2014 included in this registration statement, of which this prospectus forms a part, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance of such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain a website at www.longislandicedtea.com. However, the information contained on or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in making a decision to purchase our common stock in this offering.

LONG ISLAND ICED TEA CORP.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash	$362,854	$207,192
Accounts receivable, net (including amounts due from related parties of $24,897 and $67,992, respectively)	392,763	363,096
Inventories, net	481,478	712,558
Restricted cash	—	127,580
Stock subscription receivable	120,000	—
Prepaid expenses and other current assets	218,354	48,237
Total current assets	1,575,449	1,458,663
Property and equipment, net	322,226	360,920
Intangible assets	26,243	27,494
Other assets (including amounts due from related parties of $38,270)	103,600	67,438
Deferred offering costs	53,383	—
Deferred financing costs	1,679,426	1,838,082
Total assets	$3,760,327	$3,752,597
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$401,929	$601,681
Accrued expenses	353,750	458,938
Current portion of automobile loans	19,578	19,231
Current portion of equipment loan	37,102	36,627
Total current liabilities	812,359	1,116,477
Line of credit	1,377,930	1,091,571
Other liabilities	30,000	30,000
Deferred rent	4,130	4,648
Long term portion of automobile loans	31,837	36,864
Long term portion of equipment loan	66,849	76,477
Total liabilities	2,323,105	2,356,037
Commitments and contingencies, Note 8
Stockholders' Equity
Preferred stock, par value $0.0001; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Common stock, par value $0.0001; authorized 35,000,000 shares; 4,973,715 and 4,635,783 shares issued and outstanding, as of March 31, 2016 and December 31, 2015, respectively	497	463
Additional paid-in capital	5,383,772	3,926,074
Accumulated deficit	(3,947,047)	(2,529,977)
Total stockholders' equity	1,437,222	1,396,560
Total liabilities and stockholders' equity	$3,760,327	$3,752,597

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015
Gross sales (including sales to related parties of $1,562 and $20,215, respectively)	$553,334	$275,082
Less: Sales rebates, discounts, and allowances	45,165	10,360
Net sales	508,169	264,722
Cost of goods sold	467,618	193,309
Gross profit	40,551	71,413
Operating expenses:
General and administrative expenses	777,665	219,423
Selling and marketing expenses	486,543	207,781
Total operating expenses	1,264,208	427,204
Operating Loss	(1,223,657)	(355,791)
Other expenses:
Interest expense	(193,413)	(22,875)
Net loss	$(1,417,070)	$(378,666)
Weighted average number of common shares outstanding – basic and diluted	4,720,929	2,633,334
Basic and diluted net loss per share	$(0.30)	$(0.14)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(UNAUDITED)

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance at January 1, 2016	4,635,783	$463	$3,926,074	$(2,529,977)	$1,396,560
Issuance of common stock to consultants, vendors, and customers	34,133	3	136,529	—	136,532
Issuance of common stock and warrants, net of costs	230,475	23	861,767		861,790
Issuance of warrants to placement agent	—	—	38,056	—	38,056
Issuance of common stock to the Advisory Board and Board of Directors	65,824	7	239,993		240,000
Stock based compensation	7,500	1	181,353	—	181,354
Net loss	—	—	—	(1,417,070)	(1,417,070)
Balance at March 31, 2016	4,973,715	$497	$5,383,772	$(3,947,047)	$1,437,222

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(1,417,070)	$(378,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	8,693	1,977
Depreciation and amortization expense	39,945	25,670
Deferred rent	(518)	(142)
Stock based compensation	181,354	—
Issuance of common stock to consultants, vendors, and customers	53,200
Amortization of deferred financing costs	158,656	—
Paid-in-kind interest	36,359	—
Changes in assets and liabilities:
Accounts receivable	(38,360)	(46,266)
Inventory	231,080	(275,213)
Restricted cash	127,580	—
Prepaid expenses and other current assets	(86,785)	(62,346)
Other assets	(36,162)	—
Accounts payable	(199,752)	214,066
Accrued expenses	172,868	110,641
Other liabilities	—	(92,466)
Total adjustments	648,158	(124,079)
Net cash used in operating activities	(768,912)	(502,745)
Cash Flows From Investing Activities
Purchases of property and equipment	—	(5,850)
Net cash used in investing activities	—	(5,850)
Cash Flows From Financing Activities
Repayment of automobile loans	(4,680)	(4,363)
Repayment of equipment loans	(9,153)	—
Proceeds from line of credit	250,000	—
Proceeds from the reverse merger with Culen Agricultural Holding Corporation	—	250,000
Payment of deferred offering costs	(53,383)	—
Proceeds from the sale of common stock and warrants, net of costs	741,790	—
Net cash provided by financing activities	924,574	245,637
Net increase (decrease) in cash	155,662	(262,958)
Cash, beginning of period	207,192	398,164
Cash, end of period	$362,854	$135,206
Cash paid for interest	$3,643	$1,078
Non-cash investing and financing activities:
Issuance of warrants to placement agent	$38,056	$—
Stock subscription receivable	$120,000	$—
Issuance of common stock to the Board of Directors and Advisory Board	$240,000	$—
Issuance of common stock to consultants included in prepaid expenses	$83,332	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — BUSINESS ORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS

Business Organization

Long Island Iced Tea Corp, a Delaware C-Corporation (“LIIT”), was formed on December 23, 2014. LIIT was formed in order to allow for the completion of mergers between Cullen Agricultural Holding Corp. (“Cullen”) and Long Island Brand Beverages LLC (“LIBB”). On December 31, 2014, LIIT entered into a merger agreement, as amended as of April 23, 2015, with Cullen, a public company, Cullen Merger Sub, Inc. (“Cullen Merger Sub”), LIBB Acquisition Sub, LLC (“LIBB Merger Sub”), Long Island Brand Beverages LLC (“LIBB”) and the founders of LIBB (“Founders”). Pursuant to the merger agreement, (a) Cullen Merger Sub was to be merged with and into Cullen, with Cullen surviving and becoming a wholly-owned subsidiary of LIIT and (b) LIBB Merger Sub was to be merged with and into LIBB, with LIBB surviving and becoming a wholly-owned subsidiary of LIIT (the “Mergers”). As a result of the merger which was consummated on May 27, 2015, LIIT consisted of its wholly owned subsidiaries, LIBB (its operating subsidiary) and Cullen and Cullen’s wholly owned subsidiaries, Cullen Agricultural Technologies, Inc. and Natural Dairy, Inc. (collectively the “Company”).

For accounting purposes, the Mergers were treated as an acquisition of Cullen by LIBB and as a recapitalization of LIBB, as the former LIBB members hold a large percent of the LIIT’s shares and will exercise significant influence over the operating and financial policies of the consolidated entity and the Company was a public shell company at the time of the transaction. Pursuant to Accounting Standards Codification (“ASC”) 805-10-55-11 through 55-15, the merger or acquisition of a private operating company into a non-operating public shell with nominal assets is considered a capital transaction in substance rather than a business combination. As a result, the condensed consolidated statements of operations and statements of cash flows of LIBB have been retroactively updated to reflect the recapitalization. Additionally, the historical condensed consolidated financial statements of LIBB are now reflected as those of the Company.

Overview

The Company produces and distributes premium ready-to-drink iced tea, with a proprietary recipe and quality components. The Company produces a 100% brewed tea, using black tea leaves, purified water and natural cane sugar or sucralose. The Company’s product, Long Island Iced Tea®, is targeted for sale to health conscious consumers on the go. Flavors change from time to time, and have included lemon, peach, raspberry, guava, mango, diet lemon, diet peach, sweet tea, green tea and honey and half tea and half lemonade. The Company also offers lower calorie iced tea in twelve (12) ounce bottles. The lower calorie flavor options include mango, raspberry, and peach. The Company has also introduced four of its flavors in gallon bottles in 2015. The flavors packaged in gallon bottles include lemon, preach, green tea and honey, and mango. In addition, the Company, in order to service certain vending contracts, sells snacks and other beverage products on a limited basis in 2015. During the first quarter of 2016, the Company explored opportunities with other products, such as juices.

The Company sells its products to a mix of independent mid-to-large range distributors who in turn sell to retail outlets, such as big chain supermarkets, mass merchants, convenience stores, restaurants and hotels principally in the Northeastern portion of the United States.

Liquidity and Management’s Plan

As of March 31, 2016, the Company’s cash on hand was $362,854. The Company incurred net losses of $1,417,070 and $378,666 for the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016, the Company’s stockholders’ equity was $1,437,222. As of March 31, 2016, the Company had working capital of $763,090.

During the three months ended March 31, 2016, the Company raised net proceeds of $861,790 through the sale of 230,475 shares of common stock and 230,475 warrants. Included in the net proceeds were $120,000 of stock subscriptions receivable which were collected in April 2016.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — BUSINESS ORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS  – (continued)

On November 23, 2015, LIIT and LIBB, its wholly owned subsidiary, entered into a Credit and Security Agreement (the “Credit Agreement”), by and among LIBB, as the borrower, LIIT and Brentwood LIIT Inc., as the lender (the “Lender”). The Lender is controlled by a related party, Eric Watson, who beneficially owned approximately 16% of the Company on November 23, 2015 and 28.2% as of March 31, 2016. The Credit Agreement provides for a revolving credit facility in an initial amount of up to $1,000,000, subject to increases at the Lender’s discretion as provided in the Credit Agreement (the “Available Amount”), up to a maximum amount of $5,000,000 (the “Facility Amount”). The Available Amount may be increased, in increments of $500,000, up to the Facility Amount, and LIBB may obtain further advances, subject to the approval of the Lender.

On November 23, 2015 and December 10, 2015, LIBB obtained an aggregate of $1,000,000 in advances from the Lender, constituting the full Available Amount at such time. On March 17, 2016, LIIT, LIBB and the Lender agreed to increase the Available Amount by $500,000 to $1,500,000. On March 24, 2016, LIBB obtained a $250,000 advance from the Lender and during May 2016, LIBB will obtain another $250,000 advance from the Lender, as a result of which the Available Amount will be borrowed in full.

The Company has been focused on the development of its brand and its infrastructure, as well as in the establishment of a network of distributors and qualified direct accounts. From inception, the Company has financed its operations through the issuance of debt, equity, and through utilizing trade credit with its vendors.

The Company believes that as a result of a commitment for financing from a stockholder and its working capital as of March 31, 2016 that its cash resources will be sufficient to fund the Company’s net cash requirements for the next twelve months from the date the condensed consolidated financial statements are issued. However, in order to execute the Company’s long-term growth strategy, the Company may need to raise additional funds through private equity offerings, debt financings, or other means. There are no assurances that the Company will be able to raise such funds on terms that would be acceptable to the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the result that may be expected for the year ending December 31, 2016. These condensed consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2015 and related notes thereto included in the Company’s Form 10-K filed with the SEC on March 22, 2016.

Principles of Consolidation

The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the accompanying unaudited interim condensed consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Actual results could differ from those which result from using such estimates. Management utilizes various other estimates, including but not limited to, assessing the collectability of accounts receivable, accrual of rebates to customers, the valuation of inventory, determining the estimated lives of long-lived assets, determining the potential impairment of intangibles, the fair value of warrants issued, the fair value of stock options, and other legal claims and contingencies. The results of any changes in accounting estimates, are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue Recognition

Revenue is stated net of sales discounts and rebates paid to customers (See Customer Marketing Programs and Sales Incentives, below). Net sales are recognized when all of the following conditions are met: (1) the price is fixed and determinable; (2) evidence of a binding arrangement exists (generally, purchase orders); (3) products have been delivered and there is no future performance required; and (4) amounts are collectible under normal payment terms. These conditions typically occur when the products are delivered to or picked up by the Company’s customers.

Customer Marketing Programs and Sales Incentives

The Company participates in various programs and arrangements with customers designed to increase the sale of its products. Among these programs are arrangements under which allowances can be earned by customers for various discounts to the end retailers or for participating in specific marketing programs. The Company believes that its participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace.

In addition, during the three months ended March 31, 2016, the Company issued 3,400 shares of common stock, at a fair value of $4.00 per share, to customers and the owners of customers. The costs of all these various programs that were included as a reduction in net sales, including the value of common stock of issued to customers of $13,600, totaled $45,165 and $10,360 for the three months ended March 31, 2016 and 2015, respectively.

Shipping and Handling Costs

Shipping and handling costs incurred to move finished goods from the Company’s sales distribution centers to customer locations are included in selling and marketing expenses on the condensed consolidated statements of operations and totaled $40,152 and $11,114, for the three months ended March 31, 2016 and 2015, respectively.

Advertising

The Company expenses advertising costs as incurred. For the three months ended March 31, 2016 and 2015, advertising expense was $9,631 and $9,653, respectively.

Research and Development

The Company expenses the costs of research and development as incurred. For the three months ended March 31, 2016, research and development expense related to new product initiatives were $46,667. These expenses were incurred pursuant to a product development agreement, which will require the Company to pay $40,000 in cash and $40,000 in common stock upon the completion of the arrangement. As of March 31, 2016, $50,000 was included in accrued expenses in the condensed consolidated balance sheets.

Operating Leases

The Company records rent related to its operating leases on a straight line basis over the lease term.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash and cash equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less when acquired to be cash equivalents.

Restricted cash

Pursuant to the terms of the Credit Agreement with Brentwood LIIT Inc., the Company is required to utilize $150,000 of the $1,000,000 proceeds from the Credit Agreement for initiatives related to the development of an alcohol business. As of December 31, 2015, $127,580 of the Company’s cash on hand was restricted for the use in the development of the alcohol business. On March 17, 2016, the LIBB entered into an agreement with Brentwood LIIT Inc. whereby the restriction was lifted.

Accounts Receivable

The Company sells products to distributors and in certain cases directly to retailers, and extends credit, generally without requiring collateral, based on its evaluation of the customer’s financial condition. While the Company has a concentration of credit risk in the retail sector, it believes this risk is mitigated due to the diverse nature of the customers it serves, including, but not limited to, its type, geographic location, size, and beverage channel. Potential losses on the Company’s receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. The Company carries its trade accounts receivable at net realizable value. Typically, accounts receivable have terms of net 30 days and do not bear interest. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments. The Company determines these allowances by (1) evaluating the aging of its receivables; (2) analyzing its history of sales adjustments; and (3) reviewing its high-risk customers. Past due receivable balances are written off when the Company’s efforts have been unsuccessful in collecting the amount due. Accounts receivable are stated at the amounts management expects to collect.

Accounts receivable, net, is as follows:

	As of
	March 31, 2016	December 31, 2015
Accounts receivable, gross	$442,763	$405,096
Allowance for doubtful accounts	(50,000)	(42,000)
Accounts receivable, net	$392,763	$363,096

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these deposits. These cash balances are maintained with one bank. As of March 31, 2016, one customer accounted for 16% of the Company’s trade receivables. As of December 31, 2015, two customers accounted for 14% and 30% of the Company’s trade receivables. The Company does not generally require collateral or other security to support customer receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Inventories

The Company’s inventory includes raw materials such as bottles, sweeteners, labels, flavors and packaging. Finished goods inventory consists of bottled and packaged iced tea.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company values its inventories at the lower of cost or market, net of reserves. Cost is determined using the first-in, first-out (FIFO) method. During the three months ended March 31, 2016, the Company recorded an adjustment of $14,350 to reduce the cost of certain products to estimated net realizable value. The following table summarizes inventories as of the dates presented:

	As of
	March 31, 2016	December 31, 2015
Finished goods	$284,238	$565,624
Raw materials and supplies	197,240	146,934
Total inventories	$481,478	$712,558

Property and Equipment

Property and equipment is recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful lives of an asset or add new functionality are expensed as incurred. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the Company’s assets. The estimated useful lives typically are 3 years for cold-drink containers, such as reusable fridges, wood racks, vending machines, barrels, and coolers, and are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, the Company does not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business. The Company capitalizes the costs of refurbishing its cold-drink containers and depreciates those costs over the estimated period until the next scheduled refurbishment or until the equipment is retired. The estimated useful lives are typically 3 to 5 years for office furniture and equipment and are depreciated on a straight-line basis. The estimated useful lives for trucks and automobiles are typically 3 to 5 years and are depreciated on a straight line basis.

Intangible Assets

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when circumstances indicate that there could be an impairment. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Intangibles assets with indefinite useful lives consist of the cost to purchase an internet domain name for $20,000. The domain name is considered to have a perpetual life and as such, is not amortized. Insignificant costs incurred associated with renewing this asset are expensed as incurred.

Intangible assets with finite useful lives are amortized over their expected useful life. Intangible assets with useful lives are tested for impairment when circumstances indicate that there could be an impairment. Intangible assets with finite useful lives include website development costs of $6,243 and $7,494 as of March 31, 2016 and December 31, 2015, respectively. The estimated useful life of the capitalized costs of the Company’s website is 3 years and is depreciated on a straight line basis. As of March 31, 2016, the cost of the website development was $15,000 and the accumulated amortization was $8,757. As of December 31, 2015, the cost of the website development was $15,000 and the accumulated amortization was $7,506. For the three months ended March 31, 2016 and 2015, amortization expense was $1,251 and $1,251, respectively.

Deferred Financing Costs

The Company capitalizes issuance costs related to lines of credit as deferred financing costs. The Company amortizes the deferred financing costs over the term of the line of credit.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred Offering Costs

The Company capitalizes the costs related to proposed offerings of its equity instruments as deferred offering costs and records the deferred offering costs as an offset to additional paid in capital upon the completion of the capital raising activities.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement, and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carry forwards will result in a benefit based on expected profitability by tax jurisdiction.

In its interim financial statements, the Company follows the guidance in ASC 270, “Interim Reporting” and ASC 740 “Income Taxes”, whereby the Company utilizes the expected annual effective tax rate in determining its income tax provisions for the interim periods. That rate differs from U.S. statutory rates primarily as a result of valuation allowance related to the Company’s net operating loss carryforward as a result of the historical losses of the Company.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. The Company accounts for uncertain tax positions in accordance with ASC 740 — “Income Taxes”. No uncertain tax provisions have been identified. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying condensed consolidated statements of operations. Our primary tax jurisdictions are our federal, various state, and local taxes. Generally, Federal, State and Local authorities may examine the Company’s tax returns for three years from the date of filing.

In accordance with ASC 740, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more likely than not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and current operating performance. In conducting the analysis, the Company utilizes an approach, which considers the current year loss, including an assessment of the degree to which any losses are driven by items that are unusual in nature and incurred to improve future profitability. In addition, the Company reviews changes in near-term market conditions and any other factors arising during the period, which may impact its future operating results.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee services. Under the provisions of ASC 718, stock based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options is estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company calculates the expected volatility using the historical volatility of comparable companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. The Company expenses stock-based compensation by using the straight-line method.

The Company accounts for stock and other equity instruments granted to consultants using the accounting guidance included in ASC 505-50, “Equity-Based Payments to Non-Employees. In accordance with ASC 505-50, the Company estimates the fair value of equity instruments using the fair value of the Company’s stock or the fair value of the services based upon which measure represents a more reliable measure of the cost incurred.

Earnings per share

Basic net earnings per common share is computed by dividing income/loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options. The computation of diluted earnings per share excludes those with an exercise price in excess of the average market price of the Company’s common shares during the periods presented. The computation of diluted earnings per share excludes outstanding options in periods where the exercise of such options would be antidilutive. For the three months ended March 31, 2016, 194,667 options, 1,550,159 warrants, and 344,483 shares issuable upon conversion of the outstanding debt under Credit Agreement were excluded from the computation of earnings per share because they were anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accrued expenses and notes payable approximate fair value due to the short-term nature of these instruments. In addition, for notes payable the Company believes that interest rates approximate prevailing rates.

Reclassification

Certain reclassifications have been made to the 2015 condensed consolidated financial statements to conform them to the 2016 presentation. These reclassifications had no impact on the Company’s net loss for the periods presented.

Seasonality

The Company’s business is seasonal with the summer months in the second and third quarter of the fiscal year typically generating the largest net sales.

Recent Accounting Pronouncements

In January 2016, the FASB, issued ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which amends the guidance in U.S. generally accepted accounting principles on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and are to be adopted by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this standard.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In February 2016, the FASB issued new lease accounting guidance (ASU No. 2016-02, Leases). Under the new guidance, at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new guidance is not applicable for leases with a term of 12 months or less. Lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact of the new guidance on the condensed consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the condensed consolidated financial statements are issued. Based upon the review, other than described in Note 11 —  Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

NOTE 3 — EQUIPMENT LOAN

On November 23, 2015, the Company entered into a reimbursement agreement with Magnum Vending Corp. (“Magnum”), an entity managed by Philip Thomas, the Company’s Chief Executive Officer and a director of the Company, and certain of his family members. In exchange for the exclusive right to stock vending machines owned by Magnum, the Company agreed to reimburse Magnum for the cost of products to stock the machines and the costs that Magnum incurred to acquire the machines including machines which were purchased with an equipment loan. The total principal amount of the payments underlying the agreement upon inception was $117,917. The reimbursements will be made in 35 monthly payments of principal and interest in the amount of $3,819 with an interest rate of 10%. Upon completion of these payments in October 2018, Magnum will transfer ownership of the vending machines to the Company. In addition, in exchange for the right to stock certain other vending machines that the Company has the right to use, the Company agreed to purchase the products required to be displayed in those vending machines from Magnum, at a price equal to Magnum’s cost for such products (See Note 10). The Company may terminate the agreement and all obligations to make future payments on ten days’ written notice to Magnum. As of March 31, 2016, the outstanding balance on the equipment loan was $103,951. As of December 31, 2015, the outstanding balance on the equipment loan was $113,104.

NOTE 4 — LINE OF CREDIT

On November 23, 2015, LIIT and LIBB, its wholly owned subsidiary, entered into the Credit Agreement by and among LIBB, as the borrower, LIIT and the Lender. The Lender is controlled by Eric Watson, a related party, who immediately prior to the transactions beneficially owned more than 16% of the Company’s outstanding common stock. The Credit Agreement provides for a revolving credit facility in an initial Available Amount of up to $1,000,000, subject to increases as provided in the Credit Agreement, at the discretion of the Lender, up to a maximum Facility Amount of $5,000,000. The Available Amount may be increased, in increments of $500,000, up to the Facility Amount, and LIBB may obtain further advances, subject to the approval of the Lender. The proceeds of the credit facility may be used for purposes disclosed in writing to the Lender in connection with each advance.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — LINE OF CREDIT  – (continued)

The credit facility bears interest at a rate equal to the prime rate (3.5% at December 31, 2015 and March 31, 2016) plus 7.5%, compounded monthly, and matures on November 23, 2018. Effective January 10, 2016, the Credit Agreement was amended such that interest was compounded on a quarterly basis. Upon the occurrence of an event of default, the Credit Agreement provides for an additional 8% interest pursuant to the terms of the agreement. The outstanding principal and interest under the credit facility are payable in cash on the maturity date. The Company also paid the Lender a one-time facility fee equal to 1.75% of the Facility Amount, which was capitalized and added to the principal amount of the loan, and will pay the Lender $30,000 for its expenses at the maturity date. The compounded interest and capitalized fees are excluded when determining whether the Available Amount has been exceeded. The credit facility is secured by a first priority security interest in all of the assets of LIIT and LIBB, including the membership interests in LIBB held by LIIT. LIIT also has guaranteed the repayment of LIBB’s obligations under the credit facility. In addition, the credit facility will be guaranteed by Philip Thomas, the Company’s Chief Executive Officer and a director of the Company, in certain limited circumstances up to a maximum amount of $200,000.

The Lender may accelerate the credit facility upon the occurrence of certain events of default, including a failure to make a payment under the credit facility when due, a violation of the covenants contained in the Credit Agreement and related documents, a filing of a bankruptcy petition or a similar event with respect to LIBB or the Company or the occurrence of an event of default under other material indebtedness of LIBB or the Company. The Company and LIBB also made certain customary representations and warranties and covenants, including negative covenants with respect to the incurrence of indebtedness. As of March 31, 2016, the Company is in compliance with these covenants.

The Lender may elect to convert the outstanding principal and interest under the credit facility into shares of the Company’s common stock at a conversion price of $4.00 per share. The conversion price and the shares of common stock or other property issuable upon conversion of the principal and interest are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the Company’s common stock, or in the event of a fundamental transaction (as defined in the note evidencing the indebtedness under the credit facility).

In connection with the credit facility, the Company issued a warrant to the Lender. The warrant entitles the holder to purchase 1,111,111 shares of the Company’s common stock at an exercise price of $4.50 and includes a cashless exercise provision. The exercise price and number of shares of the Company’s common stock or property issuable on exercise of the warrants are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the common stock, or in the event of a fundamental transaction (as defined in the warrant).

The Lender will have certain “piggyback” registration rights, on customary terms, with respect to the shares of the Company’s common stock issuable upon conversion of the credit facility and upon exercise of the warrant.

On November 23, 2015 and December 10, 2015, LIBB obtained an aggregate of $1,000,000 in advances from the Lender, constituting the full Available Amount at such time. On March 17, 2016, LIIT, LIBB and the Lender agreed to increase the Available Amount by $500,000 to $1,500,000. On March 24, 2016, LIBB obtained a $250,000 advance from the Lender and during May 2016, LIBB will obtain another $250,000 advance from the Lender, as a result of which the Available Amount will be borrowed in full. On April 8, 2016, the agreement was amended further (See Note 11).

As of March 31, 2016, the outstanding balance on the line of credit was $1,377,930. The line of credit is convertible at $4.00 per share of common stock into 344,483 shares of common stock. As of December 31, 2015, the outstanding balance on the line of credit was $1,091,571.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 — LINE OF CREDIT  – (continued)

Deferred financing costs related to the Credit Agreement, which are included in the accompanying condensed consolidated balance sheet, are amortized over the three year term of the line of credit agreement. As of March 31, 2016, the gross carrying amount of deferred financing costs were $1,903,879 with accumulated amortization of $224,453. As of December 31, 2015, the gross carrying amount of deferred financing costs were $1,903,879 with accumulated amortization of $65,797.

NOTE 5 — STOCKHOLDERS’ EQUITY

From January 1, 2016 to March 14, 2016, the Company sold 171,725 units to investors at $4.00 per unit for gross proceeds of $686,900. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. The Company incurred costs of $60,110 related to these sales resulting in net proceeds of $626,790. As part of these sales 25,000 units were sold to Thomas Cardella, who subsequently became a member of the Company’s Board of Directors, and 7,500 shares were sold to Paul Vassilakos, a member of the Board of Directors. The sales were part of a private placement of up to $3,000,000 of units (the “Second Offering”) conducted by the Company on a “best efforts” basis through a placement agent (the “Placement Agent”) that commenced on November 24, 2015. The Offering terminated on March 14, 2016.

The Placement Agent for the Second Offering was paid a commission equal to 10% of the aggregate purchase price from the Units sold to investors introduced to the Company by the Placement Agent. The Company also paid the Placement Agent a non-accountable expense allowance equal to 3% of the aggregate purchase price from the Units sold to (i) investors introduced to the Company by the Placement Agent and (ii) investors not introduced to the Company by the Placement Agent who purchase less than $500,000 of Units in the aggregate (together, the “Covered Investors”). From March 1, 2016 through March 14, 2016, the Placement Agent was only entitled to a 3% non-accountable allowance for investors introduced by our Company to the Placement Agent. In addition, the Placement Agent received warrants to purchase a number of shares of Common Stock equal to 10% of the total shares of Common Stock included in the Units sold in the Second Offering to the Covered Investors, with an exercise price of $4.50 per share.

Each warrant issued pursuant to the Second Offering entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on November 30, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions. The Company, at its option, may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

During the year ended December 31, 2015 through March 14, 2016, the Company sold 345,725 units through the Placement Agent. As a result on March 29, 2016, 34,573 warrants were issued to the Placement Agent. The warrants have an exercise price of $4.50 per share and expire on October 30, 2020.

On March 29, 2016 and March 31, 2016, the Company entered into subscription agreements for the sale of 58,750 units for gross proceeds of $235,000 at $4.00 per unit, including 2,500 units sold to family members of Philip Thomas, CEO and a member of the Board of Directors and 2,500 to a relative of Thomas Panza, a greater than 10% owner of the Company (the “March Sales”). Each unit consists of one share of common stock and a warrant to purchase one share of common stock. As of March 31, 2016, subscriptions receivable related to these sales were $120,000. The proceeds from the subscriptions receivable were received during April 2016.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY  – (continued)

Each warrant issued in the March Sales entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on March 29, 2019. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions. The Company, at its option, may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

During the year ended December 31, 2015, the Company entered into agreements with four members of its Advisory Board. Upon signing the agreement, each Advisory Board Member was entitled to receive 7,500 shares of common stock. These shares were issued on January 26, 2016.

In addition, on January 26, 2016, 35,824 shares of common stock were issued to the non-employee members of the Board of Directors in relation to their services with the Company during the year ended December 31, 2015.

On March 31, 2016, the Company issued 3,400 shares of common stock at $4.00 per share to customers of the Company. As a result, for the three months ended March 31, 2016, the Company recorded $13,600 as a reduction to net sales in the accompanying condensed consolidated statements of operations.

On March 31, 2016, the Company issued 1,200 shares of common stock at $4.00 per share to suppliers of the Company. As a result, for the three months ended March 31, 2016, the Company recorded $4,800 in cost of goods sold in the accompanying condensed consolidated statements of operations.

On March 31, 2016, the Company issued 2,000 shares of common stock at $4.00 per share to brokers of the Company. As a result, for the three months ended March 31, 2016, the Company recorded $8,000 in selling and marketing expenses in the accompanying condensed consolidated statements of operations.

On March 31, 2016, the Company issued 6,700 shares of common stock at $4.00 per share to consultants of the Company. For the three months ended March 31, 2016, the Company recorded $26,800 in general and administrative expenses in the condensed consolidated statements of operations.

On March 31, 2016, the Company issued 5,000 shares of common stock at $4.00 per share to a consultant pursuant to a consulting services agreement. The terms of the agreement require the consultant to perform services for the Company through February 23, 2017. As a result, $20,000 was included in prepaid expenses in the accompanying balance sheet as of March 31, 2016.

On March 31, 2016, the Company issued 15,833 shares of common stock at $4.00 per share to a consultant, who also became a member of the Company’s Advisory Board on March 31, 2016. The shares were issued pursuant to a consulting agreement for future services. As a result, $63,332, was included in prepaid expenses in the accompanying balance sheet as of March 31, 2016. In addition, pursuant to the terms of the consulting agreement, the Company was required to make an advance payment of $20,000 which was made during April 2016. In addition the consultant will be paid an additional $30,000 in cash upon completion of their services.

On March 31, 2016, the Company issued 7,500 shares of common stock to an employee of the Company at $4.00 per share. During the three months ended, the $30,000 incurred was included in selling and marketing expenses in the accompanying condensed consolidated statements of operations related to this issuance.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6 — STOCK OPTIONS

On May 27, 2015, the Company’s board of directors adopted the 2015 Long-Term Incentive Equity Plan (“2015 Stock Option Plan”). The 2015 Stock Option Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to, among others, the officers, directors, employees and consultants of the Company. The total number of shares of common stock reserved under the Plan are 466,667.

On May 27, 2015, as part of their employment agreements, the Company granted the officers of the Company and Mr. Panza, options to purchase 194,667 shares at an exercise price of $3.75 which are exercisable until May 26, 2020. These options vest on a quarterly basis over the two year period from the date of issuance. These options were not issued under the 2015 Stock Option Plan.

The following table summarizes the stock option activity of the Company:

	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2016	194,667	$3.75	$6.22
Granted	—	$—	$—
Exercised	—	$—	$—
Expired, forfeited or cancelled	—	$—	$—
Outstanding at March 31, 2016	194,667	$3.75	$6.22	4.2	$48,667
Exercisable at March 31, 2016	73,000	$3.75	$6.22	4.2	$18,250

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock.

As of March 31, 2016 there was a total of $699,807 of unrecognized compensation expense related to unvested options. The cost is expected to be recognized through 2017 over a weighted average period of 1.15 years.

The Company accounts for all stock based compensation as an expense in the financial statements and associated costs are measured at the fair value of the award. For the three months ended March 31, 2016, the Company recorded stock based compensation of $151,354 related to the issuance of these options.

The Black Scholes option pricing model was used to estimate fair value as of the date of grants during 2015 using the following assumptions: a stock price of $8.70, a dividend yield of 0%, expected volatility of 79%, a risk free interest rate of 0.99%, and an expected life of 3.25 years. The simplified method was used to determine the expected life as the granted options as the options were considered to be plain-vanilla options.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 — STOCK WARRANTS

During the three months ended March 31, 2016, the Company issued 265,048 warrants (See Note 5), which are all exercisable.

The following table summarizes the stock warrant activity of the Company:

	Number of shares	Weighted average exercise price	Weighted average contractual life (years)
Outstanding – January 1, 2016	1,285,111	$4.70	—
Issued	265,048	$5.80	—
Expired	—	$—	—
Forfeited	—	$—	—
Outstanding March 31, 2016	1,550,159	$4.89	2.69

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved in various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters in the ordinary course of business will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Legal costs related to these matters are expensed as they are incurred.

On August 1, 2014, an action was filed by LIBB in the Supreme Court in the State of New York entitled Long Island Brand Beverages LLC v. Revolution Marketing, LLC (“Revolution”) and Ascent Talent, Model Promotion Ltd. LIBB is seeking damages of $10,000,000 for several claims including breach of contract and fraud occurring during 2014. Revolution has filed a counterclaim for breach of contract and related causes of action, claiming damages in the sum of $310,880, and seeking punitive damages of $5,000,000. Ascent has filed a pre-answer motion to dismiss LIBB’s complaint. LIBB filed papers in opposition to the motion to dismiss. In addition, Revolution has filed a motion to amend its answer to include cross-claims against Ascent which were not asserted in its original answer of record. On February 5, 2016, the Court rendered a decision, denying the motion to dismiss with the exception of two claims which the Court dismissed. In the same decision, the Court granted a separate motion filed by Revolution seeking to amend its answer to include cross claims against Ascent. The Company’s management and legal counsel believe it is too early to determine the probable outcome of this matter.

On October 3, 2014, an action was filed by Madwell LLC in the Supreme Court of New York entitled Madwell LLC v. Long Island Brand Beverages LLC, Philip Thomas, its Chief Executive Officer, and Paul Vassilakos, Cullen’s former Chief Executive Officer and one of the Company’s directors. Madwell was seeking $940,000, which included $440,000 for breach of contract and payment of services as well as punitive damages of $500,000. On July 31, 2015, the Company entered into a settlement agreement with Madwell. Pursuant to the settlement agreement, the Company agreed to pay Madwell $440,000 in six installments with the last installment due no later than December 31, 2015. In addition, Madwell agreed to discontinue its lawsuit and the parties agreed to mutual releases of liability related to fees for advertising, marketing and design services or any matter relating to the lawsuit. As of the date of this filing, the full amount has been paid to Madwell. In addition, the Company indemnified Mr. Vassilakos for a de minimis amount of expenses incurred by him in connection with this litigation. During January 2016, we made the final installment payment of $80,000 in settlement of the matter.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 — COMMITMENTS AND CONTINGENCIES  – (continued)

Brokerage Arrangements

The Company maintains arrangements with sales brokers who help with bringing new distributors and retail outlets to the Company. These sales brokers receive a commission for these services. Commissions to these brokers currently range from 2-5% of sales. In addition, the Company sells its products through alternative vending channels. Commissions resulting from sales through these channels are currently 42%.

Employment Agreements

On May 27, 2015, the Company entered into employment agreements with Messrs. Thomas, Dydensborg and Meehan to serve as Chief Executive Officer, Chief Operating Officer and Chief Accounting Officer, respectively. Each has a term of two years except the agreements with Messrs. Dydensborg and Meehan provide that either the Company’s or the executive can terminate the agreement with six months’ advance notice (or three months’ advance notice, in the case of Mr. Meehan). The employment agreements will provide for Messrs. Thomas, Dydensborg and Meehan to receive base salaries of $150,000, $130,000 and $120,000. Additionally, each is entitled to an incentive bonus at the discretion of the Board of Directors of up to 50%, 40% and 25% of such individual’s base salary, respectively.

On May 27, 2015, the Company entered into an employment agreement with Thomas Panza, a stockholder of the Company to serve as LIBB’s Purchasing Manager. The agreement has a term of two years except that either LILBB or Mr. Panza can terminate the agreement with six months’ advance notice. Mr. Panza will receive a base salary of $80,000 and an incentive bonus of up to 50% of his base salary at the discretion of the Board of Directors.

On February 1, 2016, the Company entered into an agreement with an employee. The employee is to be paid a base salary of $120,000 per annum through December 31, 2018. In addition, the employee was awarded 7,500 shares of common stock at the inception of the agreement (See Note 5). In addition, at December 31, 2016, the employee will be paid a bonus between 20% and 40% of the employee’s base salary, with the amount above 20% to be determined at the discretion of the board.

Consulting Agreements

On June 17, 2015, the Company announced that it had determined to explore potential opportunities in expanding the business into alcoholic beverages. In connection with the proposed expansion, the Company engaged Julian Davidson as a consultant to spearhead this new initiative. The Company will reimburse Julian Davidson for reasonable business expenses. In the event the Company raises $10,000,000, Julian Davidson would become an employee of the Company.

During the year ended December 31, 2015, the Company entered into agreements with four members of its Advisory Board. Upon signing the agreement, each Advisory Board Member was entitled to receive 7,500 shares of common stock to be paid at December 31, 2015. These shares were issued on January 26, 2016. For each year of service after December 31, 2015, the Advisory Board members will be entitled to receive $30,000 worth of common stock and $12,000 in cash on an annual basis. In addition, the members will be entitled to reimbursement of expenses and $1,000 for each meeting attended. The agreements can be terminated by either party with 30 days notice. On March 31, 2016, the Company added one member to the Advisory Board. In addition, one member of the Advisory Board became a member of the Company’s Board of Directors. During the three months ended March 31, 2016, the Company incurred $45,000 in costs which are included in general and administrative expenses in the condensed consolidated statements of operations.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9 — MAJOR CUSTOMERS AND VENDORS

For the three months ended March 31, 2016, two customers accounted for 16% and 12% of net sales, respectively. In addition, the Company collects vending proceeds based on contracts in certain school districts. Sales within one school district accounted for 13% of our net sales during the three months ended March 31, 2016. For the three months ended March 31, 2015, one customer accounted for 12% of net sales.

For the three months ended March 31, 2016 and March 31, 2015, the largest vendors represented approximately 71% (four vendors) and 81% (three vendors) of purchases, respectively. As of March 31, 2016 one supplier accounted for 10% of accounts payable.

NOTE 10 — RELATED PARTIES

During the year ended December 31, 2015, the Company entered into the Credit Agreement with the Lender, a related party (see Note 4.).

The Company recorded revenue related to sales to two entities, whose owners became employees of the Company during 2014. For the three months ended March 31, 2016 and 2015, sales to these related parties were $- and $7,959, respectively. As of March 31, 2016, accounts receivable from these customers were $11,287. As of December 31, 2015, accounts receivable from these customers were $15,513.

The Company recorded revenue related to sales to an entity, CFG Distributors LLC, whose owner became an employee of the Company during 2015. For the three months ended March 31, 2016 and March 31, 2015, sales to this related party were $404 and $10,758, respectively. As of March 31, 2016, the amount due from this customer was $50,270, with $12,000 included in accounts receivable and $38,270 included in other assets due to the expected timing of collection. As of December 31, 2015, accounts receivable from this customer were $51,961.

In addition, the Company recorded revenue related to sales to an entity owned by an immediate family member of Philip Thomas, CEO, stockholder, and member of the Board of Directors. Mr. Thomas is also an employee of this entity. For the three months ended March 31, 2016 and 2015, sales to this related party were $1,158 and $1,498, respectively. As of March 31, 2016 and December 31, 2015, there was $1,610 and $518, respectively, due from this related party which was included in accounts receivable in the condensed consolidated balance sheets. The Company also purchases product to supplement certain vending sales from this entity. For the three months ended March 31, 2016, the Company purchased $8,258 of product from this vendor. As of March 31, 2016, the outstanding balance due to this entity included in accounts payable was $2,724. As of December 31, 2015, the outstanding balance due to this entity included in accounts payable was $3,242.

During the three months ended March 31, 2016, the Company accrued $65,000 in expenses related to fees payable to the Company’s Board of Directors which were included in general and administrative expenses in the condensed consolidated statements of operations. The non-employee members of the Board of Directors will receive $35,000 worth of stock for their services and $30,000 in cash for their services through 2016.

A stockholder and a company owned by member of the Board of Directors of the Company has paid certain expenses on behalf of the Company. As of March 31, 2016, the accounts payable and accrued expenses due to these parties were $59,867. As of December 31, 2015 accounts payable and accrued expenses to these parties were $87,258.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 11 — SUBSEQUENT EVENTS

On April 8, 2016 the Company filed a registration statement on Form S-1 with the SEC to raise additional capital. No assurance can be given that such offering will be consummated, or if consummated, will raise the maximum amount contemplated thereunder.

During April 2016, the Company entered into an agreement with the Lender (See Note 4). Upon a capital raise of at least $5,000,000, the Lender has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock (assuming all approved advances are completed and there are no further advances by the Lender) at the closing of the offering. In addition, the Lender will exchange its 1,111,111 warrants for 486,111 shares of common stock at such time. The Credit Facility will remain outstanding except that the Facility Amount will be reduced to $3,500,000. The Recapitalization will occur only if the gross proceeds from the offering are at least $5,000,000 (“A Qualified Public Offering”).

In addition, the Company and LIBB entered into an Amendment No. 1 (the “Registration Rights Amendment”) to the Registration Rights Agreement (the “Registration Rights Amendment”), dated as of December 3, 2015, by and among LIBB, the Company and the Lender. The Registration Rights Amendment amended the Registration Rights Agreement, effective as of the closing of a Qualified Public Offering, so that the “piggyback” registration rights granted to the Lender thereunder will apply to the shares issuable in the Recapitalization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders’ of Long Island Iced Tea Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Long Island Iced Tea Corp. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Long Island Iced Tea Corp. and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Melville, New York
March 22, 2016

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash	$207,192	$398,164
Accounts receivable, net (including amounts due from related parties of $67,992 and $27,155, respectively)	363,096	174,637
Inventories, net	712,558	561,107
Restricted cash	127,580	—
Prepaid expenses and other current assets	48,237	9,573
Total current assets	1,458,663	1,143,481
Property and equipment, net	360,920	242,123
Intangible assets	27,494	32,498
Other assets	67,438	11,706
Deferred financing costs	1,838,082	—
Total assets	$3,752,597	$1,429,808
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$601,681	$825,044
Accrued expenses	458,938	112,819
Current portion of automobile loans	19,231	17,915
Current portion of equipment loan	36,627	—
Total current liabilities	1,116,477	955,778
Loans payable	—	1,500,000
Line of credit	1,091,571	—
Other liabilities	30,000	92,466
Deferred rent	4,648	5,966
Long term portion of automobile loans	36,864	56,096
Long term portion of equipment loan	76,477	—
Total liabilities	2,356,037	2,610,306
Commitments and contingencies, Note 12
Stockholders’ Equity (Deficiency)
Preferred stock, par value $0.0001; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Common stock, par value $0.0001; authorized 35,000,000 shares; 4,635,783 and 2,633,334 shares issued and outstanding, as of December 31, 2015 and December 31, 2014, respectively	463	263
Additional paid-in capital	3,926,074	3,184,574
Accumulated deficit	(2,529,977)	(4,365,335)
Total stockholders’ equity (deficiency)	1,396,560	(1,180,498)
Total liabilities and stockholders’ equity (deficiency)	$3,752,597	$1,429,808

The accompanying notes are an integral part of these consolidated financial statements

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014
Gross sales (including sales to related parties of $54,849 and $82,427, respectively)	$2,023,352	$1,847,702
Less: Sales rebates, discounts, and allowances	124,122	103,262
Net sales	1,899,230	1,744,440
Cost of goods sold	1,556,140	1,504,146
Gross profit	343,090	240,294
Operating expenses:
General and administrative expenses	1,946,270	1,073,867
Selling and marketing expenses	1,449,049	2,207,510
Total operating expenses	3,395,319	3,281,377
Operating Loss	(3,052,229)	(3,041,083)
Other expenses:
Other expense	(3,327)	—
Interest expense	(124,713)	(110,298)
Total other expenses	(128,040)	(110,298)
Net loss	$(3,180,269)	$(3,151,381)
Weighted average number of common shares outstanding – basic and diluted	3,744,931	2,633,334
Basic and diluted net loss per share	$(0.85)	$(1.20)

The accompanying notes are an integral part of these consolidated financial statements

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount
Balance at January 1, 2014	2,633,334	$263	$761,006	$(1,213,954)	$(452,685)
Proceeds from sale of membership interest, net	—	—	896,510	—	896,510
Conversion of loans payable to membership interest	—	—	1,527,058	—	1,527,058
Net loss	—	—	—	(3,151,381)	(3,151,381)
Balance at December 31, 2014	2,633,334	263	3,184,574	(4,365,335)	(1,180,498)
Reverse Merger with Cullen Agricultural Holding Corp.	1,518,749	152	1,872,344	—	1,872,496
Common stock issued as payments to vendors	28,085	3	134,267	—	134,270
Conversion of loans payable and accrued interest to stockholders’ equity	138,979	14	555,896	—	555,910
Issuance of common stock, net of costs	142,636	14	568,454	—	568,468
Issuance of common stock and warrants, net of costs	174,000	17	540,929		540,946
Issuance of warrants to lenders	—	—	1,725,934	—	1,725,934
Stock based compensation	—	—	359,303	—	359,303
Reclassification of the historical losses of Long Island Brand Beverages LLC to additional paid in capital upon the date of the reverse merger with Cullen Agricultural Holding Corp.	—	—	(5,015,627)	5,015,627	—
Net loss	—	—	—	(3,180,269)	(3,180,269)
Balance at December 31, 2015	4,635,783	$463	$3,926,074	$(2,529,977)	$1,396,560

The accompanying notes are an integral part of these consolidated financial statements

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(3,180,269)	$(3,151,381)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	22,279	8,601
Depreciation and amortization expense	114,467	74,986
Deferred rent	(1,318)	5,966
Stock based compensation	359,303	—
Amortization of deferred financing costs	65,797	—
Paid-in-kind interest	4,071	—
Loss on disposal of property and equipment	3,327	—
Changes in assets and liabilities:
Accounts receivable	(220,238)	(65,136)
Inventory	(151,451)	(395,200)
Restricted cash	(127,580)	—
Prepaid expenses and other current assets	(18,163)	68,135
Other assets	(55,732)	444
Accounts payable	(240,088)	825,044
Accrued expenses	433,305	54,767
Other liabilities	(92,466)	92,466
Total adjustments	95,513	670,073
Net cash used in operating activities	(3,084,756)	(2,481,308)
Cash Flows From Investing Activities
Purchases of property and equipment	(100,843)	(196,095)
Purchases of intangible assets	—	(15,000)
Net cash used in investing activities	(100,843)	(211,095)
Cash Flows From Financing Activities
Repayment of automobile loans	(17,916)	(10,784)
Repayment of equipment loans	(4,813)	—
Contributions from members, net of costs	—	896,510
Proceeds from loan payable member	—	30,000
Repayments of loan payable member	—	(30,000)
Proceeds from line of credit	1,000,000
Payments of deferred financing costs	(60,445)
Proceeds from the reverse merger with Culen Agricultural Holding Corporation	120,841	—
Proceeds from the sale of common stock, net of costs	568,468	—
Proceeds from the sale of common stock and warrants, net of costs	588,492	—
Proceeds from Bass Properties LLC loan	150,000	—
Proceeds from Cullen Agricultural Holding Corporation loan	250,000	300,000
Proceeds from Ivory Castle Limited loan	400,000	1,300,000
Net cash provided by financing activities	2,994,627	2,485,726
Net decrease in cash	(190,972)	(206,677)
Cash, beginning of period	398,164	604,841
Cash, end of period	$207,192	$398,164
Cash paid for interest	$5,496	$3,349

The accompanying notes are an integral part of these consolidated financial statements

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	For the years ended December 31,
	2015	2014
Non-cash investing and financing activities:
Conversion of loans payable and accrued interest to stockholders’ equity	$555,910	$—
Conversion of loans payable and accrued interest to members’ equity	$—	$1,527,058
Purchase of automobiles with loans payable	$—	$84,795
Purchase of equipment with loan payable	$117,917	$—
Costs due to related to issuance of common stock and warrants included in accrued expenses	$47,546
Purchase of a truck in exchange for accounts receivable	$9,500	$—
Net assets acquired in reverse merger	$1,751,655	$—
Warrants issued to Brentwood LIIT Inc.	$1,725,934	$—
Deferred financing costs incurred with other liabilities and debt	$117,500	$—
Payment of accounts payable through the issuance of common stock	$134,270	$—

The accompanying notes are an integral part of these consolidated financial statements

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS

Business Organization

Long Island Iced Tea Corp, a Delaware C-Corporation, was formed on December 23, 2014. Long Island Iced Tea Corp. was formed in order to allow for the completion of mergers between Cullen Agricultural Holding Corp. (“Cullen”) and Long Island Brand Beverages LLC (“LIBB”). As a result of the merger which was consummated on May 27, 2015, Long Island Iced Tea Corp. consisted of its wholly owned subsidiaries, Long Island Brand Beverages LLC (its operating subsidiary) and Cullen Agricultural Corp. and its wholly owned subsidiaries, Cullen Agricultural Technologies, Inc. and Natural Dairy, Inc. (collectively the “Company”).

On December 31, 2014, the Company entered into a merger agreement (the “Merger Agreement”), as amended as of April 23, 2015, with Cullen, a public company, LIBB, Cullen Merger Sub, Inc. (“Cullen Merger Sub”), LIBB Acquisition Sub, LLC (“LIBB Merger Sub”), and the founders of LIBB (“Founders”). Pursuant to the merger agreement, (a) Cullen Merger Sub was to be merged with and into Cullen, with Cullen surviving and becoming a wholly-owned subsidiary of Long Island Iced Tea Corp. and (b) LIBB Merger Sub was to be merged with and into LIBB, with LIBB surviving and becoming a wholly-owned subsidiary of Long Island Iced Tea Corp. (the “Mergers”).

Under the merger agreement, upon consummation of the company merger, the holders of the LIBB membership interests (the “LIBB members”) would receive 2,633,334 shares of common stock of Holdco (or approximately 63%), subject to adjustment based on LIBB’s and Cullen’s net working capital at closing.

If LIBB’s estimated net working capital at the closing was less than its net working capital target, the number of shares of Long Island Iced Tea Corp.’s common stock to be received by the LIBB members at the closing was to be reduced by a number of shares, allocated among the LIBB members pro rata, equal to such deficiency divided by $3.00. If LIBB’s estimated net working capital at the closing was more than its net working capital target, the number of shares of Long Island Iced Tea Corp.’s common stock to be received by the LIBB members at the closing was to be increased by a number of shares, allocated among the LIBB members pro rata, equal to such excess divided by $3.00. LIBB’s net working capital target was $70,069, except that for each day after February 15, 2015, the target was reduced by $3,333 for each day after such date through and including the closing date.

If Cullen’s estimated net working capital at the closing was more than its net working capital target, the number of shares of Long Island Iced Tea Corp.’s common stock to be received by the LIBB members at the closing was to be reduced by a number of shares, allocated among the LIBB members pro rata, equal to such excess divided by $3.00. If Cullen’s estimated net working capital at the closing was less than its net working capital target, the number of shares of Long Island Iced Tea Corp.’s common stock to be received by the LIBB members at the closing was to be increased by a number of shares, allocated among the LIBB members pro rata, equal to such deficiency divided by $3.00. Cullen’s net working capital target was $786,985, except that for each day after February 15, 2015, the target was reduced by $667 for each day after such date through and including the closing date.

On May 27, 2015, the Mergers were consummated.

On July 16, 2015, the parties to the Mergers agreed to waive the provisions of the working capital adjustment.

To provide a fund for satisfaction of Cullen, Long Island Iced Tea Corp.’s and LIBB’s post-Closing rights to indemnification under the Merger Agreement, an aggregate of 500,000 of the Merger Shares (“Indemnity Shares”) were placed in escrow, in accordance with an escrow agreement (the “Escrow Agreement”) executed by Long Island Iced Tea Corp., Philip Thomas, as the representative of the LIBB members under the Merger Agreement (the “LIBB Representative”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). The escrow is the sole remedy for Cullen, Long Island Iced Tea Corp. and LIBB for their rights to indemnification under the Merger Agreement. The Members’ right to indemnification will be satisfied through the issuance by Long Island Iced Tea Corp. of up to 500,000 additional shares of Long Island Iced Tea Corp.’s Common Stock.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS  – (continued)

On the date on which Long Island Iced Tea Corp.’s independent registered public accounting firm has issued its report relating to its financial statement for its fiscal year ending December 31, 2015, the Indemnity Shares remaining in escrow will be released to the former LIBB Members except for any shares subject to pending indemnification claims.

For accounting purposes, the Mergers were treated as an acquisition of Cullen by LIBB and as a recapitalization of LIBB, as the former LIBB members hold a large percent of the Long Island Iced Tea Corp.’s shares and will exercise significant influence over the operating and financial policies of the consolidated entity and the Company was a public shell company at the time of the transaction. Pursuant to Accounting Standards Codification (“ASC”) 805-10-55-11 through 55-15, the merger or acquisition of a private operating company into a non-operating public shell with nominal assets is considered a capital transaction in substance rather than a business combination. As a result, the consolidated balance sheets, statements of operations, and statements of cash flows of LIBB have been retroactively updated to reflect the recapitalization. Additionally, the historical consolidated financial statements of LIBB are now reflected as those of the Company.

Overview

The Company produces and distributes premium ready-to-drink iced tea, with a proprietary recipe and quality components. The Company produces a 100% brewed tea, using black tea leaves, purified water and natural cane sugar or sucralose. The Company’s product, Long Island Iced Tea®, is targeted for sale to health conscious consumers on the go. Flavors change from time to time, and have included lemon, peach, raspberry, guava, mango, diet lemon, diet peach, sweet tea, green tea and honey and half tea and half lemonade. The Company also offers lower calorie iced tea in twelve (12) ounce bottles. The lower calorie flavor options include mango, raspberry, and peach. The Company has also introduced four of its flavors in gallon bottles in 2015. The flavors packaged in gallon bottles include lemon, preach, green tea and honey, and mango. In addition, the Company, in order to service certain vending contracts, sells snacks and other beverage products on a limited basis in 2015.

The Company sells its products to a mix of independent mid-to-large range distributors who in turn sell to retail outlets, such as big chain supermarkets, mass merchants, convenience stores, restaurants and hotels principally in the Northeastern portion of the United States.

Liquidity and Management’s Plan

As of December 31, 2015, the Company’s cash on hand was $207,192. The Company incurred net losses of $3,180,269 and $3,151,381 for the years ended December 31, 2015 and 2014, respectively. At December 31, 2015, the Company’s stockholders’ equity was $1,396,560. As of December 31, 2015, the Company had working capital of $342,186.

During 2015, the Company raised capital through the sale of its common stock. Net proceeds from the sale of 142,636 shares of common stock were $568,468 during the year ended December 31, 2015. Net proceeds from the sale of 174,000 shares of common stock and 174,000 warrants were $540,946 during the year ended December 31, 2015. In addition, the Company converted $555,910 of debt into common stock. (See Note 6)

During 2016, the Company raised gross proceeds of $686,900 through the sale of 171,725 shares of common stock and 171,725 warrants.

On November 23, 2015, Long Island Iced Tea Corp. and Long Island Brand Beverages LLC, its wholly owned subsidiary, entered into a Credit and Security Agreement (the “Credit Agreement”), by and among LIBB, as the borrower, the Company and Brentwood LIIT Inc., as the lender (the “Lender”). The Lender is controlled by a related party, Eric Watson, who beneficially owned approximately 16% of the Company on November 23, 2015. The Credit Agreement provides for a revolving credit facility in an initial amount of up to $1,000,000, subject to increases at the Lender’s discretion as provided in the Credit Agreement (the “Available Amount”), up to a maximum amount of $5,000,000 (the “Facility Amount”). The Available

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS  – (continued)

Amount may be increased, in increments of $500,000, up to the Facility Amount, and LIBB may obtain further advances, subject to the approval of the Lender.

On March 17, 2016, LIBB and the Lender agreed to increase the Available Amount. No later than March 24, 2016, LIBB, a wholly owned subsidiary of Long Island Iced Tea Corp., will obtain a $250,000 the March Advance from the Lender under the previously Credit Agreement, dated as of November 23, 2015 and amended as of January 10, 2016, by and among LIBB, the Company and the Lender. No later than April 22, 2016, LIBB will obtain another $250,000 advance from the Lender under the Credit Agreement (together with the March Advance, the “Advances”). In connection with the Advances, in accordance with the terms of the Credit Agreement, the Available Amount was increased by $500,000 to $1,500,000, which will be borrowed in full upon completion of the Advances.

The Company has been focused on the development of its brand and its infrastructure, as well as in the establishment of a network of distributors and qualified direct accounts. From inception, the Company has financed its operations through the issuance of debt, equity, and through utilizing trade credit with its vendors.

The Company believes that as a result of a commitment for financing from a stockholder and its working capital as of December 31, 2015 that its cash resources will be sufficient to fund the Company’s net cash requirements through the date of this report. However, in order to execute the Company’s long-term growth strategy, the Company may need to raise additional funds through private equity offerings, debt financings, or other means. There are no assurances that the Company will be able to raise such funds on terms that would be acceptable to the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the accompanying audited consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. Management utilizes various other estimates, including but not limited to, assessing the collectability of accounts receivable, accrual of rebates to customers, the valuation of inventory, determining the estimated lives of long-lived assets, determining the potential impairment of intangibles, the fair value of warrants issued, the fair value of stock options, and other legal claims and contingencies. The results of any changes in accounting estimates, are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue Recognition

Revenue is stated net of sales discounts and rebates paid to customers (See Customer Marketing Programs and Sales Incentives, below). Net sales are recognized when all of the following conditions are met: (1) the price is fixed and determinable; (2) evidence of a binding arrangement exists (generally, purchase orders); (3) products have been delivered and there is no future performance required; and (4) amounts are collectible under normal payment terms. These conditions typically occur when the products are delivered to or picked up by the Company’s customers.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Customer Marketing Programs and Sales Incentives

The Company participates in various programs and arrangements with customers designed to increase the sale of its products. Among these programs are arrangements under which allowances can be earned by customers for various discounts to the end retailers or for participating in specific marketing programs. The Company believes that its participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace. The costs of all these various programs that were included as a reduction in net sales, totaled $124,122 and $103,262 for the years ended December 31, 2015 and 2014, respectively.

Shipping and Handling Costs

Shipping and handling costs incurred to move finished goods from the Company’s sales distribution centers to customer locations are included in selling and marketing expenses on the consolidated statements of operations and totaled $126,955, and $37,594, for the years ended December 31, 2015 and 2014, respectively.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2015 and 2014, advertising expense was $246,997 and $697,146, respectively.

Research and Development

The Company expenses the costs of research and development as incurred. For the year ended December 31, 2015, research and development expense related to new product initiatives was $13,333. These expenses were incurred pursuant to a product development agreement which will require the Company to pay $40,000 in cash and $40,000 in common stock upon the completion of the arrangement.

Operating Leases

The Company records rent related to its operating leases on a straight line basis over the lease term.

Cash and cash equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less when acquired to be cash equivalents.

Restricted cash

Pursuant to the terms of the Credit Agreement with Brentwood LIIT Inc., the Company is required to utilize $150,000 of the $1,000,000 proceeds from the Credit Agreement for initiatives related to the development of an alcohol business. As of December 31, 2015, $127,580 of the Company’s cash on hand was restricted for the use in the development of the alcohol business. During the year ended December 31, 2015, the Company spent $22,420 primarily related to product development and costs of attending conferences.

Accounts Receivable

The Company sells products to distributors and in certain cases directly to retailers, and extends credit, generally without requiring collateral, based on its evaluation of the customer’s financial condition. While the Company has a concentration of credit risk in the retail sector, it believes this risk is mitigated due to the diverse nature of the customers it serves, including, but not limited to, its type, geographic location, size, and beverage channel. Potential losses on the Company’s receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. The Company carries its trade accounts receivable at net realizable value. Typically, accounts receivable have terms of net 30 days and do not bear interest. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments. The Company determines these allowances by (1) evaluating the aging of its receivables; (2) analyzing its history of sales adjustments; and (3) reviewing its high-risk customers. Past due receivable balances are written off when the Company’s efforts have been unsuccessful in collecting the amount due. Accounts receivable are stated at the amounts management expects to collect.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accounts receivable, net, is as follows:

	As of
	December 31, 2015	December 31, 2014
Accounts receivable, gross	$405,096	$198,637
Allowance for doubtful accounts	(42,000)	(24,000)
Accounts receivable, net	$363,096	$174,637

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these deposits. These cash balances are maintained with one bank. As of December 31, 2015, two customers accounted for 14% and 30% of the Company’s trade receivables. As of December 31, 2014, two customers accounted for 36% and 13%, of the Company’s trade receivables. The Company does not generally require collateral or other security to support customer receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Inventories

The Company’s inventory includes raw materials such as bottles, sweeteners, labels, flavors and packaging. Finished goods inventory consists of bottled and packaged iced tea.

The Company values its inventories at the lower of cost or market, net of reserves. Cost is determined using the first-in, first-out (FIFO) method. During the year ended December 31, 2015, the Company recorded an adjustment of $41,790 to reduce the cost of certain products to estimated net realizable value. The following table summarizes inventories as of the dates presented:

	As of
	December 31, 2015	December 31, 2014
Finished goods	$565,624	$433,478
Raw materials and supplies	146,934	127,629
Total inventories	$712,558	$561,107

Property and Equipment

Property and equipment is recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful lives of an asset or add new functionality are expensed as incurred. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the Company’s assets. The estimated useful lives typically are 3 years for cold-drink containers, such as reusable fridges, wood racks, vending machines, barrels, and coolers, and are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, the Company does not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business. The Company capitalizes the costs of refurbishing its cold-drink containers and depreciates those costs over the estimated period until the next scheduled refurbishment or until the equipment is retired. The estimated useful lives are typically 3 to 5 years for office furniture and equipment and are depreciated on a straight-line basis. The estimated useful lives for trucks and automobiles are typically 3 to 5 years and are depreciated on a straight line basis.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Intangible Assets

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when circumstances indicate that there could be an impairment. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. As of December 31, 2015 and 2014, the Company tested the domain name utilizing the qualitative method. Based on this analysis, it was determined that there was no indicators of impairment as of December 31, 2015 and 2014.

Intangibles assets with indefinite useful lives consist of the cost to purchase an internet domain name for $20,000. The domain name is considered to have a perpetual life and as such, is not amortized. Insignificant costs incurred associated with renewing this asset are expensed as incurred.

Intangible assets with finite useful lives are amortized over their expected useful life. Intangible assets with useful lives are tested for impairment when circumstances indicate that there could be an impairment. Intangible assets with finite useful lives include website development costs of $7,494 and $12,498 as of December 31, 2015 and December 31, 2014, respectively. The estimated useful life of the capitalized costs of the Company’s website is 3 years and is depreciated on a straight line basis. As of December 31, 2015, the cost of the website development was $15,000 and the accumulated amortization was $7,506. As of December 31, 2014, the cost of the website development was $15,000 and the accumulated amortization was $2,502. For the years ended December 31, 2015 and 2014, amortization expense was $5,004 and $2,502, respectively. Expected future amortization of website development costs is $5,000 and $2,494 for the years ended December 31, 2016 and 2017, respectively.

Deferred Financing Costs

The Company capitalizes issuance costs related to lines of credit as deferred financing costs. The Company amortizes the deferred financing costs over the term of the line of credit.

Income Taxes

Effective May 27, 2015, the Company completed the Mergers, whereby LIBB was deemed to be the accounting acquirer of Cullen. The historical financial statements were those of LIBB. From the date of the Mergers, the Company’s results of operations began to be taxed as a C corporation. Prior to the Mergers, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for operating results prior to May 27, 2015.

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and established for all the entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The evaluation was performed for

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the 2015 tax year, which is the first year for which the Company is subject to corporate income taxes. The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position or results of operations.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties and interest for years ended December 31, 2015 and December 31, 2014. The Company does not expect its uncertain tax position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee services. Under the provisions of ASC 718, stock based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options is estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company calculates the expected volatility using the historical volatility of comparable companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. The Company expenses stock-based compensation by using the straight-line method.

The Company accounts for stock and other equity instruments granted to consultants using the accounting guidance included in ASC 505-50, “Equity-Based Payments to Non-Employees. In accordance with ASC 505-50, the Company estimates the fair value of equity instruments using the fair value of the Company’s stock or the fair value of the services based upon which measure represents a more reliable measure of the cost incurred.

Earnings per share

Basic net earnings per common share is computed by dividing income/loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options. The computation of diluted earnings per share excludes those with an exercise price in excess of the average market price of the Company’s common shares during the periods presented. The computation of diluted earnings per share excludes outstanding options in periods where the exercise of such options would be antidilutive. For the year ended December 31, 2015, 194,667 options, 1,285,111 warrants, and 272,893 shares issuable upon conversion of the outstanding debt under Credit Agreement were excluded from the computation of earnings per share because they were anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accrued expenses and notes payable approximate fair value due to the short-term nature of these instruments. In addition, for notes payable the Company believes that interest rates approximate prevailing rates.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Seasonality

The Company’s business is seasonal with the summer months in the second and third quarter of the fiscal year typically generating the largest net sales.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 — Revenue from Contracts with Customers (“ASU 2014-09”). It outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods, for public companies, and for annual periods beginning after December 15, 2018 and interim periods within those annual periods, for private companies. The Company is currently in the process of evaluating the impact of adoption of this ASU on the Company’s financial statements.

In June 2014, the FASB issued Accounting Standards Update 2014-12, “Accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period,” (“ASU 2014-12”) which requires performance-based awards with a performance target that affects vesting and that could be achieved after an employee completes the requisite service period to be accounted for as a performance condition. If performance targets are clearly defined and it is probable that the performance condition will be achieved, stock-based expense should be recognized over the remaining requisite service period. This guidance will be effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2015. Early adoption is permitted. The Company is in the process of evaluating the provisions of the ASU and assessing the potential effect on the Company’s financial position or results of operations.

In August 2014, the FASB issued Accounting Standard Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” related to disclosure of uncertainties about an entity’s ability to continue as a going concern. The new standard provides guidance on determining when and how reporting entities must disclose going concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements. Additionally, an entity must provide certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. The new standard will be effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company is in the process of evaluating the impact of adoption on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03 which requires entities to present debt issuance costs related to a debt liability as a direct deduction from the carrying amount of that debt liability on the balance sheet as opposed to being presented as a deferred charge. ASU 2015-03 does not contain guidance for debt issuance costs related to line-of-credit arrangements. Consequently, in August 2015, the FASB issued ASU 2015-15 to add paragraphs indicating that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to line-of-credit arrangements as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The effective date of these pronouncements is for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company does not expect this new guidance to have a material impact on the Company’s consolidated financial statements. The Company currently capitalizes debt issuance costs related to its line of credit agreement as an asset in accordance with ASU 2015-03.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory”, which changed the subsequent measurement guidance from the lower of cost or market to the lower of cost or net realizable value, with net realizable value defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. No other changes were made to the current guidance on inventory measurement. The Company is currently evaluating the impact of this standard on its financial statements.

In November 2015, the FASB issued ASU 2015-17 which simplifies the presentation of deferred income taxes in a classified statement of financial position. Current GAAP require an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. ASU 2015-17 amends current GAAP to require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This pronouncement is effective for financial statements issued for annual periods beginning after December 15, 2016 and interim periods within those annual periods with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not expect this new guidance to have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB, issued ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which amends the guidance in U.S. generally accepted accounting principles on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and are to be adopted by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this standard.

In February 2016, the FASB issued new lease accounting guidance (ASU No. 2016-02, Leases). Under the new guidance, at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new guidance is not applicable for leases with a term of 12 months or less. Lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the review, other than described in Note 1 — Business Organization, Liquidity, and Management’s Plans, Note 7 — Line of Credit and Note 15 — Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment are as follows:

	December 31, 2015	December 31, 2014
Displays – racks	$184,523	$166,280
Trucks and automobiles	136,092	108,592
Vending machines	166,271	—
Cold drink store fixtures and equipment	72,851	60,996
Furniture and equipment	18,168	13,777
	577,905	349,645
Less – accumulated depreciation	(216,985)	(107,522)
Total, net	$360,920	$242,123

For the years ended December 31, 2015 and 2014, depreciation expense was $109,463 and $72,484, respectively. The Company’s property and equipment does not relate to the production of inventory as the Company produces its inventory at third party locations. As a result, depreciation expense was included in general and administrative expenses during the years ended December 31, 2015 and 2014.

NOTE 4 — AUTOMOBILE LOANS

During 2014, the Company financed the purchase of four vehicles with loans payable. As of December 31, 2015 and December 31, 2014, the Company’s automobile loans consisted of the following:

	As of
	December 31, 2015	December 31, 2014
Loan dated February 17, 2014 for $31,681 bearing interest at 3.59%. The loan requires 72 monthly payments of principal and interest of $490 and matures on March 3, 2020.	$23,143	$28,088
Loan dated April 3, 2014 for $23,206 bearing interest at 10.74%. The loan requires 36 monthly payments of principal and interest of $758 and matures on April 10, 2017. The loan is guaranteed by a stockholder and CEO of the Company.	11,248	18,681
Loan dated June 3, 2014 for $14,954 bearing interest at 4.99%. The loan requires 60 monthly payments of principal and interest of $282 and matures on June 3, 2019.	10,852	13,621
Loan dated June 3, 2014 for $14,954 bearing interest at 4.99%. The loan requires 60 monthly payments of principal and interest of $282 and matures on June 3, 2019.	10,852	13,621
Total automobile loans	56,095	74,011
Current portion of automobile loans	19,231	17,915
Long term portion of automobile loans	$36,864	$56,096

As of December 31, 2015, the gross carrying amount of fixed assets and accumulated depreciation of trucks and automobiles related to these loans were $108,592 and $37,577, respectively.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — AUTOMOBILE LOANS  – (continued)

Future payments of the principal amount of automobile loans are as follows:

For the years the ended December 31,
2016	$19,231
2017	14,401
2018	11,944
2019	9,056
2020	1,463
Total	$56,095

NOTE 5 — EQUIPMENT LOAN

On November 23, 2015, the Company entered into a reimbursement agreement with Magnum Vending Corp. (“Magnum”), an entity managed by Philip Thomas, the Company’s Chief Executive Officer and a director of the Company, and certain of his family members. In exchange for the exclusive right to stock vending machines owned by Magnum, the Company agreed to reimburse Magnum for the cost of products to stock the machines and the costs that Magnum incurred to acquire the machines including machines which were purchased with an equipment loan. The total principal amount of the payments underlying the agreement upon inception was $117,917. The reimbursements will be made in 35 monthly payments of principal and interest in the amount of $3,819 with an interest rate of 10%. Upon completion of these payments in October 2018, Magnum will transfer ownership of the vending machines to the Company. In addition, in exchange for the right to stock certain other vending machines that the Company has the right to use, the Company agreed to purchase the products required to be displayed in those vending machines from Magnum, at a price equal to Magnum’s cost for such products (See Note 14). The Company may terminate the agreement and all obligations to make future payments on ten days’ written notice to Magnum. As of December 31, 2015, the outstanding balance on the equipment loan was $113,104. Future payments of the principal amount under the expense reimbursement agreement are $36,627, $39,979, and $36,498 for the years ended December 31, 2016, 2017, and 2018, respectively. As of December 31, 2015, the cost of vending machines under this agreement was $117,917 with accumulated depreciation of $4,913.

NOTE 6 — LOANS PAYABLE

Cullen Loans

On November 19, 2013 the Company and Cullen entered into a loan agreement (the “Cullen Loan Agreement”). Pursuant to the Cullen Loan Agreement, Cullen loaned the Company $600,000, bearing interest at 6% per annum with principal and accrued interest due on August 31, 2014. The Cullen Loan Agreement provided Cullen with the option to loan the Company an additional $600,000. The Cullen Loan Agreement also required that the Company utilize $450,000 of the loan to repay the Line of Credit — Member. On December 5, 2013, Cullen exercised its option and extended to the Company an additional loan in the amount of $600,000 also bearing interest at 6% per annum with principal and accrued interest due on August 31, 2014. On April 1, 2014, the Company received $300,000 as proceeds from an additional loan from Cullen with interest at 6% per annum and a maturity of August 31, 2014. The maturity date of the Cullen Loans have been extended until March 15, 2016. These Cullen loans are secured by the accounts receivable and inventory of the Company. On March 26, 2015, the Company received $250,000 as proceeds from an additional loan from Cullen, bearing interest at 6% per annum with principal and interest due and payable on March 15, 2016. On May 27, 2015, the Company consummated the Mergers. In connection with the Mergers, $1,500,000 principal amount of the intercompany loans were forgiven and the remaining $250,000 principal amount of the loans eliminate upon consolidation.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — LOANS PAYABLE  – (continued)

Nortle Loan

On August 26, 2013, the Company and Nortle Holdings Limited (“Nortle”) entered into a loan (“Nortle Loan”) and option agreement (“Nortle Option Agreement”). The Nortle Loan was secured by the inventory and accounts receivable of the Company. The Nortle Loan provided for Nortle to lend the Company an aggregate of $200,000, bearing interest at 6% per annum. The Nortle Loan and all accrued interest thereon, was due and payable on August 31, 2014. The Nortle Option Agreement provided that through October 18, 2013, Nortle had the option to loan the Company an additional $300,000, on the same terms as the Nortle Loan (“Nortle Option”). In the event that Nortle did not exercise the Nortle Option by October 18, 2013, then on such date, the interest rate on the existing loan with Nortle would increase to 12% per annum for the remaining term. Due to the fact that the Nortle Option to advance additional funds was not exercised, the interest rate was increased to 12% per annum. On June 25, 2014, Nortle converted its loan and accrued interest of $217,951 into 9,103 voting units in LIBB prior to the reverse merger.

Ivory Castle Loan

On April 22, 2014, the Company and Ivory Castle Limited (“Ivory Castle”) entered into a loan (“Ivory Castle Loan”). The Ivory Castle Loan provided for Ivory Castle to lend the Company an aggregate of $1,300,000 bearing interest at 6%. The Ivory Castle Loan, together with accrued interest, was due and payable on August 31, 2014. On June 25, 2014, Ivory Castle’s loan and accrued interest of $1,309,107 was converted into 54,675 voting units in LIBB prior to the reverse merger.

In addition, as a condition of the conversion, the Company was required to obtain Ivory Castle’s approval in the event of a proposed business combination or in the event that the Company seeks equity financing in excess of $1,000,000 prior to June 25, 2015. On May 4, 2015, the Company received $400,000 as proceeds from a loan with Ivory Castle Limited, a stockholder of the Company. This note bears interest at 6% per annum and matures on July 31, 2016. On June 30, 2015 the note and accrued interest of $403,485 were converted into 100,872 shares of common stock.

Bass Properties LLC

On April 28, 2015, the Company received $150,000 as proceeds from a loan from Bass Properties, LLC, a stockholder of the Company. This note bears interest at 10% per annum and matures on July 31, 2016. On June 30, 2015 the note and accrued interest of $152,425 were converted into 38,107 shares of common stock.

NOTE 7 — LINE OF CREDIT

On November 23, 2015, Long Island Iced Tea Corp. and Long Island Brand Beverages LLC, its wholly owned subsidiary, entered into a Credit and Security Agreement, by and among LIBB, as the borrower, the Company and Brentwood LIIT Inc., as the lender (the “Lender”). The Lender is controlled by Eric Watson, a related party, who immediately prior to the transactions beneficially owned more than 16% of the Company’s outstanding common stock. The Credit Agreement provides for a revolving credit facility in an initial amount of up to $1,000,000, subject to increases as provided in the Credit Agreement, at the discretion of the Lender, up to a maximum amount of $5,000,000. The Available Amount may be increased, in increments of $500,000, up to the Facility Amount, and LIBB may obtain further advances, subject to the approval of the Lender. The proceeds of the credit facility may be used for purposes disclosed in writing to the Lender in connection with each advance.

The credit facility bears interest at a rate equal to the prime rate (3.5% at December 31, 2015) plus 7.5%, compounded monthly, and matures on November 23, 2018. Effective January 10, 2016, the line of credit agreement was amended such that interest was compounded on a quarterly basis. Upon the occurrence of an event of default, the Credit Agreement provides for an additional 8% interest pursuant to the terms of the agreement. The outstanding principal and interest under the credit facility are payable in cash on the maturity date. The Company also paid the Lender a one-time facility fee equal to 1.75% of the Facility Amount, which was capitalized and added to the principal amount of the loan, and will pay the Lender $30,000 for its

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LINE OF CREDIT  – (continued)

expenses at the maturity date. The credit facility is secured by a first priority security interest in all of the substantially all of the assets of the Company and LIBB, including the membership interests in LIBB held by the Company. The Company also has guaranteed the repayment of LIBB’s obligations under the credit facility. In addition, the credit facility will be guaranteed by Philip Thomas, the Company’s Chief Executive Officer and a director of the Company, in certain limited circumstances up to a maximum amount of $200,000.

The Lender may accelerate the credit facility upon the occurrence of certain events of default, including a failure to make a payment under the credit facility when due, a violation of the covenants contained in the Credit Agreement and related documents, a filing of a bankruptcy petition or a similar event with respect to LIBB or the Company or the occurrence of an event of default under other material indebtedness of LIBB or the Company. The Company and LIBB also made certain customary representations and warranties and covenants, including negative covenants with respect to the incurrence of indebtedness.

The Lender may elect to convert the outstanding principal and interest under the credit facility into shares of the Company’s common stock at a conversion price of $4.00 per share. The conversion price and the shares of common stock or other property issuable upon conversion of the principal and interest are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the Company’s common stock, or in the event of a fundamental transaction (as defined in the note evidencing the indebtedness under the credit facility).

In connection with the credit facility, the Company issued a warrant to the Lender. The warrant entitles the holder to purchase 1,111,111 shares of the Company’s common stock at an exercise price of $4.50 and includes a cashless exercise provision. The exercise price and number of shares of the Company’s common stock or property issuable on exercise of the warrants are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the common stock, or in the event of a fundamental transaction (as defined in the warrant).

The Lender will have certain “piggyback” registration rights, on customary terms, with respect to the shares of the Company’s common stock issuable upon conversion of the credit facility and upon exercise of the warrant.

As of December 31, 2015, the outstanding balance on the line of credit was $1,091,571. The line of credit is convertible at $4.00 per share of common stock into 272,893 shares of common stock.

The 1,111,111 warrants issued in conjunction with the line of credit were initially valued at $1,725,934. The Black Scholes option pricing model was used to estimate fair value as of the date of issuance using the following assumptions: a stock price of $4.00, a dividend yield of 0%, expected volatility of 63%, a risk free interest rate of 1.26%, and a contractual life of 3 years.

The value of the warrants was included as a component of deferred financing costs in the consolidated balance sheet. Deferred financing costs are amortized over the three year term of the line of credit agreement. As of December 31, 2015, the gross carrying amount of deferred financing costs were $1,903,879 with accumulated amortization of $65,797. Future amortization of deferred financing costs are $634,627, $634,627, and $568,828 for the years ended December 31, 2016, 2017, and 2018.

NOTE 8 — STOCKHOLDERS’ EQUITY

In connection with the Mergers, on May 27, 2015 2,633,334 shares of common stock were issued to the former members of LIBB and 1,518,749 shares of common stock were issued to the former stockholders of Cullen.

On May 27, 2015, the Company issued 19,047 shares of common stock to a vendor in payment of its accounts payable balance of $98,120.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY  – (continued)

On June 30, 2015, loans from Ivory Castle Limited and Bass Properties LLC, together with accrued interest, of $555,910 were converted into 138,979 shares of common stock.

On June 30, 2015, the Company received gross proceeds of $50,000 through the issuance of 12,500 shares of common stock to family members of a director and Chief Executive Officer of the Company.

On June 30, 2015, the Company received gross proceeds of $50,000 through the issuance of 12,500 shares of common stock to a family member of a director of the Company.

On June 30, 2015, the Company received gross proceeds of $370,544 through the issuance of 92,636 shares of common stock Bass Properties LLC.

On June 30, 2015 the Company issued 9,038 shares of common stock to vendors in payment of accounts payable balances of $36,150.

On July 8, 2015, the Company received proceeds of $100,000 through the issuance of 25,000 shares of common stock.

On September 30, 2015, the Company sold an aggregate of 72,750 units at a price of $4.00 per unit. The sale was part of a private placement of up to $3,000,000 of units (the “Offering”) being conducted by the Company on a “best efforts” basis through a placement agent (the “Placement Agent”). The Offering will terminate on the earlier of the sale of the full $3,000,000 and October 30, 2015. The Company sold an aggregate of 65,500 units in the Offering on September 17, 2015. Accordingly, the Company has received gross proceeds of $553,000. Included in the raise were 6,250 units issued to a member of the Board of Directors, 6,250 units issued to the CEO and member of the Board of Directors, 22,500 units issued to Ivory Castle Limited, and 15,000 units issued to Bass Properties LLC. The units consist of one share of the Company’s common stock and one warrant. The units are separable immediately upon issuance and are issued separately as shares of common stock and warrants. During October 2015, the Company sold an additional 17,500 units for gross proceeds $70,000 at a price per unit of $4.00 per unit pursuant to the Offering.

Each warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on September 17, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions. The Company, at its option, may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

For sales prior to October 31, 2015 the Placement Agent was entitled to a commission equal to (a) 10% of the aggregate purchase price from the units sold to investors introduced to the Company by the Placement Agent, and (b) 5% of the aggregate purchase price from the units sold to investors that were not introduced to the Company by the Placement Agent. In addition, the Company paid the Placement Agent a non-accountable expense allowance equal to 3% of the aggregate purchase price from the units sold to investors introduced to the Company by the Placement Agent. At the final closing, the Placement Agent also will receive warrants to purchase a number of shares of the Company’s common stock equal to 10% of the total shares included in the units sold in the Placement, with an exercise price of $4.50 per share. Furthermore, if the Company sells the full $3,000,000 of units in the Placement, for the 12 month period commencing on the final closing of the Placement, the Placement Agent will have a right of first refusal to act as passive bookrunner with respect to

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY  – (continued)

any proposed underwritten public distribution or private placement of the Company’s securities. The Company also previously paid the Placement Agent a $15,000 commitment fee.

On November 30, 2015 and December 14, 2015, the Company sold an additional 18,250 units for gross proceeds of $73,000 at a price per unit of $4.00 per unit, including 10,000 units issued to a member of the Board of Directors. The sales were part of a private placement of up to $3,000,000 of units (the “Second Offering”) being conducted by the Company on a “best efforts” basis through a placement agent (the “Placement Agent”). The Offering will terminate on the earlier of the sale of the full $3,000,000 and March 14, 2016.

For sales occurring subsequent to November 24, 2015 through March 1, 2016, the Placement Agent for the Second Offering will be paid a commission equal to 10% of the aggregate purchase price from the Units sold to investors introduced to the Company by the Placement Agent. The Company also will pay the Placement Agent a non-accountable expense allowance equal to 3% of the aggregate purchase price from the Units sold to (i) investors introduced to the Company by the Placement Agent and (ii) investors not introduced to the Company by the Placement Agent who purchase less than $500,000 of Units in the aggregate (together, the “Covered Investors”). From March 1, 2016 through March 14, 2016, the Placement Agent will only be entitled to a 3% non-accountable allowance for investors introduced by our Company to the Placement Agent. In addition, the Placement Agent will receive warrants to purchase a number of shares of Common Stock equal to 10% of the total shares of Common Stock included in the Units sold in the Second Offering to the Covered Investors, with an exercise price of $4.50 per share. Furthermore, if the Company sells the full $3,000,000 of Units, for the 12 month period commencing on the final closing of the Second Offering, the Placement Agent will have a right of first refusal to act as passive bookrunner with respect to any proposed underwritten public distribution or private placement of the Company’s securities.

Each warrant issued pursuant to the Second Offering entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on November 30, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions. The Company, at its option, may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The gross proceeds from the Offering and the Second Offering were $696,000. The direct costs related to the First and Second Offering were $155,054. These direct costs include the value of 17,400 warrants to be issued to the Placement Agent. The 17,400 warrants to be issued were valued at $38,056. The Black Scholes option pricing model was used to estimate fair value as of the date of issuance using the following assumptions: a stock price of $4.00, a dividend yield of 0%, expected volatility of 68%, a risk free interest rate of 1.76%, and a contractual life of 5 years.

NOTE 9 — STOCK OPTIONS

On May 27, 2015, the Company’s board of directors adopted the 2015 Long-Term Incentive Equity Plan (“2015 Stock Option Plan”). The 2015 Stock Option Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to, among others, the officers, directors, employees and consultants of the Company. The total number of shares of common stock reserved under the Plan are 466,667.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — STOCK OPTIONS  – (continued)

On May 27, 2015, as part of their employment agreements, the Company granted the officers of the Company and Mr. Panza, options to purchase 194,667 shares at an exercise price of $3.75 which are exercisable until May 26, 2020. These options vest on a quarterly basis over the two year period from the date of issuance. These options were not issued under the 2015 Stock Option Plan.

The following table summarizes the stock option activity of the Company:

	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	—	$—	$—
Granted	194,667	$3.75	$6.22
Exercised	—	$—	$—
Expired, forfeited or cancelled	—	$—	$—
Outstanding at December 31, 2015	194,667	$3.75	$6.22	4.4	$48,667
Exercisable at December 31, 2015	48,667	$3.75	$6.22	4.4	$12,167

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock.

As of December 31, 2015 there was a total of $851,161 of unrecognized compensation expense related to unvested options. The cost is expected to be recognized through 2017 over a weighted average period of 1.40 years.

The Company accounts for all stock based compensation as an expense in the financial statements and associated costs are measured at the fair value of the award. For the year ended December 31, 2015 the Company recorded stock based compensation of $359,303.

The Black Scholes option pricing model was used to estimate fair value as of the date of grants during 2015 using the following assumptions: a stock price of $8.70, a dividend yield of 0%, expected volatility of 79%, a risk free interest rate of 0.99%, and an expected life of 3.25 years. The simplified method was used to determine the expected life as the granted options as the options were considered to be plain-vanilla options.

NOTE 10 — STOCK WARRANTS

During the year ended December 31, 2015, the Company issued 1,285,111 warrants (See Note 7 and Note 8), which are all exercisable.

The following table summarizes the stock warrant activity of the Company:

	Number of shares	Weighted average exercise price	Weighted average contractual life (years)
Outstanding – January 1, 2015	—	$—	—
Issued	1,285,111	$4.70	2.9
Expired	—	$—	—
Forfeited	—	$—	—
Outstanding December 31, 2015	1,285,111	$4.70	2.9

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

As of December 31, 2015
Deferred tax assets:
Net operating loss carry forwards	$713,603
Allowance for uncollectible accounts	16,632
Stock-based compensation	142,284
Other accruals	95,040
Charitable contributions	7,715
Compensation costs	11,286
Valuation allowance	(986,560)
Net deferred tax asset	$—

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax to income from operations before provision for income taxes is as follows:

For the year ended December 31, 2015
Statutory federal tax rate	(34.0)%
State, taxes, net of federal benefit	(5.6)%
Permanent differences:
Financing costs – Warrant amortization	0.8%
LIBB earnings before merger with Cullen	8.1%
Valuation allowance	30.7%
Effective tax rate	—%

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers (“NOLs”) when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points.

On May 27, 2015, the Mergers represented a more than 50 percentage point change in ownership of Cullen, with the result that Cullen’s NOLs are subject to a limitation under Section 382. Upon a change of ownership under Section 382, such losses, provided that certain requirements for business continuity are met, would be subject to an annual limitation based upon the fair value of Cullen multiplied by the long-term tax exempt bond rate. The company determined that it did not meet the business continuity requirements, and as such, Cullen’s NOLs in the aggregate gross amount of approximately $5,327,000 were not eligible to be carried forward past the date of the Mergers.

The Company recorded gross deferred tax assets of $986,560, and net deferred tax assets of $0, after consideration of a full valuation allowance of $986,560.

Based on a history of cumulative losses at the Company and the results of operations for the year ended December 31, 2015, the Company determined that it is more likely than not it will not realize benefits from

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES  – (continued)

the deferred tax assets. The Company will not record income tax benefits in the consolidated financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the deferred tax assets is required. As of December 31, 2015, the Company has recorded a valuation allowance of $986,560.

As of December 31, 2015, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1,802,000 and $1,802,000, respectively.

The Company has identified its federal tax return and its state returns in New York, New Jersey, and Pennsylvania as its “major” tax jurisdictions.

As of December 31, 2015, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved in various claims and legal actions arising from time to time in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters in the ordinary course of business will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. Legal costs related to these matters are expensed as they are incurred.

On August 1, 2014, an action was filed by LIBB in the Supreme Court in the State of New York entitled Long Island Brand Beverages LLC v. Revolution Marketing, LLC (“Revolution”) and Ascent Talent, Model Promotion Ltd. LIBB is seeking damages of $10,000,000 for several claims including breach of contract and fraud occurring during 2014. Revolution has filed a counterclaim for breach of contract and related causes of action, claiming damages in the sum of $310,880, and seeking punitive damages of $5,000,000. Ascent has filed a pre-answer motion to dismiss LIBB’s complaint. LIBB filed papers in opposition and the motion was submitted by March 9, 2015. In addition, Revolution has filed a motion to amend its answer to include cross-claims against Ascent which were not asserted in its original answer of record. On February 5, 2016, the Court rendered a decision. The motion to dismiss was denied with the exception of two claims which the Court dismissed. In the same decision, the Court granted a separate motion filed by Revolution to amend its answer to include cross-claims against Ascent. The Company’s management and legal counsel believes it is too early to determine the probable outcome of this matter.

On October 3, 2014, an action was filed by Madwell LLC (“Madwell”) in the Supreme Court of New York entitled Madwell LLC v. Long Island Brand Beverages LLC, Philip Thomas, its Chief Executive Officer, and Paul Vassilakos, Cullen’s former Chief Executive Officer and one of our directors. Madwell was seeking $940,000, which included $440,000 for breach of contract and payment of services as well as punitive damages of $500,000. On July 31, 2015, we entered into a settlement agreement with Madwell. Pursuant to the settlement agreement, we agreed to pay Madwell $440,000 in six installments with the last installment due no later than December 31, 2015. In addition, Madwell agreed to discontinue its lawsuit and the parties agreed to mutual releases of liability related to fees for advertising, marketing and design services or any matter relating to the lawsuit. The full amount has been paid to Madwell. In addition, the Company indemnified Mr. Vassilakos for a de minimis amount of expenses incurred by him in connection with this litigation. During January 2016, the Company made the final installment payment of $80,000 in settlement of the matter.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — COMMITMENTS AND CONTINGENCIES  – (continued)

Brokerage Arrangements

The Company maintains arrangements with sales brokers who help with bringing new distributors and retail outlets to the Company. These sales brokers receive a commission for these services. Commissions to these brokers currently range from 2-5% of sales. In addition, the Company sells its products through alternative vending channels. Commissions resulting from sales through these channels are currently 42%.

Employment Agreements

On May 27, 2015, the Company entered into employment agreements with Messrs. Thomas, Dydensborg and Meehan to serve as Chief Executive Officer, Chief Operating Officer and Chief Accounting Officer, respectively. Each has a term of two years except the agreements with Messrs. Dydensborg and Meehan provide that either the Company’s or the executive can terminate the agreement with six months’ advance notice (or three months’ advance notice, in the case of Mr. Meehan). The employment agreements will provide for Messrs. Thomas, Dydensborg and Meehan to receive base salaries of $150,000, $130,000 and $120,000. Additionally, each is entitled to an incentive bonus at the discretion of the Board of Directors of up to 50%, 40% and 25% of such individual’s base salary, respectively.

On May 27, 2015, the Company entered into an employment agreement with Thomas Panza, a stockholder of the Company to serve as LIBB’s Purchasing Manager. The agreement has a term of two years except that either LILBB or Mr. Panza can terminate the agreement with six months’ advance notice. Mr. Panza will receive a base salary of $80,000 and an incentive bonus of up to 50% of his base salary at the discretion of the Board of Directors.

Consulting Agreements

On June 17, 2015, the Company announced that it had determined to explore potential opportunities in expanding the business into alcoholic beverages. In connection with the proposed expansion, the Company engaged Julian Davidson as a consultant to spearhead this new initiative. The Company will reimburse Julian Davidson for reasonable business expenses. In the event the Company raises $10,000,000, Julian Davidson would become an employee of the Company.

During the year ended December 31, 2015, the Company entered into agreements with four members of its Advisory Board. Upon signing the agreement, each Advisory Board Member was entitled to receive 7,500 shares of common stock. These shares were issued on January 26, 2016. For each year of service after December 31, 2015, the Advisory Board members will be entitled to receive $30,000 worth of common stock and $12,000 in cash on an annual basis. In addition, the members will be entitled to reimbursement of expenses and $1,000 for each meeting attended. The agreements can be terminated by either party with 30 days notice. During the year ended December 31, 2015, the Company incurred $120,000 in costs which are included in general and administrative expenses in the consolidated statements of operations.

Restricted Cash

As per the terms of the Credit Agreement, the Company is required to reserve $150,000 for expenditures related to exploring the alcohol market. As of December 31, 2015, the Company spent $22,420 on alcohol related expenditures. As a result, the restricted cash was $127,580 as of December 31, 2015.

Leases

Effective May 15, 2012, the Company entered into a month to month agreement to lease its operating facilities. Pursuant to such agreement, the Company leases 1,750 square feet of warehouse space for a fee of $2,450 per month. The lease expired in September 2014.

On June 6, 2014, the Company entered into a lease agreement. The lease commenced on July 1, 2014 and extends through June 30, 2017 and includes a two year extension option.

Rent expense for the years ended December 31, 2015 and 2014 was $46,459 and $56,317, respectively.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — COMMITMENTS AND CONTINGENCIES  – (continued)

Future minimum payments under the Company’s leases are as follows:

For the years the ended December 31,
2016	$52,273
2017	26,523
Total	$78,796

In addition, the Company utilizes public warehouse space for its inventory. Public storage expense for the year ended December 31, 2015 and 2014 was $50,236 and $28,530, respectively.

NOTE 13 — MAJOR CUSTOMERS AND VENDORS

For the year ended December 31, 2015, one customer accounted for 10% of net sales. For the year ended December 31, 2014, three customers accounted for 32%, 16%, and 14% of the Company’s net sales.

For the years ended December 31, 2015 and 2014, the largest vendors represented approximately 80% (four vendors) and 70% (three vendors) of purchases, respectively.

NOTE 14 — RELATED PARTIES

During the year ended December 31, 2015, the Company entered into a Credit Agreement with Brentwood LIIT Inc., a related party (see Note 7.).

The Company recorded revenue related to sales to two entities, whose owners became employees of the Company during 2014. For the year ended December 31, 2015 and 2014, sales to these related parties were $35,523 and $75,997, respectively. As of December 31, 2015, accounts receivable from these customers were $15,513. As of December 31, 2014, accounts receivable from these customers were $25,829.

The Company recorded revenue related to sales to an entity, CFG Distributors LLC, whose owner became an employee of the Company during 2015. For the year ended December 31, 2015, sales to this related party were $14,527. As of December 31, 2015, accounts receivable from this customer were $51,961.

In addition, the Company recorded revenue related to sales to an entity owned by an immediate family member of Philip Thomas, CEO, stockholder, and member of the Board of Directors. Mr. Thomas is also an employee of this entity. For years ended December 31, 2015 and 2014, sales to this related party were $4,800 and $6,430, respectively. As of December 31, 2015 and December 31, 2014, there was $518 and $1,326, respectively, due from this related party which was included in accounts receivable in the consolidated balance sheets. The Company also purchases product to supplement certain vending sales from this entity. For the year ended December 31, 2015, the Company purchased $9,356 of product from this entity. As of December 31, 2015, the outstanding balance due to this entity included in accounts payable was $3,242.

During the year ended December 31, 2015, the Company accrued $120,000 in expenses related to fees payable to the Company’s Board of Directors which were included in general and administrative expenses in the statements of operations. The non-employee members of the Board of Directors will receive $30,000 worth of stock for their services. These shares were issued on January 27, 2016.

A stockholder and a company owned by member of the Board of Directors of the Company has paid certain expenses on behalf of the Company. As of December 31, 2015 accounts payable and accrued expenses to these parties were $87,258.

LONG ISLAND ICED TEA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — RELATED PARTIES  – (continued)

On August 21, 2014, the Company entered into a loan agreement with Philip Thomas for $30,000. The loan bears interest at 6% and had an original maturity date of August 31, 2014. On August 30, 2014, the loan was extended to October 15, 2014. On October 15, 2014, the Company repaid the full amount of the loan together with accrued interest in the total amount of $30,266.

NOTE 15 — SUBSEQUENT EVENTS

Subsequent to year end, the Company raised gross proceeds of $686,900 through the sale of 171,725 units, including the sale of 7,500 units to a member of the Board of Directors. Each unit consists of one share of common stock and one warrant.

On March 17, 2016, LIBB and the Lender agreed to increase the Available Amount. (See Note 7) No later than March 24, 2016, LIBB, a wholly owned subsidiary of Long Island Iced Tea Corp., will obtain a $250,000 advance from the Lender under the previously Credit Agreement, dated as of November 23, 2015 and amended as of January 10, 2016, by and among LIBB, the Company and the Lender. No later than April 22, 2016, LIBB will obtain another $250,000 advance from the Lender under the Credit Agreement. In connection with the Advances, in accordance with the terms of the Credit Agreement, the Available Amount was increased by $500,000 to $1,500,000, which will be borrowed in full upon completion of the Advances.

The loans under the Credit Agreement are evidenced by a promissory note (the “Note”). The Lender may elect to convert the outstanding principal and interest under the Note into shares of the Company’s common stock at a conversion price of $4.00 per share. Accordingly, as a result of the Advances the Lender will be able to convert the Note into an additional 125,000 shares of the Company’s common stock.

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PROSPECTUS

      , 2016

Alexander Capital, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than selling agent discounts and commissions, payable by us in connection with the offering described in this Registration Statement. All amounts shown are estimates other than the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$1,160
FINRA filing fee	2,225
NASDAQ listing fee	50,000
Printing and mailing expenses	50,000
Accounting fees and expenses	50,000
Legal fees and expenses	150,000
Transfer agent fees and expenses	10,000
Miscellaneous	86,615
Total expenses	$400,000

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to Holdco or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation also provides that we will indemnify any director or officer of ours to the fullest extent permitted by law. Our bylaws further provide that we will indemnify to the fullest extent permitted by law any person who becomes party to a proceeding by reason of the fact that he is or was an director, officer, employee or agent of ours, or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and other key employees, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Business Combination

Effective May 27, 2015, we consummated the transactions contemplated by the Merger Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 31, 2015 and amended April 23, 2015, by and among us, Cullen Agricultural Holding Corp. (“Cullen”), Cullen Merger Sub, Inc., a wholly owned subsidiary of ours (“Parent Merger Sub”), LIIT Acquisition Sub, LLC, a wholly owned subsidiary of ours (“LIBB Merger Sub”), Long Island Brand Beverages, LLC (“LIBB”), Phil Thomas and Thomas Panza, and the other members of LIBB who signed joinder agreements to become parties to the Merger Agreement.

Upon the closing of the transactions contemplated by the Merger Agreement, (i) Parent Merger Sub merged with and into Cullen, with Cullen surviving as a wholly owned subsidiary of ours (the “Parent Merger”), and (ii) LIBB Merger Sub merged with and into LIBB, with LIBB surviving as a wholly owned subsidiary of ours (the “Company Merger”). Upon the closing of the Parent Merger, every fifteen shares of common stock of Cullen were automatically converted into one share of our common stock. Upon consummation of Company Merger, we issued an aggregate of 2,633,334 shares of our common stock to the former members of LIBB (“Members”), in exchange for all of the membership interests of LIBB. As a result of the Parent Merger and the Company Merger, we became a public company, the stockholders of Cullen and the Members became our stockholders and Cullen and LIBB became wholly owned subsidiaries of ours.

The issuances to the Members were made in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 thereunder, for the offer and sale of securities not involving a public offering.

June/July Private Placements

On June 30, 2015, we sold an aggregate of 256,615 shares of our common stock to certain accredited investors at a purchase price of $4.00 per share, for an aggregate purchase price of approximately $1,027,000, including through the cancellation of an aggregate of approximately $556,000 in outstanding debt, including accrued interest, owed by the Company to certain of the investors. The shares were sold in a private placement pursuant to the terms of subscription agreements executed by each of the investors. Family members of Philip Thomas, the Company’s Chief Executive Officer and a member of its board of directors, and family members of Paul N. Vassilakos, a member of the Company’s board of directors, each purchased $50,000 worth of shares in the private placement.

On July 8, 2015, we sold an aggregate of 25,000 shares of our common stock to certain accredited investors at a purchase price of $4.00 per share, for an aggregate purchase price of approximately $100,000. The shares were sold in a private placement pursuant to the terms of subscription agreements executed by each of the investors.

The private placements were conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The offerings were made solely to accredited investors without the use of any general solicitation or general advertising.

August Private Placement

Commencing on August 10, 2015 and ending on October 30, 2015, we conducted a “best efforts” private placement of up to $3,000,000 of units (the “August Private Placement”), at a price of $4.00 per unit, through Network 1 Financial Securities, Inc., as placement agent (the “Placement Agent”). During the August Private Placement, we sold an aggregate of 155,750 units for total gross proceeds of $623,000. The units consisted of one share of our common stock (or an aggregate of 155,750 shares) and one warrant (or an aggregate of 155,750 warrants). The units were separable immediately upon issuance and were issued separately as shares of common stock and warrants.

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $6.00 per share, commencing immediately and expiring on September 17, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions. We may call the warrants for redemption, at our option, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Pursuant to the subscription agreement entered into with each of the investors in the August Private Placement, the investors have certain “piggyback” registration rights covering the resale of the shares of common stock included in the units and the shares of common stock underlying the warrants.

We incurred fees paid or to be paid in cash to the Placement Agent in connection with the August Private Placement of $15,000 as a commitment fee, $51,800 in commissions and $16,890 as a non-accountable expense allowance. As additional compensation, we issued the Placement Agent a warrant to purchase 15,575 shares of our common stock at an exercise price of $4.50 per share.

The August Private Placement was conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The offering was made solely to accredited investors without the use of any general solicitation or general advertising.

Credit Facility

On November 23, 2015, we entered into a Credit and Security Agreement (the “Credit Agreement”), as amended as of January 10, 2016 and April 7, 2016, with Brentwood LIIT Inc. (“Brentwood”), as the lender. Brentwood is owned by Eric Watson, who immediately prior to the entering into the Credit Agreement beneficially owned more than 16% of our outstanding common stock, and KA#2 Ltd. The Credit Agreement provides for a revolving credit facility (the “Credit Facility”). The amount available to be advanced under the Credit Facility (the “Available Amount”) may be increased from time to time, in increments of $500,000, up to a maximum of $5,000,000 (the “Facility Amount”), and we may obtain further advances, subject to the approval of Brentwood. The proceeds of the Credit Facility are to be used for the purposes disclosed in writing to Brentwood in connection with each advance. Brentwood has approved an Available Amount of $1,500,000 and has made advances to us in the same amount. Upon the completion of all approved advances, the principal amount of loans outstanding, including capitalized interest and fees (both of which are excluded when determining whether the Available Amount has been reached), was $1,627,930.

The loans under the Credit Agreement are evidenced by a promissory note (the “Brentwood Note”). Brentwood may elect to convert the outstanding principal and interest under the Brentwood Note into shares of our common stock at a conversion price of $4.00 per share. The conversion price and the shares of common stock or other property issuable upon conversion of the principal and interest are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of our common stock, or in the event of a fundamental transaction.

In addition, in connection with the establishment of the Credit Facility, we issued a warrant to Brentwood (the “Brentwood Warrant”). The Brentwood Warrant entitles the holder to purchase 1,111,111 shares of common stock at an exercise price of $4.50 and includes a cashless exercise provision. The exercise price and number of shares of our common stock or property issuable on exercise of the Brentwood Warrant are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the common stock, or in the event of a fundamental transaction.

Brentwood has agreed to convert all of the outstanding principal and interest under the Brentwood Note into 421,972 shares of our common stock at the closing of the offering. In addition, Brentwood will exchange the Brentwood Warrant for 486,111 shares of our common stock at such time. The Credit Facility will remain outstanding, except that the Facility Amount will be reduced to $3,500,000.

The securities issuable under the Credit Agreement, including the shares of the Company’s common stock issuable upon conversion of the Note and exercise of the Warrant, are being offered pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, for the offer and sale of securities not involving a public offering.

November Private Placement

Commencing on November 24, 2015 and ending on March 14, 2016, we conducted another “best efforts” private placement of up to $3,000,000 of units (the “November Private Placement”), at a price of $4.00 per unit, through the Placement Agent. During the November Private Placement, we sold an aggregate of 189,975 units for total gross proceeds of $759,900. The units consisted of one share of our common stock (or an aggregate of 189,975 shares) and one warrant (or an aggregate of 189,975 warrants). The units were separable immediately upon issuance and were issued separately as shares of common stock and warrants.

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, commencing immediately and expiring on November 30, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to standard anti-dilution provisions.

We may call the warrants for redemption, at our option, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of warrants will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Pursuant to the subscription agreement entered into with each of the investors in the November Private Placement, the investors have certain “piggyback” registration rights covering the resale of the shares of common stock included in the units and the shares of common stock underlying the warrants.

We incurred fees paid or to be paid in cash to the placement agent in connection with the November Private Placement of $42,990 in commissions and $22,797 as a non-accountable expense allowance. As additional compensation, we issued a warrant to the placement agent to purchase 18,998 shares of common stock at an exercise price of $4.50 per share.

The November Private Placement was conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The offering was made solely to accredited investors without the use of any general solicitation or general advertising.

March Private Placement

On March 29 and 31, 2016, we sold an additional 58,750 units on a private placement basis, or the “March Private Placement,” directly to various accredited investors, at a price of $4.00 per unit, for aggregate gross proceeds of $235,000. The units consisted of one share of common stock (for an aggregate of 58,750 shares) and one warrant (for an aggregate of 58,750 warrants). Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, expiring on March 29, 2019.

The March Private Placement was conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The offering was made solely to accredited investors without the use of any general solicitation or general advertising.

Equity Grants

On January 26, 2016, the Company granted 8,956 shares of its common stock to each of its nonemployee directors, Kerry Kennedy, Paul Vassilakos, Edward Hanson and Richard Roberts, for an aggregate of 35,824 shares, as compensation for their services as directors. On the same day, the Company also granted 7,500 shares of its common stock to each of the members of its advisory board, John Carson, Tom Cardella, Dan Holland and David Williams, for an aggregate of 30,000 shares of its common stock, as compensation for their advisory services.

On March 31, 2016, we granted 7,500 shares of our common stock to our Vice President of National Sales & Marketing, Joseph Caramele, and we granted an aggregate of 34,133 shares of common stock to several consultants, vendors and advisors, which includes 15,833 shares issued to Bert Moore, a member of our Advisory Board, related to a consumer marketing project.

The January stock grants were conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and the March stock grants were conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder, for the offer and sale of securities not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Selling Agent Agreement.
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Annex C of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
3.2	Bylaws (incorporated from Annex D of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
4.1	Specimen common stock Certificate of Long Island Iced Tea Corp (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
4.2*	Form of Selling Agents’ Warrant.
5.1	Opinion of Graubard Miller.
10.1	Form of Registration Rights Agreement among Triplecrown Acquisition Corp. and the Triplecrown Founders (incorporated by reference from Triplecrown Acquisition Corp.’s Registration Statement on Form S-1 (File Nos. 333-144523 and 333-146850) originally filed on July 12, 2007).
10.2	Sale and Purchase Agreement, dated as of December 31, 2014, by and between Cullen Agricultural Holding Corp. and Hart Acquisitions, LLC (incorporated by reference from Exhibit 10.5 to Cullen’s Annual Report on Form 10-K filed on March 4, 2015).
10.3	Form of Lock-Up Agreement (incorporated from Exhibit 10.1 to Cullen’s Current Report on Form 8-K filed on January 6, 2015).
10.4	Form of Escrow Agreement (incorporated by reference from Exhibit 10.4 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.5	Form of Registration Rights Agreement (incorporated from Exhibit 10.3 to Cullen’s Current Report on Form 8-K filed on January 6, 2015).
10.6	Form of Employment Agreement between Long Island Iced Tea Corp. and Philip Thomas (incorporated by reference from Exhibit 10.9 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.7	Form of Employment Agreement between Long Island Iced Tea Corp. and Peter Dydensborg (incorporated by reference from Exhibit 10.10 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.8	Form of Employment Agreement between Long Island Iced Tea Corp. and James Meehan (incorporated by reference from Exhibit 10.11 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.9	Form of Employment Agreement between Long Island Brand Beverages LLC. and Thomas Panza (incorporated by reference from Exhibit 10.12 to the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.10	2015 Long-Term Incentive Equity Plan (incorporated by reference from Annex G of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).
10.11	Form of Executive Stock Option Agreement (incorporated by from Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on March 23, 2016).
10.12	Form of Subscription Agreement (incorporated by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2015).
10.13	Form of Warrant (incorporated by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2015).

Exhibit No.	Description
10.14	Expense Reimbursement Agreement, dated as of November 23, 2015, by and between Long Island Iced Tea Corp. and Magnum Vending Corp. (incorporated from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on November 24, 2015).
10.15	Credit and Security Agreement, dated as of November 23, 2015, by and among Long Island Brand Beverages, LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 24, 2015).
10.16	Form of Secured Convertible Promissory Note (incorporated from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 24, 2015).
10.17	Form of Brentwood Warrant (incorporated from Exhibit C to the Credit and Security Agreement). (incorporated from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 24, 2015).
10.18	Form of Parent Guaranty (incorporated from Exhibit D to the Credit and Security Agreement). (incorporated from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 24, 2015).
10.19	Registration Rights Agreement, dated as of December 3, 2015, by and among Long Island Brand Beverages, LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2015).
10.20	Pledge and Escrow Agreement, dated as of December 3, 2015, by and among Long Island Iced Tea Corp., Brentwood LIIT Inc. and Graubard Miller (incorporated from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 16, 2015).
10.21	First Amendment to Credit and Security Agreement, effective as of January 10, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp., and Brentwood LIIT Inc. (incorporated from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 20, 2016).
10.22	Second Amendment to Credit and Security Agreement, effective as of April 7, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp., and Brentwood LIIT Inc. (incorporated from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2016).
10.23	Amendment No. 1 to Registration Rights Agreement, dated as of April 7, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 8, 2016).
10.24*	Consulting Agreement, dated as of June 17, 2015 and Amendment No. 1 thereto, dated as of June 6, 2016, by and between Long Island Iced Tea Corp. and Julian Davidson.
10.25*	Form of Employment Agreement by and between Long Island Iced Tea Corp. and Julian Davidson.
10.26*	Employment Agreement, dated as of June 1, 2016, by and between Long Island Iced Tea Corp. and Richard B. Allen.
21.1	List of subsidiaries (incorporated by from Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 23, 2016).
23.1	Consent of Marcum LLP.
23.2	Consent of Graubard Miller (incorporated from Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page of the initial filing and Amendment No. 2 of the Registration Statement).
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Scheme.
101.CAL*	XBRL Taxonomy Calculation Linkbase.
101.DEF*	XBRL Taxonomy Definition Linkbase.

Exhibit No.	Description
101.LAB*	XBRL Taxonomy Label Linkbase.
101.PRE*	XBRL Taxonomy Presentation Linkbase.

*	Previously filed.
(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the selling agents at the closing specified in the selling agent agreement certificates in such denominations and registered in such names as required by selling agents to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	For purposes of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 27th day of June, 2016.

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas Name: Philip Thomas Title: Chief Executive Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Philip Thomas Philip Thomas	Chief Executive Officer (Principal Executive Officer)	June 27, 2016
* Richard Allen	Chief Financial Officer (Principal Financial Officer)	June 27, 2016
* James Meehan	Chief Accounting Officer (Principal Accounting Officer)	June 27, 2016
* Julian Davidson	Executive Chairman	June 27, 2016
* Edward Hanson	Director	June 27, 2016
* Kerry Kennedy	Director	June 27, 2016
* Richard Roberts	Director	June 27, 2016
* Paul Vassilakos	Director	June 27, 2016
* Tom Cardella	Director	June 27, 2016
*By:	/s/ Philip Thomas Philip Thomas, attorney-in-fact